As filed with the Securities and Exchange Commission on December ___, 2004
                                                      Registration No. 333-_____
 ===============================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                   ----------
                       KRONOS ADVANCED TECHNOLOGIES, INC.
                (Name of registrant as specified in its charter)
           Nevada                            6799                 87-0440410
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)   Classification Code Number) Identification No.)

                                                         Daniel R. Dwight
            464 Common Street                           464 Common Street
                Suite 301                                   Suite 301
       Belmont, Massachusetts 02478                 Belmont, Massachusetts 02478
              (617) 993-9965                                (617) 993-9965
     (Name, address, and telephone                 (Address and telephone number
    of principal executive offices)                 number of agent for service)

                                   Copies to:
         Clayton E. Parker, Esq.                     Ronald S. Haligman, Esq.
        Kirkpatrick & Lockhart LLP                   Kirkpatrick & Lockhart LLP
       201 South Biscayne Boulevard                 201 South Biscayne Boulevard
                Suite 2000                                  Suite 2000
           Miami, Florida 33131                        Miami, Florida 33131
        Telephone: (305) 539-3300                     Telephone: (305) 539-3300
        Telecopier: (305) 358-7095                   Telecopier: (305) 358-7095

         Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration statement for the offering. [ ]
         If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================================================================================================
                                                        Proposed Maximum   Proposed Maximum       Amount
      Title Of Each Class                Amount          Offering Price        Aggregate      Of Registration
Of Securities To Be Registered      To Be Registered      Per Share(1)     Offering Price(1)      Fee(2)
----------------------------------------------------------------------------------------------------------------
Common stock, par value $0.001       112,844,493 (2)          $0.15        $16,926,673.95       $2,144.61
  per share
----------------------------------------------------------------------------------------------------------------
TOTAL                                112,844,493 (2)          $0.15        $16,926,673.95       $2,144.61
----------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of December 3, 2004.
(2) Of these shares, 102,040,816 shares are being registered under a Standby Equity Distribution Agreement, 2,941,177 shares were issued as a commitment fee pursuant to the Standby Equity Distribution Agreement, 62,500 shares were issued as a placement agent fee pursuant to the Standby Equity Distribution Agreement and 7,800,000 shares were issued pursuant to a private placement.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          Preliminary Prospectus Subject to completion, dated December ___, 2004

                                   PROSPECTUS

                        KRONOS ADVANCED TECHNOLOGIES INC.
                       112,844,493 Shares of Common Stock

         This prospectus relates to the sale of up to 112,844,493 shares of Kronos Advanced Technologies, Inc.'s common stock by certain persons who are, or will become, stockholders of Kronos. The selling stockholders consist of:

     o Cornell Capital Partners, which intends to sell up to an aggregate amount of 109,981,993 shares of common stock, which includes 102,040,816 shares of common stock pursuant to a Standby Equity Distribution Agreement, 5,000,000 shares of common stock previously purchased in a private placement and 2,941,177 shares of common stock issued as a commitment fee pursuant to the Standby Equity Distribution Agreement.

     o Newbridge Securities Corporation, an unaffiliated registered broker-dealer retained by Kronos in connection with the Standby Equity Distribution Agreement, which intends to sell 62,500 shares of common stock issued as a placement agent fee.

     o A group of accredited investors, which intends to sell 2,800,000 shares of common stock previously purchased in a private placement.

         Please refer to "Selling Stockholders" beginning on page 14.

         Kronos is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Kronos will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement. All costs associated with this registration will be borne by Kronos.

         The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. These prices will fluctuate based on the demand for the shares of our common stock. On November 26, 2004, the last reported sale price of our common stock was $0.20 per share.

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Pursuant to the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Kronos 98% of the lowest volume weighted average price of the common stock during the 5 consecutive trading-day period immediately following the notice date. The 2% discount on the purchase of the common stock to be received by Cornell Capital Partners and the commitment fee are underwriting discounts. In addition, Cornell Capital Partners is entitled to retain 5% of the proceeds raised by Kronos under the Standby Equity Distribution Agreement. In addition, Kronos has agreed to pay Cornell Capital Partners a one-time commitment fee of 2,941,177 shares of our common stock.

         Kronos engaged Newbridge Securities Corporation, an unaffiliated registered broker-deal, to advise us in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation was paid a fee of $10,000 by the issuance of 62,500 shares of Kronos' common stock.

         Kronos' common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Act of 1934. Brokers/Dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.

         Our common stock is quoted on the Over-the-Counter- Bulletin Board under the symbol "KNOS.OB."

         These securities are speculative and involve a high degree of risk. Please refer to "Risk Factors" beginning on page 6.

         With the exception of Cornell Capital Partners, which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is December ___, 2004.

                                TABLE OF CONTENTS

                                                                            Page

PROSPECTUS SUMMARY...........................................................1
THE OFFERING.................................................................3
SUMMARY CONSOLIDATED FINANCIAL INFORMATION...................................4
RISK FACTORS.................................................................6
FORWARD-LOOKING STATEMENTS..................................................13
SELLING STOCKHOLDERS........................................................14
USE OF PROCEEDS.............................................................16
DILUTION....................................................................17
STANDBY EQUITY DISTRIBUTION AGREEMENT.......................................18
PLAN OF DISTRIBUTION........................................................20
MANAGEMENT'S DISCUSSION AND ANALYSIS........................................22
DESCRIPTION OF BUSINESS.....................................................29
MANAGEMENT..................................................................34
DESCRIPTION OF PROPERTY.....................................................40
LEGAL PROCEEDINGS...........................................................40
PRINCIPAL STOCKHOLDERS......................................................41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................42
DESCRIPTION OF SECURITIES...................................................47
EXPERTS.....................................................................52
LEGAL MATTERS...............................................................52
HOW TO GET MORE INFORMATION.................................................52
PART II  .................................................................II-1
FINANCIAL STATEMENTS.......................................................F-1



         Our audited financial statements for the fiscal year ended June 30, 2004, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY

         Kronos Advanced Technologies, Inc. is a high technology industrial company focused on developing, marketing and selling products using the Company's proprietary air movement and purification technology. Kronos is pursuing commercialization of its patented technology in a limited number of markets; and if we are successful, we intend to enter additional markets in the future. To date, our ability to execute our strategy has been restricted by our limited amount of capital.

         The Kronos(TM) technology combines high voltage electronics and electrodes. By combining these technologies, a Kronos(TM)-based device can both move and clean air without any moving parts. Kronos(TM) devices are versatile, energy- and cost-efficient and capable of multiple design forms. As a result, Kronos(TM) devices have the immediate potential to be used as a standalone product or to replace a range of heating, ventilation and air conditioning products for residential usage to high efficiency particulate air filtration systems for operating and manufacturing clean rooms.

         The proprietary Kronos(TM) technology involves the application of high voltage management across paired electrical grids to create an ion exchange that moves and purifies air. Kronos(TM) technology has numerous valuable characteristics. It moves air and gases at high velocities while removing odors, smoke and particulates and killing pathogens, including bacteria and mold. The technology is cost-effective and is more energy efficient than current alternative fan and filter (including HEPA filter and ultraviolet light based) technologies. Although no commercial products using the Kronos(TM) technology have been sold to date, in August 2004, the Company and its strategic consumer products partner, HoMedics, Inc., initiated the transition to mass production of the Kronos-based consumer standalone product line.

         A number of the scientific claims of the Kronos(TM) technology have been tested by the U. S. government and a few multi-national companies, including the U. S. Department of Energy, the U. S. Department of Defense, General Dynamics, Underwriters Laboratory, and Intel. Independent laboratory testing has verified the purification capability of the Kronos(TM) technology. Tests conducted at MicroTest Laboratories, LMS Industries and New Hampshire Materials Laboratory demonstrated HEPA Clean Room Class 1000 quality particulate reduction, removal of over 99.97% of 0.1 micron and above size particles, and up to 95% reduction of hazardous gases, including numerous contaminants found in cigarette smoke. Intertek, one of the global leaders for testing electrical and electronic products, performed tobacco smoke elimination tests in accordance with ANSI/AHAM AC-1-1988 standard entitled "American National Standard Method for Measuring Performance of Portable Household Electric Cord-Connected Room Air Cleaners." The test demonstrated a Clean Air Delivery Rate (CADR) for the Kronos air purifier of over 300. These results place the Kronos(TM) device in one of the highest categories of particulate cleaning for standalone devices.

         Kronos' business development strategy is to sell and license the Kronos(TM) technology to six distinct market segments: (1) air movement and purification (residential, health care, hospitality, and commercial facilities);
(2) air purification for unique spaces (cleanrooms, airplanes, automotive, and cruise ships); (3) specialized military (naval vessels, closed vehicles and mobile facilities); (4) embedded cooling and cleaning (electronic devices and medical equipment); (5) industrial scrubbing (produce storage and diesel and other emissions); and (6) hazardous gas destruction (incineration and chemical facilities).

         Kronos' initial focus is on the first three of these market segments which are described in more detail below. Kronos is currently developing products for the air movement and purification, air purification for unique spaces, and specialized military through specific customer contracts. These contracts are described in more detail in the Technology Application and Product Development section of this filing.

     o Air Movement and Purification. Indoor air pollution, including "sick building syndrome" and "building related illness," is primarily caused by inadequate ventilation, chemical contaminants from indoor and outdoor sources and biological contaminants. The addressable air movement and purification segment is made up of four principal applications: (1) residential, (2) health care, (3) hospitality and
          (4) commercial. Kronos is seeking to leverage the product development, production and funding resources of HoMedics, Kronos' strategic partner for consumer-based residential applications, to develop and manufacturer standalone products for other air movement and purification applications.

     o Air Purification for Unique Spaces. Electronics, semiconductor, pharmaceutical, aerospace, medical and many other producers depend on cleanroom technology. As products such as electronic devices become smaller, the chance of contamination in manufacturing becomes higher. For pharmaceutical companies, clean, safe and contaminant-free products are imperative to manufacturing and distributing a viable product. Other potential applications for the Kronos(TM) technology include closed environments such as aircraft, cruise ships and other transportation modes that require people to breathe contaminated, re-circulated air for extended periods. Kronos is building on its product development effort with its strategic partner in the business jet market and the U.S. military to serve other closed environment applications.

     o Specialized Military. Military personnel face the worst of all possible worlds: indoor air pollution, often in very confined spaces for extended periods, combined with the threat of biological warfare, nuclear fallout, and other foreign elements. We believe that the military market segment offers Kronos a unique opportunity to leverage the technical and funding resources of the U. S. military to expand Kronos' ability to develop and produce Kronos(TM)-based air movers and purifiers for applications that require these products to be embedded into ventilation systems to address the needs of military personnel.

         To best serve Kronos' targeted market segments, our Company is developing specific product applications across two distinct product application platforms. A Kronos(TM) device can be either used as a standalone product or can be embedded. Standalone products are self-contained and only require the user to plug the Kronos(TM) device into a wall outlet to obtain air filtration for their home, office or hotel room. Embedded applications of the Kronos(TM) technology require the technology be added into another system such as a building ventilation system for more efficient air movement and filtration or into an electrical device such as computer or medical equipment to replace the cooling fan.

         Kronos' common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Act of 1934. Brokers/Dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, brokers/dealers are required to determine whether an investment in a penny stock is suitable investment for a prospective investor.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement to be available under the Standby Equity Distribution Agreement, at a recent price of $0.20 per share, we would issue 102,040,816 shares of common stock to Cornell Capital Partners to receive a maximum amount of gross proceeds equal to $20,000,000. These shares would represent approximately 58% of our outstanding common stock upon issuance. We are registering 102,040,816 shares of common stock to be resold by Cornell Capital Partners pursuant to Standby Equity Distribution Agreement. We anticipate that achievement of our business plan will require approximately $4,000,000 over the next 12 months. We intend to satisfy $2,000,000 of this from the Equity Backed Promissory Note. We intend to attempt to satisfy the remaining $2,000,000 from sources other than the Equity Backed Promissory Note and the Standby Equity Distribution Agreement.

         The significant downward pressure on our stock price caused by the sale of a significant number of shares under the Standby Equity Distribution Agreement could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

         We are registering 112,844,493 shares of common stock in this offering. These shares represent approximately 23% of our authorized capital stock and would upon issuance represent approximately 64% of the then issued and outstanding common stock and we anticipate all such shares will be sold in this offering. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to exert significant influence on Kronos in an election of directors.


                                    About Us

         Our principal place of business is located at 464 Common Street, Suite 301, Belmont, Massachusetts 02478. Our telephone number is (617)993-9965.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are, or will become, our stockholders. The selling stockholders consist of:

     o Cornell Capital Partners, which intends to sell up to an aggregate amount of 109,981,993 shares of common stock, which includes 102,040,816 pursuant to a Standby Equity Distribution Agreement, and 2,941,177 shares of common stock issued as a commitment fee pursuant to the Standby Equity Distribution Agreement and 5,000,000 shares of common stock previously purchased in a private placement .

     o Various accredited investors, which intend to sell up to an aggregate amount of 2,800,000 shares of common stock pursuant to a private placement.

     o Newbridge Securities Corporation, an unaffiliated broker-dealer retained by Kronos in connection with the Standby Equity Distribution Agreement, which intends to sell up to 62,500 shares of common stock issued as a placement agent fee.

         Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of our common stock for a total purchase price of $20 million. Cornell Capital Partners will purchase the shares of common stock for 98% of the lowest volume weighted average price of our common stock during the 5 trading days immediately following notice of our intent to make a draw down under the Standby Equity Distribution Agreement. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price.

         Based on our recent stock price of $0.20, we would have to issue to Cornell Capital Partners 102,040,816 shares of our common stock in order to draw down the entire $20 million available to us under the Standby Equity Distribution Agreement. As of November 26, 2004, we had 74,127,522 shares of common stock issued and outstanding.


Common Stock Offered                             112,844,493 shares by selling
                                                 stockholders

Offering Price                                   Market price

Common Stock Outstanding Before the Offering     74,127,522 shares

Use of Proceeds                                  We will not receive any
                                                 proceeds from the shares
                                                 offered by the selling
                                                 stockholders. Any proceeds we
                                                 receive from  the sale of
                                                 common stock under the Standby
                                                 Equity Distribution Agreement
                                                 will be used for general
                                                 corporate and working capital
                                                 purposes. See "Use of
                                                 Proceeds."

Risk Factors                                     The securities offered hereby
                                                 involve a high degree of risk
                                                 and immediate substantial
                                                 dilution. See "Risk Factors"
                                                 and "Dilution."

Over-the-Counter Bulletin Board Symbol           KNOS.OB

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The following is a summary of our Financial Statements, which are included elsewhere in this prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus as well as with our Financial Statements and the notes therewith.


                       KRONOS ADVANCED TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                               FOR THE QUARTER   FOR THE QUARTER
                                                   ENDED              ENDED           FOR THE YEAR         FOR THE YEAR
                                               SEPTEMBER 30,       SEPTEMBER 30,           ENDED                ENDED
                                                     2004               2003          June 30, 2004        June 30, 2003
STATEMENT OF OPERATION DATA:                     (UNAUDITED)        (UNAUDITED)          (AUDITED)            (AUDITED)
--------------------------------------------  --------------      --------------      --------------       -------------
Sales                                         $     241,533       $     130,017       $     533,220        $    558,590
Cost of sales                                       217,920              82,753             379,331             314,496
                                              --------------      --------------      --------------       -------------
Gross Profit                                         23,613              47,264             153,889             244,094
                                              --------------      --------------      --------------       -------------
Selling, General and Administrative expense:
  Compensation and benefits                         222,870             202,823             840,205           1,031,375
  Professional services                              52,339              43,638              60,517             116,251
  Research and development                           17,989              19,828             355,454           1,156,903
  Depreciation and amortization                      99,834              70,579             360,955             284,647
  Facilities                                         18,887              18,873              88,914              96,579
  Other selling general and administrative
  expenses                                           91,875              73,752             382,909             226,716
                                              --------------      --------------      --------------       -------------
Selling, General and Administrative expenses        503,794             429,493           2,088,954           2,912,471
                                              --------------      --------------      --------------       -------------
Net Operating Loss                                 (480,181)           (382,229)         (1,935,065)         (2,668,377)
Other Income                                              -                   -              56,000              83,380
Interest Expense                                   (141,609)           (168,270)           (615,831)           (184,845)
                                              --------------      --------------      --------------       -------------
Net Loss                                      $    (621,790)      $    (550,499)      $  (2,494,896)       $ (2,769,842)
                                              --------------      --------------      --------------       -------------
Basic Loss Per Share                          $       (0.01)              (0.01)      $        (0.4)       $       (0.6)
                                              ==============      ==============      ==============       =============
Diluted Loss Per Share                        $       (0.01)              (0.01)      $        (0.4)       $       (0.6)
                                              ==============      ==============      ==============       =============
Weighted average shares outstanding              61,323,845          53,973,647          57,760,785          48,258,340
                                              ==============      ==============      ==============       =============

                       KRONOS ADVANCED TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEETS


                                                                 FOR THE YEAR
                                                                     ENDED          FOR THE YEAR ENDED
                                                SEPTEMBER 30,       JUNE 30,              JUNE 30,
                                                    2004             2004                   2003
BALANCE SHEET DATA:                             (UNAUDITED)        (AUDITED)             (AUDITED)
-----------------------------------------    --------------     ---------------     ------------------
Assets
Current Assets
  Cash                                       $      40,933      $       69,063      $         641,178
  Accounts receivable, net                         123,544              97,544                 48,766
  Prepaids                                          17,827              71,050                 34,135
                                             --------------     ---------------     ------------------
    Total Current Assets                           182,304             237,657                724,079
                                             --------------     ---------------     ------------------
Net Property and Equipment                           4,823               6,292                 28,042

Other Assets
  Intangibles                                    2,208,798           2,253,029              2,487,473
                                             --------------     ---------------     ------------------
    Total Other Assets                           2,208,798           2,253,029              2,487,473
                                             --------------     ---------------     ------------------
Total Assets                                 $   2,395,925      $    2,496,978      $       3,239,594
                                             ==============     ===============     ==================
Liabilities and Shareholders' Deficit

Current Liabilities
  Accrued expenses and payables
  to directors and officers                  $     249,378      $       36,258      $       1,172,015
  Accounts payable                                 345,885             272,544                218,338
  Accrued expenses                                 405,621             312,347                174,677
  Deferred revenue                                   3,218               3,218                133,751
  Notes payable, current portion                   870,593             798,926                185,670
                                             --------------     ---------------     ------------------
    Total Current Liabilities                    1,874,695           1,423,293              1,884,451
                                             --------------     ---------------     ------------------
Redeemable Warrants                                      -                   -                805,300

Long Term Liabilities
  Notes payable to directors & officers          1,063,266           1,063,266                      -
  Notes payable                                  1,978,052           1,983,038              2,676,479
  Discounts on notes payable                      (514,940)           (589,260)              (893,046)
                                             --------------     ---------------     ------------------
    Total Long Term Liabilities                  2,526,378           2,457,044              1,783,433
                                             --------------     ---------------     ------------------
        Total Liabilities                        4,401,073           3,880,337              3,667,884
                                             --------------     ---------------     ------------------
Shareholders' Deficit
   Common stock, authorized 500,000,000
  shares of $0.001 par value, 61,323,845
  shares outstanding at September 30, and
  June 30, 2004 and 53,836,907 outstanding
  at June 30, 2003                                  61,323              61,323                 53,837
Capital in excess of par value                  18,578,019          18,578,018             16,240,378
Accumulated deficit                            (20,644,490)        (20,022,700)           (17,527,805)
                                             --------------     ---------------     ------------------
  Total Shareholders' Deficit                   (2,005,148)         (1,383,359)            (1,233,590)
                                             --------------     ---------------     ------------------
  Total Liabilities and Shareholders'
   Deficit                                   $   2,395,925      $    2,496,978      $       3,239,594
                                             ==============     ===============     ==================

                                  RISK FACTORS

         WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.


                          RISKS RELATED TO OUR BUSINESS


We Have A Limited Operating History With Significant Losses And Expect Losses To Continue For The Foreseeable Future

         We have only recently begun implementing our plan to prioritize and concentrate our management and financial resources to fully capitalize on our investment in Kronos Air Technologies and have yet to establish any history of profitable operations. We incurred an operating loss of $480,181 for the three months ended September 30, 2004. We incurred a net loss of $2.5 million for the fiscal year ended June 30, 2004. As a result, at September 30, 2004 and June 30, 2004, we had an accumulated deficit of $20.6 million and $20.0 million, respectively. Our revenues and cash flows from operations have not been sufficient to sustain our operations. We have sustained our operations through the issuance of our common stock and the incurrence of debt. We expect that our revenues and cash flows from operations may not be sufficient to sustain our operations for the foreseeable future. Our profitability will require the successful commercialization of our Kronos(TM) technologies. No assurances can be given that we will be able to successfully commercialize our Kronos(TM) technologies or that we will ever be profitable.

         Our ability to continue as a going concern will be dependent upon our ability to draw down on the Standby Equity Distribution Agreement which we have entered into with Cornell Capital Partners. If we incur any problems in drawing down the Standby Equity Distribution Agreement, we may experience significant liquidity and cash flow problems. If we are not successful in reaching and maintaining profitable operations we may not be able to attract sufficient capital to continue our operations. Our inability to obtain adequate financing will result in the need to curtail business operations and will likely result in a lower stock price.


There Is Substantial Doubt About Our Ability To Continue As A Going Concern Due To Insufficient Revenues To Cover Our Operating Costs, Which Means That We May Not Be Able To Continue Operations Unless We Obtain Additional Funding

         Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the years ended June 30, 2004 and June 30, 2003, relative to our ability to continue as a going concern. There is substantial doubt about our ability to continue as a going concern due to our Company's losses from operations and current liabilities exceed current assets. We anticipate that we will incur net losses for the immediate future. We expect our operating expenses to increase significantly, and, as a result, we will need to generate monthly revenue if we are to continue as a going concern. To the extent that we do not generate revenue at anticipated rates, we do not obtain additional funding, or that increases in our operating expenses precede or are not subsequently followed by commensurate increases in revenue, or that we are unable to adjust operating expense levels accordingly, we may not have the ability to continue on as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.


We Will Require Significant Additional Financing To Sustain Our Operations And Without It We Will Not Be Able To Continue Operations

         At September 30, 2004 and June 30, 2004, we had a working capital deficit of $1.7 million and $1.2 million, respectively. The Report of Independent Registered Public Accounting Firm for the year ended June 30, 2004, includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. For the three months ended September 30, 2004 and September 30, 2003, we had an operating cash flow deficit of $41,000 and $441,000, respectively. We currently do not have sufficient financial resources to fund our operations or pay certain existing obligations or those of our subsidiary. Therefore, we need substantial additional funds to continue these operations and pay certain existing obligations.

         If obtaining sufficient financing from the U. S. Navy, U. S. Army, HoMedics and /or Cornell Capital Partners were to be unavailable and if we are unable to commercialize and sell our products or technologies, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the funds available under the, U. S. Navy and U.S. Army SBIR contracts, HoMedics senior debt agreement and / or the Cornell Capital, Equity Backed Promissory Notes and Standby Equity Distribution Agreement, we may still need additional capital to fully implement our business, operating and development plans. At September 30, 2004 and June 30, 2004, we had a cash balance of $41,000 and $69,000, respectively. Should the financing we require to sustain our working capital needs be unavailable, or prohibitively expensive when we require it, we would be forced to curtail our business operations.

Existing Shareholders will Experience Significant Dilution from Our Sale of Shares under the Cornell Capital Equity Investment Agreement and Standby Equity Distribution Agreement and Any Other Equity Financing.

         The sale of shares pursuant to our agreement with Cornell Capital Partners, the exercise of HoMedics stock warrants or any other future equity financing transaction will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue under the Equity Investment Agreement and Standby Equity Distribution Agreement with Cornell Capital. If our stock price is lower, then our existing stockholders would experience greater dilution. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement with Cornell Capital or any other future equity financing transaction, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we do not know the exact amount of funds we will need.

Competition In The Market For Air Movement And Purification Devices May Result In The Failure Of The Kronos(TM) Products To Achieve Market Acceptance.

         Kronos presently faces competition from other companies that are developing or that currently sell air movement and purification devices. Many of these competitors have substantially greater financial, research and development, manufacturing, and sales and marketing resources than we do. Many of the products sold by Kronos' competitors already have brand recognition and established positions in the markets that we have targeted for penetration. In the event that the Kronos(TM) products do not favorably compete with the products sold by our competitors, we would be forced to curtail our business operations.

Our Failure To Enforce Protection Of Our Intellectual Property Would Have A Material Adverse Effect On Our Business

         A significant part of our success depends in part on our ability to obtain and defend our intellectual property, including patent protection for our products and processes, preserve our trade secrets, defend and enforce our rights against infringement and operate without infringing the proprietary rights of third parties, both in the United States and in other countries. Our limited amount of capital impedes our current ability to protect and defend our intellectual property.

         In November 2004, Kronos received a Notice of Allowance from the United States Patent and Trademark Office indicating that its application entitled "Electrostatic Fluid Accelerator" - Electrode Design Geometries has been examined and allowed for issuance as a U. S. patent. Kronos expects that the U.
S. Patent will issue in due course. The patent provides protection for key aspects of Kronos' technology until late in 2021. Also in November 2004, Kronos received formal notification from the Australian Patent Office indicating that its application entitled "Electrostatic Fluid Accelerator" has been examined and allowed for issuance as an Australian patent (#773626). In October 2004, Kronos received a Notice of Allowance from the United States Patent and Trademark Office indicating that its application entitled "Electrostatic Fluid Accelerator" - Power Supply Management and Control has been examined and allowed for issuance as a U. S. patent. Kronos expects that the U. S. Patent will issue in due course. The patent provides protection for key aspects of Kronos' technology until late in 2021. In April 2004, Kronos received formal notification from the United States Patent and Trademark Office indicating that its application entitled "Electrostatic Fluid Accelerator for and a Method of Controlling Fluid" has been examined and allowed for issuance as a U. S. patent (#6,727,657). The patent provides protection for key aspects of Kronos' technology until late in 2021. In December 2003, Kronos received formal notification from the United States Patent and Trademark Office indicating that its application entitled "Method of and Apparatus for Electrostatic Fluid Acceleration Control of a Fluid Flow" has been examined and allowed for issuance as a U. S. patent (#6,664,741). The patent provides protection for key aspects of Kronos' technology until late in 2020. In January 2003, Kronos received formal notification from the United States Patent and Trademark Office indicating that its application entitled "Electrostatic Fluid Accelerator" had been examined and allowed for issuance as a U. S. patent (#6,504,308). The patent will provide protection for key aspects of Kronos' technology until late in 2019. We have additional U. S. and foreign patent applications pending. The validity and breadth of our intellectual property claims in ion wind generation and electrostatic fluid acceleration and control technology involve complex legal and factual questions and, therefore, may be highly uncertain. Despite our efforts to protect our intellectual proprietary rights, existing copyright, trademark and trade secret laws afford only limited protection.

         Our industry is characterized by frequent intellectual property litigation based on allegations of infringement of intellectual property rights. Although we are not aware of any intellectual property claims against us, we may be a party to litigation in the future.

Possible Future Impairment Of Intangible Assets Would Have A Material Adverse Effect On Our Financial Condition

         Our net intangible assets of approximately $2.2 million as of September 30, 2004 consist principally of purchased patent technology and marketing intangibles, which relate to the acquisition of Kronos Air Technologies, Inc. in March 2000 and to the acquisition of license rights to fuel cell, computer and microprocessor applications of the Kronos(TM) technology not included in the original acquisition of Kronos Air Technologies, Inc. in May 2003. Intangible assets comprise 92% of our total assets as of September 30, 2004. Intangible assets are subject to periodic review and consideration for potential impairment of value. Among the factors that could give rise to impairment include a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, and projections or forecasts that demonstrate continuing losses associated with these assets. In the case of our intangible assets, specific factors that could give rise to impairment would be, but are not limited to, an inability to obtain patents, the untimely death or other loss of Dr. Igor Krichtafovitch, the lead inventor of the Kronos(TM) technology and Kronos Air Technologies Chief Technology Officer, or the ability to create a customer base for the sale or licensing of the Kronos(TM) technology. Should an impairment occur, we would be required to recognize it in our financial statements. A write-down of these intangible assets could have a material adverse impact on our total assets, net worth and results of operations.

Our Common Stock Is Deemed To Be "Penny Stock," Subject To Special Requirement And Conditions And May Not Be A Suitable Investment

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stocks:

     o    With a price of less than $5.00 per share;

     o    That are not traded on a "recognized" national exchange;

     o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

     o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to resell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

We Rely On Management And Research Personnel, The Loss Of Whose Services Could Have A Material Adverse Effect Upon Our Business

         We rely principally upon the services of our senior executive management, and certain key employees, including the Kronos research team, the loss of whose services could have a material adverse effect upon our business and prospects. Competition for appropriately qualified personnel is intense. Our ability to attract and retain highly qualified senior management and technical research and development personnel are believed to be an important element of our future success. Our failure to attract and retain such personnel may, among other things, limit the rate at which we can expand operations and achieve profitability. There can be no assurance that we will be able to attract and retain senior management and key employees having competency in those substantive areas deemed important to the successful implementation of our plans to fully capitalize on our investment in the Kronos(TM) technology, and the inability to do so or any difficulties encountered by management in establishing effective working relationships among them may adversely affect our business and prospects. Currently, we do not carry key person life insurance for any of our executive management, or key employees.

We May Not Be Able To Access Sufficient Funds When Needed Under The Standby Equity Distribution Agreement And The Price Of Our Common Stock Will Affect Our Ability To Draw Down On The Standby Equity Distribution Agreement

         Currently, we are dependent upon external financing to fund our operations. Our financing needs are expected to be provided, in large part, by our Standby Equity Distribution Agreement. The amount of each advance under the Standby Equity Distribution Agreement is subject to a maximum amount equal to $1,500,000. Because of this maximum advance restriction, we may not be able to access sufficient funds when needed. If the market price of our shares of common stock declines, we would be required to issue more shares of common stock in order to draw down the same dollar amount of an advance than if our stock price were higher. Our Articles of Incorporation currently authorize Kronos to issue 500 million shares. In the event that we do not obtain shareholder approval to amend our Articles of Incorporation and increase our authorized common stock, we will obtain lower net proceeds from the Standby Equity Distribution if the price of our common stock declines.

         In addition, there is an inverse relationship between the price of our common stock and the number of shares of common stock, which will be issued under the Standby Equity Distribution Agreement. Based on our recent stock price of $0.20, we would have to issue to Cornell Capital Partners 120,048,109 shares of our common stock in order to draw down the entire $20 million available to us under the Standby Equity Distribution Agreement. We are registering 102,040,816 shares of our common stock under the Standby Equity Distribution Agreement in the accompanying registration statement. Our Articles of Incorporation currently authorize Kronos to issue 500 million shares and, as of November 26, 2004, we had 74,127,522 shares of common stock issued and outstanding. In the event we desire to draw down any available amounts remaining under the Standby Equity Distribution Agreement after we have issued the 102,040,816 shares being registered in the accompanying registration statement, we will have to file a new registration statement to cover such additional shares that we would issue for additional draw downs on the Standby Equity Distribution Agreement. Unless we obtain profitable operations, it is unlikely that we will be able to secure additional financing from external sources other than our Standby Equity Distribution Agreement. Therefore, if we are unable to draw down on our Standby Equity Distribution Agreement, we may be forced to curtail or cease our business operations.

         In addition, pursuant to the terms of the Standby Equity Distribution Agreement, Cornell Capital Partners may not own more than 9.9% of our outstanding shares of common stock. In the event Cornell Capital Partners is unable to sell the shares of our common stock that are issued after we receive an advance in order to keep them below 9.9% beneficial ownership, we might not be able to draw down additional funds when needed under the Standby Equity Distribution Agreement. Therefore, if we are unable to draw down on our Standby Equity Distribution Agreement, we may be forced to curtail or cease our business operations.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly

         Our common stock is currently traded on the Over-the-Counter Bulletin Board. During most of 2003, our common stock was traded on the "Pink Sheets". Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock is thinly traded compared to larger, more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock traded in an active public market. The average daily trading volume of our common stock in November 2004 was 188,500 shares. The high and low bid price of our common stock for the last two years has been $0.450 and $0.085, respectively. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

We May Be Unable To Manage Growth

         Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

     o    Establish definitive business strategies, goals and objectives.

     o    Maintain a system of management controls.

     o Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

         If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

                         RISKS RELATED TO THIS OFFERING

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Some of our shareholders, including officers and directors are the holders of "restricted securities". These restricted securities may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. As of November 26, 2004, approximately 18,848,310 shares of our common stock are deemed restricted.

         Upon completion of this offering, and assuming all shares registered in this offering are resold in the public market, there will be an additional 112,844,493 shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement.

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Standby Equity Distribution Agreement And The Conversion Of Convertible Debentures

         The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. At a recent stock price of $0.20, we would have to issue 102,040,816 shares of common stock to draw down the entire $20 million available to us under the Standby Equity Distribution Agreement. We are registering 102,040,816 shares of our common stock under the Standby Equity Distribution Agreement in the accompanying registration statement. These shares would represent approximately 58% of our outstanding common stock upon issuance.


The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

         The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 112,844,493 shares of common stock, the number of shares being registered in this offering may be sold. Such sales may cause our stock price to decline.

Cornell Capital Partners Will Pay Less Than The Then-Prevailing Market Price And Will Have An Incentive To Sell Its Shares

         Cornell Capital Partners will purchase shares of our common stock pursuant to the Standby Equity Distribution Agreement at a purchase price that is less than the then-prevailing market price of our common stock. Cornell Capital Partners will have an incentive to immediately sell any shares of Kronos common stock that it purchases pursuant to the Standby Equity Distribution Agreement to realize a gain on the difference between the purchase price and the then-prevailing market price of our common stock. To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

         In addition, pursuant to the Standby Equity Distribution Agreement, Cornell Capital Partners has the ability to sell shares of Kronos common stock corresponding to a particular advance notice by Kronos even if such shares of common stock have not yet been delivered to Cornell Capital partners. Such sales may cause our stock price to decline.

The Sale Of Material Amounts Of Common Stock Under The Accompanying Registration Statement Could Encourage Short Sales By Third Parties

         The significant downward pressure on our stock price caused by the sale of a significant number of shares under the Standby Equity Distribution Agreement could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. The presence of short sellers in our common stock may further depress the price of our common stock.

The Price You Pay In This Offering Will Fluctuate

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.


The Issuance Of Shares Of Common Stock Under This Offering Could Result In A Change Of Control

         We are registering 112,844,493 shares of common stock in this offering. These shares represent approximately 24% of our authorized capital stock and would upon issuance represent approximately 64% of the then issued and outstanding common stock and we anticipate all such shares will be sold in this offering. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to exert significant influence on Kronos in an election of directors.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. A description of each selling stockholder's relationship to Kronos and how each selling stockholder acquired or will acquire the shares to be sold in this offering is detailed in the information immediately following this table.


                                                 Percentage of        Shares to be
                                                  Outstanding        Acquired under                        Percentage of
                                  Shares             Shares            the Standby                             Shares
                               Beneficially       Beneficially           Equity           Shares to be      Beneficially
                               Owned Before       Owned Before        Distribution        Sold in the       Owned After
    Selling Stockholder          Offering         Offering (1)          Agreement           Offering        Offering(1)
-------------------------      -------------      --------------     ----------------     --------------   --------------
Cornell Capital Partners,
  L.P.                          7,941,177(2)              10.72%       102,040,816(3)      109,981,993(3)              0%
Richard Sun                        1,425,000               1.93%                   --         1,425,000                0%
Fred Gumbinner                       400,000                   *                   --           400,000                0%
James Hunt                           237,500                   *                   --           237,500                0%
Walter Mazan                         190,000                   *                   --           190,000                0%
Sheldon Katz                         142,500                   *                   --           142,500                0%
James Cheng                          142,500                   *                   --           142,500                0%
Robert Balcerak                      142,500                   *                   --           142,500                0%
New Vantage Group                    120,000                   *                   --           120,000                0%
Newbridge Securities
  Corporation                         62,500                   *                   --            62,500                0%
                               -------------      --------------     ----------------     --------------   --------------
Total                             10,803,677              14.59%          102,040,816        112,844,493               0%
                               =============      ==============     ================     ==============   ==============

-----------------
*        Less than 1%.
(1) Applicable percentage of ownership is based on 74,127,522 shares of common stock outstanding as of November 26, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of November 26, 2004. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of November 26, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2) The 7,941,177 shares of common stock represent: (a) 5,000,000 shares of common stock purchased in a private placement and (b) 2,941,177 shares of common stock issued as a commitment fee in connection with the Standby Equity Distribution Agreement.
(3) We are registering 102,040,816 shares of common stock to be resold by Cornell Capital Partners under the Standby Equity Distribution Agreement. In the event we desire to draw down any available amounts remaining under the Standby Equity Distribution Agreement after we have issued the 102,040,816 shares being registered in the accompanying registration statement, we will have to file a new registration statement to cover such additional shares that we would issue for additional draw downs under the Standby Equity Distribution Agreement.

         The following information contains a description of the selling stockholder's relationship to Kronos and how the selling stockholder acquired the shares to be sold in this offering. The selling stockholders have not held a position or office, or had any other material relationship, with Kronos, except as follows:

Shares Acquired In Financing Transaction With Kronos

     o    Cornell  Capital  Partners,  L.P.  Cornell  Capital  Partners  is  the
          investor under an equity investment agreement, Equity-Backed Promissory Notes and the Standby Equity Distribution Agreement and the holder of convertible debentures. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Kronos. That transaction is explained below:

     o Standby Equity Distribution Agreement. On October 15, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of our common stock for a total purchase price of up to $20 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Kronos 98% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 trading days immediately following the notice date. Further, Cornell Capital Partners will retain a fee of 5% of each advance under the Standby Equity
          Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a commitment fee in the form of 2,941,177 shares of our common stock.

          We are registering 109,981,993 shares in this offering that may be resold by Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement in addition to the shares registered in this offering in connection with the commitment fee under the Standby Equity Distribution Agreement.

     o $500,000 Equity Investment. On October 15, 2004, Kronos entered into a Securities Purchase Agreement with Cornell Capital Partners. Pursuant to the Securities Purchase Agreement, Kronos sold 5,000,000 shares of Kronos' restricted common stock to Cornell Capital Partners. In connection with the sale of shares of common stock to Cornell Capital Partners, LP, Kronos and Cornell Capital Partners entered into an Investor Registration Rights Agreement, dated October 15, 2004, whereby Kronos is obligated to file a registration statement with the United States Securities and Exchange Commission covering such shares of common stock sold to Cornell Capital Partners.

     o $280,000 Equity Investment. On November 16, 2004, Kronos entered into a Securities Purchase Agreement with a group of accredited investors. Pursuant to the Securities Purchase Agreement, Kronos sold 2,800,000 shares of Kronos' restricted common stock to these accredited investors. In connection with the sale of shares of common stock to accredited investors, Kronos and the investors entered into an Investor Registration Rights Agreements, dated November 16, 2004.

There Are Certain Risks Related To Sales By Cornell Capital Partners

         There are certain risks related to sales by Cornell Capital Partners, including:

     o The outstanding shares are issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater chance that Cornell Capital Partners gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

     o To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

     o The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stock could encourage short sales by third parties. This could place further downward pressure on the price of the common stock.

     o Newbridge Securities Corporation is a registered broker-dealer that we engaged to advise us in connection with the Standby Equity Distribution Agreement. Guy Amico makes the investment decisions on behalf of Newbridge Securities Corporation. We paid Newbridge Securities Corporation a fee of $10,000 payable in 62,500 shares of our common stock. Kronos is registering these shares in this offering.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and resold from time to time by the selling stockholders. There will be no proceeds to us from the resale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 98% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the 5 days immediately following the notice date. Kronos will pay Cornell Capital Partners 5% of each advance as an additional fee.

         Kronos is registering 102,040,816 shares of common stock for issuance under the Standby Equity Distribution Agreement. At a recent price of $0.20 per share, Kronos would receive gross proceeds of $20 million.

         For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000 plus 5% retainage payable to Cornell Capital Partners.


Gross Proceeds                  $ 4,000,000     $ 10,000,000      $ 15,000,000     $ 20,000,000
5% Retainage                        200,000          500,000           750,000        1,000,000
Offering Expenses                    85,000           85,000            85,000           85,000
Net Proceeds                    $ 3,715,000      $ 9,415,000      $ 14,165,000     $ 18,915,000

Use of Proceeds:
Corporate and Working Capital     3,715,000        9,415,000        14,165,000       18,915,000

Total                           $ 3,715,000      $ 9,415,000      $ 14,165,000     $ 18,915,000


         Kronos has represented to Cornell Capital Partners that the net proceeds we receive under the Standby Equity Distribution Agreement will be used for general corporate purposes. In no event will the net proceeds we receive under the Standby Equity Distribution Agreement be used by Kronos for the payment (or loaned to any such person for the payment) of any judgment, or other liability, incurred by any executive officer, officer, director or employee of Kronos, except for any liability owed to such person for services rendered, or if any judgment or other liability is incurred by such person originating from services rendered to Kronos or Kronos has indemnified such person from liability.

                                    DILUTION

         The net tangible book value of our Company as of September 30, 2004 was ($4,213,946) or ($0.0687) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of our Company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our Company, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the standby equity distribution agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the standby equity distribution agreement. The following example shows the dilution to new investors at an offering price of $0.1960 per share, which is 98% of a recent share price of $0.20.

         If we assume that our Company had issued 102,040,816 shares of common stock under the Standby Equity Distribution Agreement at an assumed offering price of $0.1960 per share (i.e., the maximum number of shares needed in order to raise a total of $20 million available under the Standby Equity Distribution Agreement), less retention fees of $1,000,000 and offering expenses of $85,000, our net tangible book value as of September 30, 2004 would have been $14,701,054 or $0.0900 per share. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.1587 per share and an immediate dilution to new stockholders of $0.1060 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                 $0.1960
Net tangible book value per share before this offering     ($0.0687)
Increase attributable to new investors                      $0.1587
                                                           ---------
Net tangible book value per share after this offering                   $0.0900
                                                                        --------
Dilution per share to new stockholders                                  $0.1060
                                                                        ========

         The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

              Assumed           No. of Shares to be     Dilution Per Share to
           Offering Price             ISSUED (1)             New Investors
           --------------       -------------------     ---------------------
              $0.1960               102,040,816                $0.1060
              $0.1470               136,054,422                $0.0585
              $0.0980               204,081,632                $0.0322
              $0.0490               408,163,265                $0.0118

(1) Kronos is registering 102,040,816 shares of common stock.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

         Summary. On October 15, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of our common stock for a total purchase price of up to $20 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay us 98% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. Further, Cornell Capital Partners will retain a fee of 5% of each advance under the Standby Equity Distribution Agreement. In addition, we paid Cornell Capital Partners a commitment fee under the Standby Equity Distribution Agreement in the form of 2,941,177 shares of our common stock. In the event the Standby Equity Distribution Agreement is terminated in accordance with the terms of the agreement, or Kronos does not forward any advance notices during the term of the agreement, Cornell Capital Partners will return 2,000,000 shares of common stock issued previously as a commitment fee. We also paid Cornell Capital Partners a non-refundable due-diligence fee equal to $2,500 to defray the costs of performing due diligence on us. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received a fee of $10,000 paid in 62,500 shares of our common stock. We paid counsel to Cornell Capital Partners $15,000 for their legal, administrative and escrow fees. In addition, on each advance date, we will pay counsel to Cornell Capital Partners the sum of $500 for additional legal, administrative and escrow fees. Kronos is registering 102,040,816 shares of common stock for the Standby Equity Distribution Agreement pursuant to the accompanying registration statement. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the Standby Equity Distribution Agreement.

         Standby Equity Distribution Agreement Explained. Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 7 trading days with a maximum of $1,500,000 per advance. A closing will be held 6 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount.

         We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $20 million or 24 months after the effective date of the accompanying registration statement, whichever occurs first.

         The amount of each advance is limited to a maximum draw down of $1,500,000 every 7 trading days. At a recent stock price of $0.20, we would have to issue 9,003,601 shares of common stock to Cornell Capital Partners to draw down the maximum advance amount of $1,500,000. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances are conditioned upon us registering the shares of common stock with the Securities and Exchange Commission. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement to be available under the Standby Equity Distribution Agreement, at a recent price of $0.20 per share, we would issue 102,040,816 shares of common stock to Cornell Capital Partners for gross proceeds of $20 million. These shares would represent approximately 58% of our outstanding common stock upon issuance. We are registering 102,040,816 shares of common stock to be resold by Cornell Capital Partners pursuant to Standby Equity Distribution Agreement.

         You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity

Distribution Agreement for a Given Advance. The issuance of a larger number of shares under the Standby Equity Distribution Agreement may result in a change of control. That is, if all or a significant block of such shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to assume control of Kronos by electing its or their own directors.

         You should also be aware that in order for us to utilize the full $20 million available under the Standby Equity Distribution Agreement, it may be necessary for our shareholders to approve an increase in our authorized common stock and for us to register additional shares of common stock. This is currently the case based on the stock price of $0.20 as of November 26, 2004. Kronos is authorized in its Articles of Incorporation to issue up to 500,000,000 shares of common stock. As of November 26, 2004, Kronos had 74,127,522 shares of common stock outstanding. Kronos is registering 102,040,816 shares of common stock hereunder to be issued under the Standby Equity Distribution Agreement.

         Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

         We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Standby Equity Distribution Agreement, we paid Cornell Capital Partners a one-time commitment fee of in the form of 2,941,177 shares of Kronos common stock. In addition, we issued 62,500 shares of common stock to Newbridge Securities Corporation, a registered broker-dealer, as a placement agent fee.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders, and with the exception of Cornell Capital Partners as principal or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or
(ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay us 98% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. In addition, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. The 2% discount, the 5% retention and the one-time commitment fee are underwriting discounts. We engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Newbridge Securities Corporation received $10,000, which was paid by the issuance of 62,500 shares of our common stock. Pursuant to a Placement Agent Agreement, Newbridge Securities Corporation provided services consisting of reviewing the terms of the Standby Equity Distribution Agreement and advising us with respect to those terms. The Placement Agent Agreement is co-terminus with and will terminate upon the same terms as the Standby Equity Distribution Agreement.

         Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

         In consideration of Cornell Capital Partners' execution and delivery of the Standby Equity Distribution Agreement, Kronos will indemnify Cornell Capital Partners, and all of its officers, directors, partners, employees and agents, from and against any and all actions, causes of actions, suits, claims, losses, costs, penalties, fees, liabilities and damages incurred by the indemnified party as a result of, or relating to: (i) any misrepresentation or breach of any representation or warranty made by Kronos in the Standby Equity Distribution Agreement or Registration Rights Agreement in connection therewith or any other document contemplated thereby; (ii) any breach of any covenant, agreement or obligation of Kronos contained in the Standby Equity Distribution or the Registration Rights Agreement in connection therewith or any other document contemplated thereby; or (iii) any cause of action, suit or claim brought against such indemnified party and arising out of or resulting from the execution, delivery, performance or enforcement of the Standby Equity Distribution Agreement or any document in connection therewith.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: a SEC registration fee of $2,150, printing expenses of $2,500, accounting fees of $20,000, legal fees of $50,000 and miscellaneous expenses of $10,350. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following information should be read in conjunction with the consolidated financial statements of Kronos and the notes thereto appearing elsewhere in this filing. Statements in this Management's Discussion and Analysis and elsewhere in this prospectus that are not statements of historical or current fact constitute "forward-looking statements." For an overview of Kronos please see the section entitled Description of the Business which follows this section.

General

         Kronos is a high technology industrial company focused on developing, marketing and selling products using the Company's proprietary air movement and purification technology. Kronos is pursuing commercialization of its patented technology in a limited number of markets; and if we are successful, we intend to enter additional markets in the future. To date, our ability to execute our strategy has been restricted by our limited amount of capital.

Technology Description and Benefits

         The Kronos(TM) technology combines high voltage electronics and electrodes. By combining these technologies, a Kronos(TM)-based device can both move and clean air without any moving parts. Kronos(TM) devices are versatile, energy- and cost-efficient and capable of multiple design forms. As a result, Kronos(TM) devices have the immediate potential to be used as a standalone product or to replace a range of heating, ventilation and air conditioning products for residential usage to high efficiency particulate air filtration systems for operating and manufacturing clean rooms.

         The proprietary Kronos(TM) technology involves the application of high voltage management across paired electrical grids to create an ion exchange that moves and purifies air. Kronos(TM) technology has numerous valuable characteristics. It moves air and gases at high velocities while removing odors, smoke and particulates and killing pathogens, including bacteria and mold. The technology is cost-effective and is more energy efficient than current alternative fan and filter (including HEPA filter and ultraviolet light based) technologies. Although no commercial products using the Kronos(TM) technology have been sold to date, in August 2004, the Company and its strategic consumer products partner, HoMedics, initiated the transition to mass production of the Kronos-based consumer standalone product line.

         A number of the scientific claims of the Kronos(TM) technology have been tested by the U. S. government and a few multi-national companies, including the U. S. Department of Energy, the U. S. Department of Defense, General Dynamics, Underwriters Laboratory, and Intel. Independent laboratory testing has verified the purification capability of the Kronos(TM) technology. Tests conducted at MicroTest Laboratories, LMS Industries and New Hampshire Materials Laboratory demonstrated HEPA Clean Room Class 1000 quality particulate reduction, removal of over 99.97% of 0.1 micron and above size particles, and up to 95% reduction of hazardous gases, including numerous contaminants found in cigarette smoke. Intertek, one of the global leaders for testing electrical and electronic products, performed tobacco smoke elimination tests in accordance with ANSI/AHAM AC-1-1988 standard entitled "American National Standard Method for Measuring Performance of Portable Household Electric Cord-Connected Room Air Cleaners." The test demonstrated a Clean Air Delivery Rate (CADR) for the Kronos air purifier of over 300. These results place the Kronos(TM) device in one of the highest categories of particulate cleaning for standalone devices.

Market Segmentation

         Kronos' business development strategy is to sell and license the Kronos(TM) technology to six distinct market segments: (1) air movement and purification (residential, health care, hospitality, and commercial facilities);
(2) air purification for unique spaces (cleanrooms, airplanes, automotive, and cruise ships); (3) specialized military (naval vessels, closed vehicles and mobile facilities); (4) embedded cooling and cleaning (electronic devices and medical equipment); (5) industrial scrubbing (produce storage and diesel and other emissions); and (6) hazardous gas destruction (incineration and chemical facilities).

         Kronos' initial focus is on the first three of these market segments which are described in more detail below. Kronos is currently developing products for the air movement and purification, air purification for unique spaces, and specialized military through specific customer contracts. These contracts are described in more detail in the Technology Application and Product Development section of this filing.

     o Air Movement and Purification. Indoor air pollution, including "sick building syndrome" and "building related illness," is primarily caused by inadequate ventilation, chemical contaminants from indoor and outdoor sources and biological contaminants. The addressable air movement and purification segment is made up of four principal applications: (1) residential, (2) health care, (3) hospitality and
          (4) commercial. Kronos is seeking to leverage the product development, production and funding resources of HoMedics, Kronos' strategic partner for consumer-based residential applications, to develop and manufacturer standalone products for other air movement and purification applications.

     o Air Purification for Unique Spaces. Electronics, semiconductor, pharmaceutical, aerospace, medical and many other producers depend on cleanroom technology. As products such as electronic devices become smaller, the chance of contamination in manufacturing becomes higher. For pharmaceutical companies, clean, safe and contaminant-free products are imperative to manufacturing and distributing a viable product. Other potential applications for the Kronos(TM) technology include closed environments such as aircraft, cruise ships and other transportation modes that require people to breathe contaminated, re-circulated air for extended periods. Kronos is building on its product development effort with its strategic partner in the business jet market and the U.S. military to serve other closed environment applications.

     o Specialized Military. Military personnel face the worst of all possible worlds: indoor air pollution, often in very confined spaces for extended periods, combined with the threat of biological warfare, nuclear fallout, and other foreign elements. We believe that the military market segment offers Kronos a unique opportunity to leverage the technical and funding resources of the U. S. military to expand Kronos' ability to develop and produce Kronos(TM)-based air movers and purifiers for applications that require these products to be embedded into ventilation systems to address the needs of military personnel.

Technology Application and Product Development

         To best serve Kronos' targeted market segments, our Company is developing specific product applications across two distinct product application platforms. A Kronos(TM) device can be either used as a standalone product or can be embedded. Standalone products are self-contained and only require the user to plug the Kronos(TM) device into a wall outlet to obtain air filtration for their home, office or hotel room. Embedded applications of the Kronos(TM) technology require the technology be added into another system such as a building ventilation system for more efficient air movement and filtration or into an electrical device such as computer or medical equipment to replace the cooling fan.

Critical Accounting Policies

         Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Allowance for Doubtful Accounts. We provide a reserve against our receivables for estimated losses that may result from our customers' inability to pay. These reserves are based on potential uncollectible accounts, aged receivables, historical losses and our customers' credit-worthiness. Should a customer's account become past due, we generally will place a hold on the account and discontinue further shipments and/or services provided to that customer, minimizing further risk of loss.

         Valuation of Goodwill, Intangible and Other Long Lived Assets. We use assumptions in establishing the carrying value, fair value and estimated lives of our long-lived assets and goodwill. The criteria used for these evaluations include management's estimate of the asset's ability to generate positive income from operations and positive cash flow in future periods compared to the carrying value of the asset, the strategic significance of any identifiable intangible asset in our business objectives, as well as the market capitalization of Kronos. We have used certain key assumptions in building the cash flow projections required for evaluating the recoverability of our intangible assets. We have assumed revenues from the following applications of the Kronos technology: consumer stand-alone devices, assisted care/skilled nursing stand-alone devices, embedded devices in the hospitality industry and in specialized military applications. Expenses/cash out flows in our projections include sales and marketing, production, distribution, general and administrative expenses, research and development expenses and capital expenditures. These expenses are based on management estimates and have been compared with industry norms (relative to sales) to determine their reasonableness. We use the same key assumptions for our cash flow evaluation as we do for internal budgeting, lenders and other third parties; therefore, they are internally and externally consistent with financial statement and other public and private disclosures. We are not aware of any negative implications resulting from the projections used for purposes of evaluating the appropriateness of the carrying value of these assets. If assets are considered to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Useful lives and related amortization or depreciation expense are based on our estimate of the period that the assets will generate revenues or otherwise be used by Kronos. Factors that would influence the likelihood of a material change in our reported results include significant changes in the asset's ability to generate positive cash flow, loss of legal ownership or title to the asset, a significant decline in the economic and competitive environment on which the asset depends, significant changes in our strategic business objectives, and utilization of the asset.

         Valuation of Deferred Income Taxes. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The likelihood of a material change in our expected realization of these assets is dependent on our ability to generate future taxable income, our ability to deduct tax loss carryforwards against future taxable income, the effectiveness of our tax planning and strategies among the various tax jurisdictions that we operate in, and any significant changes in the tax treatment received on our business combinations.

         Revenue Recognition. We recognize revenue in accordance with Securities and Exchange Commission Staff Bulletin 101 ("SAB 101"). Further, Kronos Air Technologies recognizes revenue on the sale of custom-designed contract sales under the percentage-of-completion method of accounting in the ratio that costs incurred to date bear to estimated total costs. For uncompleted contracts where costs and estimated profits exceed billings, the net amount is included as an asset in the consolidated balance sheet. For uncompleted contracts where billings exceed costs and estimated profits, the net amount is included as a liability in the consolidated balance sheet. Sales are reported net of applicable cash discounts and allowances for returns.

Results Of Operations

Consolidated Statement of Operations for the Quarter Ended September 30, 2004

         The Company's net loss from continuing operations for the three months ended September 30, 2004 was $622,000, an increase of $71,000 or 13% as compared with a net loss of $550,000 for the corresponding period of the prior year. The increase in the net loss was primarily the result of an increase in selling, general and administrative expenses ($75,000) and a decrease in gross profit ($24,000), partially offset by a decrease ($27,000) in interest expense.

         Revenue. Revenues are generated through sales of Kronos(TM) devices, and fees earned from licensing the Kronos(TM) technology and providing technical services to our customers at Kronos Air Technologies, Inc. Revenue for the three months ended September 30, 2004 was $242,000. These revenues were primarily from our U. S. Navy SBIR Phase II and U. S. Army SBIR Phase II contracts. Revenue of $130,000 recorded during the corresponding period of the prior year was primarily from our HoMedics and U. S. Navy SBIR Phase II contract. The $112,000 increase in revenue for the three months ended September 30, 2004 compared with the corresponding prior period was the result of the Company's increased work performed during the past three months on the Company's U.S. Military contracts.

         Cost Of Sales. Cost of sales for the three months ended September 30, 2004 was $218,000, an increase of $135,000 as compared to $83,000 for the corresponding period of the prior year, respectively. Cost of sales in the current year was primarily development costs associated with our U. S. Navy SBIR and U. S. Army SBIR contracts. Prior year cost of sales related to revenue from HoMedics and U. S. Navy SBIR Phase II contracts.

         Gross Profit. Gross profit for the three months ended September 30, 2004 was $24,000, compared to $47,000 for the corresponding period of the prior year, respectively. The decrease was primarily the result of an increase in third party development costs to design and build products for the U.S. Navy and U.S. Army.

         Selling, General And Administrative Expenses. Selling, general and administrative expenses for the three months ended September 30, 2004 increased 17% to $504,000 compared to $429,000 for the corresponding period of the prior year. This $75,000 increase was primarily the result of an increase depreciation and amortization ($29,000), compensation and benefits ($20,000) and other expenses ($18,000). The increase in depreciation and amortization was the result of the amortization of intellectual property acquired by Kronos in May 2003. The increase in compensation and benefits was primarily the result of an increase in new hires and the cost of employee benefits. The increase in other expenses was primarily the result of an increase in directors and officers and product liability insurance.

         Interest Expense. Interest expenses for the three months ended September 30, 2004 decreased to $142,000 compared to $168,000 for the corresponding period of the prior year. The $26,000 decrease was primarily the result of the decrease in the Company's debt to former directors and officers of the Company.

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

Consolidated Balance Sheet As Of September 30, 2004

         Our total assets at September 30, 2004 and June 30, 2004 were $2.4 and $2.5 million, respectively. Total assets at September 30, 2004 were comprised primarily of $2.2 million of patents/intellectual property. Total assets at June 30, 2004 were comprised primarily of $2.3 million of patents/intellectual property. Total current assets at September 30, 2004 and June 30, 2004 were $182,000 and $238,000, respectively, while total current liabilities for those same periods were $1.9 million and $1.4 million, respectively, creating a working capital deficit of $1.7 million and $1.2 million at each respective period end. This 43% increase in the working capital deficit was primarily the result of increases in accrued expenses and payables to directors and officers ($213,000), accrued expenses ($93,000), and accounts payable ($73,000) because of the Company's decision to accrue expenses and increase payables rather than spend the Company's limited cash resources or sell equity to raise cash during the quarter.

         Shareholders' deficit as of September 30, 2004 and June 30, 2004 was $(2.0) million and $(1.4) million, respectively, representing an increase of $0.6 million. The increase in shareholders' deficit was the result of incurring a $0.6 million loss from operations for the three months ended September 30, 2004.

Consolidated Statement of Operations For the Year Ended June 30, 2004.

         Our net losses for each of the years ended June 30, 2004 and June 30, 2003 were $2.5 million and $2.8 million, respectively. The decrease in the net loss for the year ended June 30, 2004, as compared to the prior year, was principally the result of a $0.8 million or 28% reduction in operating costs to $2.1 million, partially offset by a $0.4 million or 233% increase in interest expense to $0.6 million.

         Revenue. Revenues are generated through sales of services for design and development of Kronos(TM) devices at Kronos Air Technologies, Inc. Revenues for the year ended June 30, 2004 were $533,000 compared with $559,000 in the prior year. Current year revenues were primarily from our HoMedics development agreement, U.S. Navy Small Business Innovative Research Phase II contract, U.S. Army Small Business Innovative Research Phase I and Phase II contracts and our contract with a business jet manufacturer.

         Cost of Sales. Cost of sales for the year ended June 30, 2004 was $379,000 compared with $314,000 for the prior year. Cost of sales is primarily research and development costs and material and labor associated with our HoMedics development agreement, U.S. Navy Small Business Innovative Research Phase II contract, U.S. Army Small Business Innovative Research Phase I and Phase II contracts and contract with a business jet manufacturer.

         Selling, General and Administrative Expenses. Selling, General and Administrative expenses for the year ended June 30, 2004 decreased $0.8 million from the prior year to $2.1 million. The decrease was principally the result of a $801,000 reduction in professional services, and a $191,000 reduction in compensation and benefits expenses offset by a $156,000 increase in other selling, general and administrative expense. The reduction in professional services was primarily the result of (i) a reduction in legal costs as a result of the completion of the restructuring of the Company in 2003; (ii) a reduction in accounting and auditing expenses as a result of the change in public accountants in August 2003; and a reduction in consulting expenses as a result of Richard F. Tusing, our Chief Operating Officer, as a result of terminating his consulting agreements and entering into a new employment agreement with Kronos in January 2003 and (iii) the completion of a twelve month consulting agreement with the Eagle Rock Group, LLC in March 2003. The increase in other selling, general and administrative expense was primarily the result of an increase in Directors and Officers, general liability and product liability insurance.

Consolidated Balance Sheet as of June 30, 2004

         Our total assets at June 30, 2004 were $2.5 million compared with $3.2 million at June 30, 2003. Total assets at June 30, 2004 and June 30, 2003 were comprised primarily of $2.3 million and $2.5 million, respectively, of patents/intellectual property. Total current assets at June 30, 2004 and 2002 were $238,000 and $724,000, respectively, while total current liabilities for those same periods were $1.4 million and $1.9 million, respectively, creating a working capital deficit of $1.2 million at each respective period end. This working capital deficit is primarily due to the current portion of notes payable due to HoMedics.

         Shareholders' deficit as of June 30, 2004 and 2003 was ($1.4 million) and ($1.2 million), respectively. The $2.5 million loss from operations for the twelve months ended June 30, 2004 was offset by the sale and issuance, net of offering costs, of $1.4 million of common stock and by the transfer $0.8 million of warrants from liabilities to shareholders' deficit.

Consolidated Statement of Operations For the Year Ended June 30, 2003.

         Our net losses for each of the fiscal years ended June 30, 2003 and June 30, 2002 were $2.8 million. Our net loss from continuing operations for the fiscal year ended June 30, 2003 was $2.8 million compared with a net loss of $3.5 million for the prior year. The decrease in the net loss from continuing operations for the year ended June 30, 2003, as compared to the prior year, was principally the result of a 503% increase in revenue to $559,000 and a 14% reduction in operating costs to $2.9 million.

         Revenue. Revenues are generated through sales of services for design and development of Kronos(TM) devices at Kronos Air Technologies, Inc. Revenues for the year ended June 30, 2003 were $559,000 compared with $93,000 in the prior year. June 30, 2003 revenues were primarily from our HoMedics development agreement, U.S. Navy Small Business Innovative Research Phase II contract, U.S. Army Small Business Innovative Research Phase I contract and our contract with a business jet manufacturer.

         Cost of Sales. Cost of sales for the year ended June 30, 2003 was $314,000 compared with $78,000 for the prior year. Cost of sales is primarily research and development costs and material and labor associated with our HoMedics development agreement, U.S. Navy Small Business Innovative Research Phase II contract, U.S. Army Small Business Innovative Research Phase I contract and contract with a business jet manufacturer.

         Selling, General and Administrative Expenses. Selling, General and Administrative expenses for the year ended June 30, 2003 decreased $469,000 from the prior year to $2.9 million. The decrease was principally the result of an $856,000 reduction in professional services, $108,000 reduction in general research and development expenses and $27,000 reduction in other selling, general and administrative expenses off set by a $511,000 increase in compensation and benefits. The reduction in professional services was primarily the result of Daniel R. Dwight, our President and Chief Operating Officer, and Richard F. Tusing, our Chief Operating Officer, terminating their consulting agreements with Kronos in November 2001 and January 2003, respectively, and the completion of a 12 month consulting agreement with the Eagle Rock Group, LLC in March 2003. The increase in compensation and benefits was primarily the result of Messrs. Dwight and Tusing entering into employment contracts with Kronos in November 2001 and January 2003, respectively.

Consolidated Balance Sheet as of June 30, 2003

         Our total assets at June 30, 2003 were $3.2 million compared with $2.4 million at June 30, 2002. Total assets at June 30, 2003 and June 30, 2002 were comprised primarily of $2.5 million and $2.2 million, respectively, of patents/intellectual property. Total current assets at June 30, 2003 and 2002 were $724,000 and $123,000, respectively, while total current liabilities for those same periods were $1.9 million and $1.8 million, respectively, creating a working capital deficit of $1.2 million and $1.7 million at each respective period end. This working capital deficit is primarily due to accrued expenses and payables to directors and officers.

         Shareholders' deficit as of June 30, 2003 and 2002 was ($1.2 million) and ($385,000), respectively, representing a decrease of $849,000. The decrease in shareholders' equity is primarily the result of incurring a $2.8 million loss from continuing operations for the twelve months ended June 30, 2003, offset by the sale and issuance, net of offering costs, of $986,000 of common stock and the sale of $893,000 of unexercised warrants.

Liquidity And Capital Resources

         Historically, we have relied principally on the sale of common stock and secured debt to finance our operations.

         On October 15, 2004, Kronos entered into a Securities Purchase Agreement with Cornell Capital Partners. Pursuant to the Securities Purchase Agreement, Kronos sold 5,000,000 shares of Kronos' restricted common stock to Cornell Capital Partners. In connection with the sale of shares of common stock to Cornell Capital Partners, LP, Kronos and Cornell Capital Partners entered into an Investor Registration Rights Agreement, dated October 15, 2004, whereby Kronos is obligated to file a registration statement with the United States Securities and Exchange Commission no later than thirty days from October 15, 2004 covering such shares of common stock sold to Cornell Capital Partners.

         On October 15, 2004 Kronos entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Pursuant to the Standby Equity Distribution Agreement, Kronos may, at its discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $20 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Kronos 98% of, or a 2% discount to, the lowest volume weighted average price of Kronos' common stock on the Over-the-Counter Bulletin Board or other principal market on which

Kronos' common stock is traded for the five days immediately following the notice date. Cornell Capital Partners, LP will also retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partner's obligation to purchase shares of Kronos' common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including Kronos obtaining an effective registration statement for shares of common stock sold under the Standby Equity Distribution Agreement and is limited to $1,500,000 per advance. This must be a minimum of seven (7) trading days between each requested advance. Cornell Capital Partners, LP received a one-time commitment fee in the form of 2,941,177 restricted shares of Kronos' common stock under the Standby Equity Distribution Agreement.

         Kronos engaged Newbridge Securities Corporation, a registered broker-dealer, to advise it in connection with the Standby Equity Distribution Agreement. For its services, Kronos agreed to issue Newbridge Securities Corporation shares of our common stock in an amount equal to $10,000 divided by the volume weighted average price of Kronos' common stock, as quoted on Bloomberg LP, on October 15, 2004.

         In addition, Kronos and Cornell Capital Partners agreed that Cornell Capital Partners, shall lend Kronos an aggregate of $4,000,000 pursuant to two
(2) Equity-Backed Promissory Notes, each in the principal amount of $2,000,000. Cornell Capital Partners shall lend $2,000,000 upon the filing by Kronos with the United States Securities and Exchange Commission (the "SEC") of a registration statement pursuant to the Investor Registration Rights Agreement. Cornell Capital Partners, LP is obligated to lend the remaining $2,000,000 upon such registration statement being declared effective by the SEC. We have not determined whether we will utilize the additional $2,000,000 Promissory Note. The principal amount of each note is payable in equal weekly installments of $50,000 plus twelve percent (12%) interest on the outstanding principal balance starting on the earlier to occur of: (i) the registration statement being declared by the SEC; or (ii) twelve (12) weeks from the date such note is executed.

         In October 2004, HoMedics agreed to extend repayment of Kronos debt and to provide an additional $1 million in funding. HoMedics has agreed to provide Kronos with an additional $1 million in financing - $925,000 in secured debt financing and $75,000 for the purchase of additional warrants. The $925,000 will be paid to Kronos upon Kronos achieving three milestones: (i) $175,000 shall be funded upon delivery and successful testing of electronic boards and power supplies from Kronos' contract manufacturing partner, (ii) $250,000 shall be funded upon obtaining tooling of the current prototype configuration and device testing and performing to HoMedics' specifications, and (iii) $500,000 shall be funded upon the initial sale of Kronos-based air purifiers by HoMedics. In addition, quarterly debt payments and the maturity date for existing debt have been extended. Quarterly payments due on the outstanding $2.4 million in secured debt financing, which had been scheduled to begin in August 2004, will be due the earlier of Kronos receipt of royalty payments from HoMedics sale of Kronos-based air purification products or two years. The maturity date of the $2.4 million in debt has been extended from May 2008 to October of 2009; the maturity date on the $925,000 will also be October 2009. The interest rate will remain at 6% for the $2.4 million in debt; the rate will also be 6% on the additional debt. HoMedics increased their potential equity position in Kronos to 30% of Kronos common stock on a fully diluted basis.

         In addition, in connection with the First Amendment to Master Loan and Investment Agreement, Kronos issued to HoMedics a warrant to purchase 26,507,658 shares of Kronos' common stock. The warrant is exercisable for a period of ten
(10) years from the date of issuance. The exercise price is $0.10 per share. In consideration for the warrant, HoMedics delivered to Kronos $75,000 by funding the closing fees owed by Kronos and HoMedics agreed to amend two (2) warrants previously issued by Kronos by removing the anti-dilution protection previously granted to HoMedics. Kronos agreed to include new anti-dilution protection in the new warrant. HoMedics is entitled, under certain circumstances, to anti-dilution protection in order to maintain beneficial ownership of Kronos equal to 30%. In addition, Kronos agreed to grant HoMedics piggy-back registration rights and one (1) demand registration right with respect to any shares of common stock of Kronos that HoMedics may acquire pursuant to the two
(2) previously issued warrants and the warrant issued on October 25, 2004 in connection with the First Amendment to Master Loan and Investment Agreement. HoMedics also agreed not to exercise any warrants until one year after the effective date of the registration statement to be filed pursuant to the Investor Registration Rights Agreement.

         Kronos SBIR contracts with the U. S. Military, including the U. S. Army Phase I Option and Phase II and the U. S. Navy Phase II contracts, are potentially worth up to $1.5 million in product development and testing support for Kronos Air Technologies. In November 2002, Kronos Air Technologies was awarded by the U. S. Navy for a Small Business Innovation Research Phase II contract worth $580,000, plus an option of $150,000. As of September 30, 2004, the U. S. Navy had provided Kronos with $567,000 in funding for this effort under the Phase II contract. In October 2003, Kronos Air Technologies obtained award notice from the U. S. Army for a SBIR II contract. The first year of the contract is worth $369,000 with an Army option on the second year worth $360,000. The contract is to develop Kronos' proprietary Electrostatic Dehumidification Technology ("EDT"). As of September 30, 2004, the U. S. Army had provided Kronos with $151,000 in funding for this effort under the Phase II contract.

         Net cash flow used in operating activities was $41,000 for the three months ended September 30, 2004. We were able to satisfy most of our cash requirements for this period from the proceeds of our U.S. Navy and U.S. Army Phase II contracts.

         In June 2001, we entered into a common stock purchase agreement with Fusion Capital. Pursuant to this agreement, we have sold approximately 6 million shares of our common stock and have received $1.3 million. In August 2002, we terminated our common stock purchase agreement dated June 19, 2001 and entered into a new common stock purchase agreement with Fusion Capital. Pursuant to this second common stock purchase agreement, we sold approximately 12.1 million shares of our common stock and have received $1.9 million. On November 2, 2004, Kronos and Fusion Capital mutually agreed to terminate their existing common stock purchase agreement dated August 12, 2002.

         We estimate that achievement of our business plan will require substantial additional funding including approximately $4,000,000 over the next 12 months. We anticipate that the source of funding will be obtained pursuant to senior debt funding from the HoMedics Secured Promissory Notes; the Equity-Backed Promissory Notes and the Standby Equity Distribution Agreement; and/or the sale of additional equity in our Company, cash flow generated from government grants and contracts, which includes funding from the Small Business Innovation Research contracts sponsored by the United States Navy and Army awarded to Kronos Air Technologies, and cash flow generated from customer revenue. There are no assurances that these sources of funding will be adequate to meet our cash flow needs.

         Our Report of Independent Registered Public Accounting Firm includes an explanatory paragraph to their audit opinions issued in connection with our 2004 and 2003 consolidated financial statements that states that we do not have significant cash or other material assets to cover our operating costs. Our ability to obtain additional funding will largely determine our ability to continue in business. Accordingly, there is substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         We can make no assurance that we will be able to successfully develop, manufacturer and sell commercial products on a broad basis. While attempting to make this transition, we will be subject to all the risks inherent in a growing venture, including, but not limited to, the need to develop and manufacture reliable and effective products, develop marketing expertise and expand our sales force.













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                             DESCRIPTION OF BUSINESS

         General

         Kronos is a high technology industrial company focused on developing, marketing and selling products using the Company's proprietary air movement and purification technology. Kronos is pursuing commercialization of its patented technology in a limited number of markets; and if we are successful, we intend to enter additional markets in the future. To date, our ability to execute our strategy has been restricted by our limited amount of capital.

         Technology Description and Benefits

         The Kronos(TM) technology combines high voltage electronics and electrodes. By combining these technologies, a Kronos(TM)-based device can both move and clean air without any moving parts. Kronos(TM) devices are versatile, energy- and cost-efficient and capable of multiple design forms. As a result, Kronos(TM) devices have the immediate potential to be used as a standalone product or to replace a range of heating, ventilation and air conditioning products for residential usage to high efficiency particulate air filtration systems for operating and manufacturing clean rooms.

         The proprietary Kronos(TM) technology involves the application of high voltage management across paired electrical grids to create an ion exchange that moves and purifies air. Kronos(TM) technology has numerous valuable characteristics. It moves air and gases at high velocities while removing odors, smoke and particulates and killing pathogens, including bacteria and mold. The technology is cost-effective and is more energy efficient than current alternative fan and filter (including HEPA filter and ultraviolet light based) technologies. Although no commercial products using the Kronos(TM) technology have been sold to date, in August 2004, the Company and its strategic consumer products partner, HoMedics, initiated the transition to mass production of the Kronos-based consumer standalone product line.

         A number of the scientific claims of the Kronos(TM) technology have been tested by the U. S. government and a few multi-national companies, including the U. S. Department of Energy, the U. S. Department of Defense, General Dynamics, Underwriters Laboratory, and Intel. Independent laboratory testing has verified the purification capability of the Kronos(TM) technology. Tests conducted at MicroTest Laboratories, LMS Industries and New Hampshire Materials Laboratory demonstrated HEPA Clean Room Class 1000 quality particulate reduction, removal of over 99.97% of 0.1 micron and above size particles, and up to 95% reduction of hazardous gases, including numerous contaminants found in cigarette smoke. Intertek, one of the global leaders for testing electrical and electronic products, performed tobacco smoke elimination tests in accordance with ANSI/AHAM AC-1-1988 standard entitled "American National Standard Method for Measuring Performance of Portable Household Electric Cord-Connected Room Air Cleaners." The test demonstrated a Clean Air Delivery Rate (CADR) for the Kronos air purifier of over 300. These results place the Kronos(TM) device in one of the highest categories of particulate cleaning for standalone devices.


Market Segmentation

         Kronos' business development strategy is to sell and license the Kronos(TM) technology to six distinct market segments: (1) air movement and purification (residential, health care, hospitality, and commercial facilities);
(2) air purification for unique spaces (cleanrooms, airplanes, automotive, and cruise ships); (3) specialized military (naval vessels, closed vehicles and mobile facilities); (4) embedded cooling and cleaning (electronic devices and medical equipment); (5) industrial scrubbing (produce storage and diesel and other emissions); and (6) hazardous gas destruction (incineration and chemical facilities).

         Kronos' initial focus is on the first three of these market segments which are described in more detail below. Kronos is currently developing products for the air movement and purification, air purification for unique spaces, and specialized military through specific customer contracts. These contracts are described in more detail in the Technology Application and Product Development section of this filing.

     o Air Movement and Purification. Indoor air pollution, including "sick building syndrome" and "building related illness," is primarily caused by inadequate ventilation, chemical contaminants from indoor and outdoor sources and biological contaminants. The addressable air movement and purification segment is made up of four principal applications: (1) residential, (2) health care, (3) hospitality and
          (4) commercial. Kronos is seeking to leverage the product development, production and funding resources of HoMedics, Kronos' strategic partner for consumer-based residential applications, to develop and manufacturer standalone products for other air movement and purification applications.

     o Air Purification for Unique Spaces. Electronics, semiconductor, pharmaceutical, aerospace, medical and many other producers depend on cleanroom technology. As products such as electronic devices become smaller, the chance of contamination in manufacturing becomes higher. For pharmaceutical companies, clean, safe and contaminant-free products are imperative to manufacturing and distributing a viable product. Other potential applications for the Kronos(TM) technology include closed environments such as aircraft, cruise ships and other transportation modes that require people to breathe contaminated, re-circulated air for extended periods. Kronos is building on its product development effort with its strategic partner in the business jet market and the U.S. military to serve other closed environment applications.

     o Specialized Military. Military personnel face the worst of all possible worlds: indoor air pollution, often in very confined spaces for extended periods, combined with the threat of biological warfare, nuclear fallout, and other foreign elements. We believe that the military market segment offers Kronos a unique opportunity to leverage the technical and funding resources of the U. S. military to expand Kronos' ability to develop and produce Kronos(TM)-based air movers and purifiers for applications that require these products to be embedded into ventilation systems to address the needs of military personnel.

Technology Application and Product Development

         To best serve Kronos' targeted market segments, our Company is developing specific product applications across two distinct product application platforms. A Kronos(TM) device can be either used as a standalone product or can be embedded. Standalone products are self-contained and only require the user to plug the Kronos(TM) device into a wall outlet to obtain air filtration for their home, office or hotel room. Embedded applications of the Kronos(TM) technology require the technology be added into another system such as a building ventilation system for more efficient air movement and filtration or into an electrical device such as computer or medical equipment to replace the cooling fan.

Standalone Platform

          o Consumer Products. In October 2002, Kronos Air Technologies, Inc., and HoMedics USA, Inc. executed a Licensing Agreement granting HoMedics certain rights with respect to the distribution of the Kronos(TM) proprietary technology to the consumer. The agreement provides for exclusive North American, Australian and New Zealand retail distribution rights for next generation consumer air movement and purification products based on the patented Kronos(TM) technology. In August 2004, the Company and HoMedics initiated the transition to mass production of the Kronos-based consumer standalone product line. Preparing to meet these goals entails the use of Kronos' technical resources and HoMedics' product development and international production expertise. Select third party vendors, including experts in electronics, software and gas sensors, are integral resources in this process. While HoMedics is managing production of the finished product, Kronos is managing the production of our proprietary power supply and related circuitry.

          Kronos' focus is twofold: First, Kronos is working with Flextronics International USA, Inc. to prepare for mass producing the technical hardware and related power supplies for each of the products in the air purification product line. Second, Kronos is finalizing and testing with HoMedics component and materials selection for the finished products. This process combines HoMedics vendor selection process and international production expertise with Kronos' technical expertise. We believe the Company has successfully completed the development of a Kronos-based consumer standalone air purifier that is an efficient, high quality product which is cost effective and easy to operate.

          The initial term of the agreement is three and one half years from the initial sale of consumer air purification products by HoMedics, which shall be no later than December 31, 2006, with the option to extend the Licensing Agreement for six additional years. Kronos was compensated through an initial royalty payment and will receive ongoing quarterly royalty payments based on a percentage of sales.
          HoMedics will pay minimum royalty payments of at least $2 million during the initial three and a half year term and on-going royalty payments to extend the agreement. Kronos will retain the rights to all of its intellectual property.

          HoMedics' commitment includes funding a marketing and advertising campaign to promote the Kronos(TM)-based product line. The products will be distributed by HoMedics. HoMedics currently distributes their products through major domestic retailers, including Wal-Mart, Home Depot, Sears, Bed Bath & Beyond, and Linens 'N Things.

     o Commercial Products. Kronos is seeking to leverage its consumer product development work with HoMedics to market and sell our own commercial line of standalone air purifiers. This commercial line of Kronos(TM)-based air purifiers would attempt to address the specific air quality issues, including odors, bacteria and viruses, found in most nursing home and assisted living, healthcare and other commercial facilities. Kronos expects to secure production of its own commercial line of standalone air purifiers from HoMedics. By securing products from HoMedics, Kronos believes it will provide the Company with a higher quality and more cost effective air purification product line.

Embedded Platform

     o Military Products. The U. S. Department of Defense and Department of Energy have provided Kronos with various grants and contracts to develop, test and evaluate the Kronos(TM) technology for embedded applications. Kronos has developed several commercial and industrial applications, including the retrofit of berthing fan systems and embedded air movement systems for U. S. Navy Aegis Class destroyers.

          U.S. Navy SBIR Contracts. In November 2002, the U. S. Navy awarded Kronos a Small Business Innovation Research Phase II contract worth $580,000, plus an option of $145,000. The Phase II contract (commercialization phase) is an extension of the Phase I and the Phase I Option work that began in 2001. It is intended that the Kronos(TM) devices being developed under this contract will be embedded in existing HVAC systems in order to move air more efficiently than traditional, fan-based technology.

          During Phase II, Kronos will attempt to develop, produce and install a set of fully controlled devices that represent a "cell" of an advanced distributive air management system with medium capacity airflow in a
          U. S. Navy unique environment. The "cell" has been designed to be easily adjustable to a variety of parameters such as duct size, airflow requirements, and air quality. The goal of this development work is to significantly reduce or replace altogether the current HVAC air handling systems on naval ships. During the first eighteen months of the contract, Kronos has designed a new generation power supply, improved the efficiency of the core technology to allow for increased air movement and filtration, and initiated selection with the U. S. Navy of the specifications for the commercial products, which are currently being built under the Phase II contract. As of September 30, 2004, the U. S. Navy had provided Kronos with $567,000 in funding for this effort.

          As part of its air management system, Kronos intends to develop and test an air filtration mechanism capable of performing to HEPA quality standards. We believe that Kronos(TM) devices could replace current HEPA filters with a permanent, easily cleaned, low-cost solution. The
          U. S. Navy unique environment includes shock exposure, vibration, Electromagnetic Interference/Compatibility (EMI/EMC), and salt spray. Kronos(TM) devices will be built and tested to meet specific Navy standards. Testing shall include assessments for system performance, including control techniques, noise levels, and acquisition and lifecycle costs.

          We believe that during the option portion of the contract, Kronos(TM) technology's ability to kill bacteria and other pathogens will be confirmed and expanded to a wide range of pathogens for space disinfection and bio-terrorist attacks. We believe the Kronos(TM) technology can kill all or most airborne pathogens regardless of their nature, genetic structure, robustness, or method of delivery. Kronos intends to deliver its advanced distributive air management system built under the U.S. Navy SBIR Phase II contract to Northrop Grumman for testing and evaluation.

          Kronos has begun the process for obtaining Phase III (production phase) support for the Kronos(TM)-based advanced distributive air management system being developed under Phase II. Kronos is working directly with Dawnbreaker, a U. S. Government entity established for the purpose of supporting companies seeking Phase III contracts, and Northrop Grumman.

          U.S. Army SBIR Contracts. In August 2003, Kronos was awarded the option on its U. S. Army Small Business Innovation Research Phase I contract bringing the value of the Phase I contract award to $120,000. In October 2003, the U.S. Army awarded Kronos the Small Business Innovation Research Phase II contract. The first year of the contract is worth $369,000 with an Army option on the second year worth $360,000. The contract is to develop Kronos' proprietary Electrostatic Dehumidification Technology ("EDT"). Kronos initiated work under the Phase II contract in December 2003. As of September 30, 2004, the U.
          S. Army had provided Kronos with $151,000 in funding for this effort under the Phase II contract.

          The objective of the Phase II effort is to implement and optimize dehumidification via Kronos electrostatic field technology. The objective is to be accomplished by: (1) prototype design and manufacturing, (2) prototype testing in the laboratory environment and field demonstration, (3) analytical and numerical modeling of Kronos' EDT process, and (4) project documentation and reporting including interim and final reports. We anticipate the Kronos(TM) devices manufactured under this contract will further demonstrate the versatility of the Kronos(TM) technology to meet airflow, system pressure and reduced humidity requirements for HVAC systems. Dehumidification is essential to making HVAC systems more energy efficient.

          Kronos is seeking to leverage its military application development work with the U. S. Navy and U. S. Army to develop and produce air handlers and purifiers for commercial and industrial facilities. A future potential commercial line of Kronos(TM)-based air handlers and purifiers would attempt to address the specific air quality issues, including bacteria and other germs, found in large enclosed spaces such as office buildings and multi-dwelling residential complexes, while providing more efficient air movement.

     o Transportation Products. In January 2003, Kronos extended its work into the transportation industry by signing a Development and Acquisition Agreement with a premier business jet manufacturer. The Agreement was the direct result of initial prototype development work performed by the Kronos Research Team with input from the customer in 2002. The Kronos(TM) devices being designed and manufactured under this contract will need to meet all FAA safety standards, including environmental, flammability and electromagnetic interference (EMI). The Company is working on completing product design and development based on the customer's specific product application requirements and expects to deliver finished products by December 2004.

          Kronos is seeking to leverage its business jet application development work to develop and produce air handlers and purifiers for the commercial aviation and automotive markets. A future potential commercial line of Kronos(TM)-based air handlers and purifiers would attempt to address the specific air quality issues, including exhaust and viruses, found in enclosed spaces occupied by multiple people for extended periods of time, while providing more efficient air movement within unique space constraints.

Patents and Intellectual Property

     o Five U.S. Patents Allowed for Issuance. Kronos has received notification that five of its patents have been allowed for issuance by the United States Patent and Trademark Office. These patents are considered utility patents which describe fundamental innovations in the generation, management and control of Electrostatic Fluids, including air movement, filtration and purification. Each of the patents contain multiple part claims for both general principles as well as specific designs for incorporating the Kronos technology into air movement, filtration and purification products. The patents provide protection for both specific product implementations of the Kronos technology, as well as more general processes for applying the unique attributes and performance characteristics of the technology.

          - In November 2004, Kronos received a Notice of Allowance from the United States Patent and Trademark Office indicating that its application entitled "Electrostatic Fluid Accelerator" - Electrode Design Geometries has been examined and allowed for issuance as a U. S. patent. Kronos expects that the U. S. Patent will issue in due course. The patent provides protection for key aspects of Kronos' technology until late in 2021.

          - In October 2004, Kronos received a Notice of Allowance from the United States Patent and Trademark Office indicating that its application entitled "Electrostatic Fluid Accelerator" - Power Supply Management and Control has been examined and allowed for issuance as a U. S. patent. Kronos expects that the U. S. Patent will issue in due course. The patent provides protection for key aspects of Kronos' technology until late in 2021.

          - In April 2004, Kronos received formal notification from the United States Patent and Trademark Office indicating that its application entitled "Electrostatic Fluid Accelerator for and a Method of Controlling Fluid" has been examined and allowed for issuance as a U. S. patent (#6,727,657). The patent provides protection for key aspects of Kronos' technology until late in 2021.

          o In December 2003, Kronos received formal notification from the United States Patent and Trademark Office indicating that its application entitled "Method of and Apparatus for Electrostatic Fluid Acceleration Control of a Fluid Flow" has been examined and allowed for issuance as a U. S. patent (#6,664,741). The patent provides protection for key aspects of Kronos' technology until late in 2020.

          o In January 2003, Kronos received formal notification from the United States Patent and Trademark Office indicating that its application entitled "Electrostatic Fluid Accelerator" has been examined and allowed for issuance as a U. S. patent (#6,504,308). The patent provides protection for key aspects of Kronos' technology until late in 2019.

     o First International Patent Allowed for Issuance. In November 2004, Kronos received formal notification from the Commonwealth of Australian Patent Office indicating that its application entitled "Electrostatic Fluid Accelerator" has been examined and allowed for issuance as an Australian patent (#773626). There are a number of other patent applications corresponding to Kronos' five U.S. Patents that have been filed and are pending outside of the United States.

     o Additional Patent Applications. In addition to the "Electrostatic Fluid Accelerator," "Method of and Apparatus for Electrostatic Fluid Acceleration Control of a Fluid Flow," "Electrostatic Fluid Accelerator for and a Method of Controlling Fluid," "Electrostatic Fluid Accelerator" - Power Supply Management and Control, and "Electrostatic Fluid Accelerator" - Electrode Design Geometries patents, a number of additional patent applications have been filed for, among other things, the control and management of electrostatic fluid acceleration. These additional patent applications are either being examined or are awaiting examination by the Patent Office.

Employees

         On November 26, 2004, Kronos and its subsidiaries had ten full-time employees. Of the total number of full-time employees, one works in general management, eight in research and product development, one in marketing and sales and operations, and none are employed in administrative and other support positions. None of the employees are represented by unions. There has been no disruption of operations due to a labor dispute. We consider our relations with our employees to be good.

                                   MANAGEMENT

         Our directors and executive officers and their ages as of November 26, 2004, are as follows:

NAME                      AGE    POSITION
------------------        ---    -----------------------------------------------
Daniel R. Dwight          44     Director; President and Chief Executive Officer
Richard F. Tusing         46     Director; Chief Operating Officer
Spencer I. Browne         53     Director
James P. McDermott        42     Director
Milton. J. Segal          60     Director

         Daniel R Dwight, 44, has served as a Director of Kronos since November 2000, and as a Director and Chief Executive Officer of Kronos Air Technologies since January 2001. Effective October 16, 2001, Mr. Dwight was appointed President and Chief Executive Officer of Kronos. Effective January 1, 2004, Mr. Dwight was appointed Acting Chief Financial Officer of Kronos. He has extensive experience in private equity and operations in a wide variety of high growth and core industrial businesses. Mr. Dwight spent 17 years with General Electric including 10 years of operations, manufacturing, and business development experience with GE's industrial businesses, and seven years of international investment and private equity experience with GE Capital. He has had responsibility for over a $1 billion in merger and acquisition and private equity transactions at GE. Mr. Dwight initiated GE Capital's entry in the Asia private equity market. Between 1995 and 1999, the Asian equity portfolio grew to include consolidations, leveraged buyouts, growth capital and minority investments in diverse industries, including information technology, telecommunications services, consumer products, services and distribution, and contract manufacturing. Since 1982, Mr. Dwight has held other leadership positions domestically and internationally with GE Capital, as well as senior positions with GE Corporate Business Development (1989-1992) and GE Corporate Audit Staff (1984-1987). Mr. Dwight holds an MBA in Finance and Marketing with Honors from The University of Chicago Graduate School of Business and a B.S. in Accounting with Honors from the University of Vermont.

         Richard F. Tusing, 46, has served as a Director of Kronos since October 2000 and as a Director of Kronos Air Technologies since January 2001 and was appointed Chief Operating Officer on January 1, 2002. Mr. Tusing has had extensive experience in developing new enterprises, negotiating the licensing of intellectual property rights, and managing technical and financial organizations, and has more than 20 years of business development, operations, and consulting experience in the technology and telecommunications industries. Prior to his services to Kronos, Mr. Tusing spent four years in executive management with several emerging technology companies, 14 years in various managerial and executive positions with MCI Communications Corporation, and three additional years in managerial consulting. From 1982-1996, Mr. Tusing held multiple managerial and executive positions with MCI Communications Corporation. From 1994-1996, he served as MCI's Director of Strategy and Technology, managing MCI's emerging technologies division (having primary responsibility for evaluating, licensing, investing in, and acquiring third-party technologies deemed of strategic importance to MCI), and also oversaw the development of several early-stage and venture-backed software and hardware companies; in this capacity, Mr. Tusing managed more than 100 scientists and engineers developing state-of-the-art technologies. From 1992-1994, Mr. Tusing founded MCI Metro, MCI's entree into the local telephone services business and, as MCI Metro's Managing Director, managed telecommunications operations, developed financial and ordering systems, and led efforts in designing its marketing campaigns. From 1990-1992, he served as Director of Finance and Business Development for MCI's western region. From 1982-1990, Mr. Tusing held other management and leadership positions within MCI, including service as MCI's Pacific Division's Regional Financial Controller, Manager of MCI's Western Region's Information Technology Division, and led MCI's National Corporate Financial Systems Development Organization. Mr. Tusing received B.S. degrees in business management and psychology from the University of Maryland in 1979.

         Spencer I. Browne, 53, became a Director of Kronos in August 2003. Mr. Browne has over 30 years of corporate governance, operations and entrepreneurial expertise. He has held various executive and management positions with several New York Stock Exchange and NASDAQ listed companies. Since 1996, Mr. Browne has been a principal of Strategic Asset Management, LLC, a privately owned investment firm, which he founded in 1996. He also currently serves as a director and chairmen of Internet Commerce Corporation (NASDAQ: ICCA), a director of Annaly Mortgage Management (NYSE: NLY) and a director of Delta Financial Corporation (AMEX: DFC). From 1988 until 1996, Mr. Browne served as President, Chief Executive Officer and a director of Asset Investors Corporation
(AIC), a New York Stock Exchange company (NYSE: ANL) he co-founded in 1986. He also served as President, Chief Executive Officer and a director of Commercial Assets, Inc., an affiliate of AIC, from its formation in 1993 until 1996. In addition, from 1990 until 1996, Mr. Browne served as President and a director of M.D.C. Holdings, Inc. (NYSE: MDC), the parent company of a major homebuilder in

Colorado. Originally from Philadelphia, Mr. Browne graduated from the Wharton School of the University of Pennsylvania and Villanova University School of Law.

         James P. McDermott, 42 became a Director of Kronos in July 2001. Mr. McDermott has over 20 years of financial and operational problem-solving experience. Mr. McDermott is a co-founder and is currently a Managing Director of Eagle Rock Advisors, LLC, the Manager for The Eagle Rock Group, LLC. From 1992 through 2000, Mr. McDermott held various managerial and executive positions with PennCorp Financial Group, Inc. and its affiliates. From 1998 through 2000, Mr. McDermott was Executive Vice-President and Chief Financial Officer of PennCorp Financial Group. While serving in this position, Mr. McDermott was one-third of the executive management team that was responsible for developing and implementing operational stabilization, debt reduction and recapitalization plans for the company. From 1995 through 1998, Mr. McDermott served as Senior Vice-President of PennCorp Financial Group. Mr. McDermott worked closely with the Audit Committee of the Board of Directors on evaluating the PennCorp's accounting and actuarial practices. In addition, Mr. McDermott was responsible for developing a corporate-wide technology management program resulting in technology convergence and cost savings to the company's technology budget. From 1994 through 1998, Mr. McDermott was a principal in Knightsbridge Capital Fund I, LP, a $92 million investment fund specializing in leverage-equity acquisitions of insurance and insurance-related businesses. Mr. McDermott was also the founding Chairman of the e-business Internet service provider, Kivex.com, and a senior manager of one of the world's leading public accounting firms, KPMG. Mr. McDermott received a B.S. Degree in Business Administration from the University of Wisconsin, Madison.

         Milton. J. Segal, 60, became a Director of Kronos in September 2003. Mr. Mr. Segal has over 35 years of corporate governance, entrepreneurial and investment banking expertise. Mr. Segal founded the investment banking firm of M.J. Segal Associates in 1987. Since 1992, the firm has specialized in researching private equity opportunities in both private and emerging growth public companies. The Segal group caters primarily to institutional clients, private investment partnerships and professional money managers. After starting his career as a stockbroker and financial planner in 1966 with Philadelphia based New York Stock Exchange firm, Robinson & Company, Mr. Segal joined Josephthal & Co. Inc., a leading full-service investment banking and brokerage firm in New York. Mr. Segal has served as senior vice president of the congressionally charted National Corporation for Housing Partnerships in Washington, D. C. and president of its investment banking subsidiary and has qualified as a NASD broker/dealer financial principal. Originally from Philadelphia, Mr. Segal attended the Wharton School of the University of Pennsylvania and is a graduate of The New York Institute of Finance.

Directors

         Our Board of Directors consists of eight seats. Directors serve for a term of one year and stand for election at our annual meeting of stockholders. Three of our current directors were elected at our annual meeting of stockholders held on December 30, 2002, and two additional directors were appointed in August and September 2003, respectively. Three vacancies currently exists on the Board of Directors as of the date of this filing. Pursuant to our Bylaws, a majority of directors may appoint a successor to fill any vacancy on the Board of Directors.

Advisory Board

         We established an Advisory Board in July 2001 to assist management in the development of long-range business plans for our Company. Currently, William Poster and Charles Strang are the only Advisory Board Members.

         Mr. Poster is a seasoned entrepreneur with a successful track record as a founder of several businesses spanning five continents. Mr. Poster has experience in developing business opportunities in the United States, Europe, Asia and the Middle East. Mr. Poster recently stepped down as President of Computer Systems & Communications Corporation, a wholly-owned subsidiary of General Dynamics. Computer Systems & Communications Corporation is a cutting-edge communications and technology company that Mr. Poster founded and later sold to General Dynamics. Mr. Poster is currently a principal with Eagle Rock Advisors, LLC.

         Mr. Strang is a former Kronos Director from January 2001 through December 2002. Mr. Strang was named National Commissioner of NASCAR (National Association for Stock Car Racing) in 1998 and continues to serve in that capacity. In 1989 Mr. Strang received President Bush's American Vocation Success Award; in 1992 was elected to the Hall of Fame of the National Marine Manufacturers Association; in 1990 was awarded the Medal of Honor of the Union for International Motorboating; and is a life member of the Society of Automotive Engineers. He also currently serves as a Director of the American Power Boat Association (the U.S. governing body for powerboat racing) and Senior Vice-President of the Union for International Motorboating (the world governing body for powerboat racing, with approximately 60 member nations).

         We will continue to evaluate additional potential candidates for our Advisory Board.

Committees

         On September 11, 2001, the Board of Directors established a Compensation Committee consisting of at least two independent members of the Board of Directors. The Compensation Committee is charged with reviewing and making recommendations concerning Kronos' general compensation strategy, reviewing salaries for officers, reviewing employee benefit plans, and administering Kronos' stock incentive plan, once adopted and implemented. Messrs. Browne, McDermott and Segal are the current members of the Compensation Committee. During the year the Compensation Committee held three meetings. Each member attended at least 75% of the meetings.

         On September 4, 2003, the Board of Directors established an Executive Committee. The purpose of the Executive Committee is to exercise all the powers and authority of the Board of Directors in the management of the property, affairs and business of the Company. The Committee shall consist of no fewer than three members, including the Chief Executive Officer of the Company. Messrs. Browne, Dwight, McDermott, Segal and Tusing are the current members of the Executive Committee. During the year the Executive Committee held five meetings. Each member attended at least 75% of the meetings.

         On September 10, 2003, the Board of Directors established an Audit Committee consisting of at least two independent members of the Board of Directors. The Audit Committee is charged with providing independent and objective oversight of the accounting functions and internal controls of the Company and its subsidiaries to ensure the objectivity of the Company's financial statements. Messrs. Browne, McDermott and Segal are the current members of the Audit Committee. During the year the Audit Committee held three meetings. Each member attended at least 75% of the meetings.

Compensation Of Directors

         Cash Compensation. Our Bylaws provide that, by resolution of the Board of Directors, each director may be reimbursed his expenses of attendance at meetings of the Board of Directors; likewise, each director may be paid a fixed sum or receive a stated salary as a director. As of the date of this filing, no director receives any salary or other form of cash compensation for such service. No director is precluded from serving our Company in any other capacity and receiving compensation from us in connection therewith.

         Share Based Compensation. Each non-executive director is entitled to receive annually 70,000 fully-vested stock option grants, 7,000 stock option grants per meeting attended via conference call, 14,000 option grants per meeting attended in person, 3,500 option grants per meeting for participation on a committee or 5,000 stock option grants per meeting for chairing a committee, as compensation for their services as members of our Board of Directors.

         For the twelve month period ending June 30, 2004, Messrs. McDermott, Brown and Segal have earned 243,000, 213,000, and 199,000 stock options, respectively as compensation for their services as members of our Board of Directors. Messrs. Tusing and Dwight have each been granted 5,068 shares of our common stock as compensation for their services as members of our Board of Directors during fiscal 2004. Effective August 6, 2003, non-executive directors, including Messrs. Dwight and Tusing will not be compensated separately for their services as members of our Board of Directors.

Compliance With Section 16(a) Of The Securities Act Of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange commission initial reports of ownership and reports of changes in ownership of Common Stock and other of our equity securities. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us copies of all Section 16(a) forms they file.

         To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended June 30, 2004, all Section 16(a) filing requirements applicable to our officers and directors were complied with.


ITEM 10. EXECUTIVE COMPENSATION

         The following table sets forth compensation for the fiscal year ended June 30, 2004 for our executive officers:


                           SUMMARY COMPENSATION TABLE

                          Annual Compensation                                   Long-Term Compensation
                 ---------------------------------------  ---------------------------------------------------------------------
                               Restricted    Securities
                                                                                       Securities
                                                             Other       Restricted    Underlying                  All Other
                                 Salary        Bonus      Compensation  Stock Awards  Options/SARs  LTIP Payouts  Compensation
                              ------------  ------------  -------------  ------------  ------------ ------------  -------------
Name and
Principal
Fiscal
Position            Year           $             $             $             $             #             $             $
--------------   -----------  ------------  ------------  -------------  ------------  ------------ ------------  -------------
(a)                 (b)           (c)           (d)           (e)           (f)           (g)           (h)           (i)
--------------   -----------  ------------  ------------  -------------  ------------  ------------ ------------  -------------
Daniel R.               2004       180,000            --        14,292            --       726,206            --           --
Dwight,                 2003       180,000    118,800(4)        12,288            --       660,000            --           --
President and           2002       112,500            --         7,620            --     2,600,000            --           --
Chief
Executive
Officer(1)

Richard F.              2004       160,000            --            --            --       971,756            --           --
Tusing, Chief           2003        80,000            --            --            --            --            --           --
Operating               2002            --            --            --            --            --            --           --
Officer(2)

Richard A.              2004       120,000            --            --            --            --            --           --
Papworth
Former Chief            2003       120,000     21,000(4)            --            --       300,000            --           --
Financial               2002       120,000            --            --            --       300,000            --           --
Officer(3)

(1) Mr. Dwight became President and Chief Executive Officer of Kronos effective October 16, 2001. He executed a two year employment contract on November 15, 2001. His contract was renewed on August 13, 2003 and again on August 15, 2004 by the Board of Directors. His annual salary is $180,000.
(2) Mr. Tusing became Chief Operating Officer of Kronos effective January 1, 2002. Mr. Tusing executed an employment contract effective January 1, 2003. Prior to this date, Mr. Tusing was compensated as a consultant to the Company. His annual salary is $160,000.
(3) Mr. Papworth was the Company's Chief Financial Officer from May 19, 2000 until January 1, 2004. His annual salary was $120,000. On June 30, 2004 Mr. Papworth ended his employment with Kronos.
(4) Cash Bonuses earned but not paid and have been included in accrued expenses.

                        AGGREGATED OPTIONS/SAR EXERCISES
                             IN LAST FISCAL YEAR AND
                      FISCAL YEAR END OPTIONS/SAR VALUES(1)

                                                                                                    VALUE OF
                                                                                                  UNEXERCISED
                                                           NUMER OF SECURITIES UNDERLYING         IN-THE-MONEY
                     SHARES ACQUIRED                     UNEXERCISED OPTIONS/SARs AT FISACL     OPTIONS/SARs AT
NAME                   ON EXERCISE     VALUE REALIZED               YEAR END(1)                FISCAL YEAR END(2)
-----------------    ----------------  --------------    ------------------------------------  -------------------
Daniel R. Dwight,                 -0-             -0-         Exercisable:          4,129,806                 -0-
President and                                               Unexercisable:                -0-                 -0-
Chief Executive
Officer(3)

Richard F.                        -0-             -0-         Exercisable:          2,344,956                 -0-
Tusing, Chief                                               Unexercisable:                -0-                 -0-
Operating
Officer(4)

Richard A.                        -0-             -0-         Exercisable:          1,048,475                 -0-
Papworth Chief                                              Unexercisable:                -0-                 -0-
Financial
Officer(5)

(1) These grants represent options to purchase common stock. No SARs have been granted.
(2) The value of the unexercised in-the-money options were calculated by determining the difference between the fair market value of the common stock underlying the options and the exercise price of the options as of June 30, 2004.
(3) Mr. Dwight became President and Chief Executive Officer of Kronos effective October 16, 2001. (4) Mr. Tusing became Chief Operating Officer of Kronos effective January 1, 2002.
(5)      Mr.  Papworth  was the  Company's  Chief  Financial  Officer  from May
         19, 2000 until January 1, 2004. On June 30, 2004 Mr. Papworth ended his employment with Kronos.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                   NO. OF SECURITIES      % TOTAL OPTIONS/SARs
                                       UNDERLYING               GRANTD TO           EXERCISE OF
                                  OPTIONS/SARs GRANTED    EMPLOYEE IN FISCAL YEAR    BASE PRICE
NAME                                      (#)                      (%)              ($ PER SHARE)       EXPIRATION DATE

Daniel R. Dwight                                726,206                    22.4%          $     0.180     March 22, 2014
President and
Chief Executive

Richard F. Tusing                               971,756                    30.0%         $      0.180     March 22, 2014
Chief Operating Officer


Stock Option Plan

         On February 12, 2002, the Board of Directors approved the TSET, Inc. Stock Option Plan under which Kronos' key employees, consultants, independent contractors, officers and directors are eligible to receive grants of stock options. Kronos has reserved and issued a total of 6,250,000 shares of common stock under the Stock Option Plan. It is presently administered by Kronos' Board of Directors. Subject to the provisions of the Stock Option Plan, the Board of Directors has full and final authority to select the individuals to whom options will be granted, to grant the options and to determine the terms and conditions and the number of shares issued pursuant thereto.

Employment Agreements

         Daniel R. Dwight, our President and Chief Executive Officer, and our Company entered into an Employment agreement effective as of November 15, 2001. The initial term of Mr. Dwight's Employment Agreement was for 2 years and will automatically renew for successive 1 year terms unless Kronos or Mr. Dwight provide the other party with written notice within 3 months of the end of the initial term or any subsequent renewal term. The Board of Directors renewed Mr. Dwight's Employment Agreement on August 13, 2003 and again on August 15, 2004. Mr. Dwight's Employment Agreement provides for base cash compensation of $180,000 per year. Mr. Dwight is eligible for annual incentive bonus compensation in an amount equal to Mr. Dwight's annual salary based on the achievement of certain bonus objectives. In addition, Kronos granted Mr. Dwight 1,000,000 immediately vested and exercisable, ten-year stock options at various exercise prices. Mr. Dwight will be entitled to fully participate in any and all 401(k), stock option, stock bonus, savings, profit-sharing, insurance, and other similar plans and benefits of employment.

         Richard F. Tusing, our Chief Operating Officer, and our Company entered into an Employment agreement effective as of January 1, 2003. The initial term of Mr. Tusing's Employment Agreement is for 2 years and will automatically renew for successive 1 year terms unless Kronos or Mr. Tusing provide the other party with written notice within 3 months of the end of the initial term or any subsequent renewal term. Mr. Tusing's Employment Agreement provides for base cash compensation of $160,000 per year. Mr. Tusing will be entitled to fully participate in any and all 401(k), stock option, stock bonus, savings, profit-sharing, insurance, and other similar plans and benefits of employment.

Executive Severance Agreements

         The Employment Agreement of Daniel R. Dwight, our Chief Executive Officer, provides that, upon the occurrence of any transaction as defined as a "change of control" of Kronos, Mr. Dwight shall receive his salary and benefits for a period of time that is the greater of (i) one year or (ii) the remainder of Mr. Dwight's employment term.

         The Employment Agreement of Richard F. Tusing, our Chief Operating Officer, provides that, upon the occurrence of any transaction as defined as a "change of control" of Kronos that is not approved by the Board of Directors, Mr. Tusing shall receive his salary, pro-rata bonus and benefits for a period of time that is the greater of (i) one year or (ii) the remainder of Mr. Tusing's employment term.

         As of the date of this filing, we have not adopted any separate executive severance agreements.

                             DESCRIPTION OF PROPERTY

         Our principal executive office is located at 464 Common Street, Suite 301, Belmont, Massachusetts. The offices of the Kronos Research Center are located at 8549/8551 154th Avenue NE, Redmond, Washington. Kronos is committed through June 30, 2005 to annual lease payments on operating leases for 4,000 square feet of office/research lab premises of $61,836 per year. We consider our existing facilities to be adequate for our foreseeable needs.

                                LEGAL PROCEEDINGS

         None.

                             PRINCIPAL STOCKHOLDERS

         The following table presents certain information regarding the beneficial ownership of all shares of common stock at November 26, 2004 for each executive officer and director of our Company and for each person known to us who owns beneficially more than 5% of the outstanding shares of our common stock. The percentage ownership shown in such table is based upon the 74,127,522 common shares issued and outstanding at November 26, 2004 and ownership by these persons of options or warrants exercisable within 60 days of such date. Also included is beneficial ownership on a fully diluted basis showing all authorized, but unissued, shares of our common stock at November 26, 2004 as issued and outstanding. Unless otherwise indicated, each person has sole voting and investment power over such shares.

                                                       COMMON STOCK
                                                    BENEFICIALLY OWNED
NAME AND ADDRESS                                   NUMBER          PERCENT

Daniel R. Dwight                               4,388,132(1)             5.9%
464 Common Street
Suite 301
Belmont, MA  02478

Richard F. Tusing                              2,780,718(2)             3.8%
464 Common Street
Suite 301
Belmont, MA  02478

James P. McDermott                               606,173(3)                *
464 Common Street
Suite 301
Belmont, MA  02478

Spencer I. Browne                                211,096(4)                *
464 Common Street
Suite 301
Belmont, MA  02478

Milton M. Segal                                  191,726(5)                *
464 Common Street
Suite 301
Belmont, MA  02478

All Officers and Directors of Kronos           8,177,845(6)            11.0%

*    Represents less than 1%.

(1) Includes options to purchase 4,036,206 shares of common stock that can be acquired within sixty days of November 26, 2004.
(2) Includes options to purchase 2,344,956 hares of common stock that can be acquired within sixty days of November 26, 2004.
(3) Includes options to purchase 312,055 hares of common stock that can be acquired within sixty days of November 26, 2004.
(4) Includes options to purchase 211,096 hares of common stock that can be acquired within sixty days of November 26, 2004.
(5) Includes options to purchase 191,726 hares of common stock that can be acquired within sixty days of November 26, 2004.
(6) Includes options to purchase 7,096,042 shares of common stock that can be acquired within sixty days of November 26, 2004.

         We are unaware of any arrangement or understanding that may, at a subsequent date, result in a change of control of our Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We believe that all prior related party transactions have been entered into upon terms no less favorable to us than those that could be obtained from unaffiliated third parties. Our reasonable belief of fair value is based upon proximate similar transactions with third parties or attempts to obtain the consideration from third parties. All ongoing and future transactions with such persons, including any loans or compensation to such persons, will be approved by a majority of disinterested members of the Board of Directors.

         On August 11, 2000, we entered into a Consulting Agreement with Richard
F. Tusing, pursuant to which Mr. Tusing would provide management, financial, strategic, and other consulting services to us in exchange for consulting fees payable in cash and options of our common stock. Out-of-pocket expenses incurred by Mr. Tusing in connection with provision of their services under the Consulting Agreement would also be reimbursed by us. The Consulting Agreement was entered into prior to Mr. Tusing's appointment as members of our Board of Directors in October 2000 and was negotiated at arm's length. We believe that the compensation and other provisions of the Consulting Agreement were fair, reasonable, customary, and favorable to us. The Consulting Agreement was renewed with Mr. Tusing on similar terms and conditions with a rate adjustment as of January 1, 2001, and was amended on April 12, 2001 to decrease the strike price of the options granted as partial compensation thereunder. Pursuant to Kronos and Mr. Tusing entering into his Employment Agreement, effective January 1, 2003, Mr. Tusing's Consulting Agreement is no longer in effect. Pursuant to his Consulting Agreement, Mr. Tusing earned $207,400 and $377,750, respectively, in the years ended June 30, 2001 and 2002 and $190,050 through December 31, 2002. Of the aggregate amount of $775,200 we have paid $349,100 to Mr. Tusing and the balance of $426,100 remains payable under the terms of a Promissory Note issued to Mr. Tusing on March 31, 2004.

         On March 31, 2004, we entered into Promissory Notes with Daniel R. Dwight and Richard F. Tusing in exchange for past due compensation, expenses and interest do and payable for $363,139 and $485,883. The Notes bear a simple interest rate 1% per month and call for aggregate monthly principal and interest payments $6,718 and $8,989, respectively, for each month in which the Company's beginning cash balance equals or exceeds $200,000. Subject to certain conditions, including default, these notes become payable in full. In the event of a debt or equity financing other than from Fusion Capital, 20% of the proceeds derived from the financing will be used to pay down the outstanding interest and principal obligations. Any amounts remaining outstanding are due and payable on December 31, 2006. As of June 30, 2004, no amounts had been paid under the terms of the Notes.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

         Our common stock trades on the Over-the-Counter Bulletin Board under the trading symbol "KNOS." Our high and low bid prices by quarter during fiscal 2004 and 2003 are presented as follows:


                                                     FISCAL YEAR 2005
                                                           HIGH                         LOW
First Quarter (July 2004 to September 2004)                0.175                      $0.125
Second Quarter (October 2004 to November 26, 2004)         0.200                      $0.125

                                                     FISCAL YEAR 2004
                                                           HIGH                         LOW
First Quarter (July 2003 to September 2003)               $0.450                      $0.220
Second Quarter (October 2003 to December 2003)            $0.370                      $0.230
Third Quarter (January 2004 to March 2004)                $0.330                      $0.180
Fourth Quarter (April 2004 to June 2004)                  $0.255                      $0.155

                                                      FISCAL YEAR 2003
                                                           HIGH                         LOW
First Quarter (July 2002 to September 2002)               $0.200                      $0.140
Second Quarter (October 2002 to December 2002)            $0.200                      $0.110
Third Quarter (January 2003 to March 2003)                $0.129                      $0.087
Fourth Quarter (April 2003 to June 2003)                  $0.290                      $0.085


         On November 26, 2004, the closing price of our common stock as reported on the Over-the-Counter Bulletin Board was $0.200 per share. On November 26, 2004, we had approximately 2,000 beneficial stockholders of our common stock and 74,127,522 shares of our common stock were issued and outstanding.

Dividends

         We have not declared or paid dividends on our common stock during fiscal 2003 or 2004 and do not plan to declare or pay dividends on our common stock during fiscal 2005. Our dividend practices are determined by our Board of Directors and may be changed from time to time. We will base any issuance of dividends upon our earnings (if any), financial condition, capital requirements, acquisition strategies, and other factors considered important by our Board of Directors. Nevada law and our Articles of Incorporation do not require our Board of Directors to declare dividends on our common stock. We expect to retain any earnings generated by our operations for the development and expansion of our business and do not anticipate paying any dividends to our stockholders for the foreseeable future.

Recent Sales Of Unregistered Securities

         Except as otherwise noted, all of the following shares were issued and options and warrants granted pursuant to the exemption provided for under
Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering." No commissions were paid, and no underwriter participated, in connection with any of these transactions. Each such issuance was made pursuant to individual contracts which are discrete from one another and are made only with persons who were sophisticated in such transactions and who had knowledge of and access to sufficient information about Kronos to make an informed investment decision. Among this information was the fact that the securities were restricted securities.

         All investors participating in private placements for cash were "accredited investors" within the meaning of Regulation D. In addition, we note that there are several categories of recipients of these shares. These include investors for cash, officers, directors, consultants, litigants and former shareholders of private companies acquired by Kronos. Kronos does not believe that these categories of recipients should be integrated with each other under the concept of integration. Under Securities Act Release Nos. 4552 and 4434, these categories would not involve a single plan of financing and would not be considered to be made for the same general purpose. As a result, each category should be reviewed on its own. Given the small number of purchasers in these categories, Kronos believes that these transactions complied in all respects with Section 4(2). Kronos believes that this conclusion is true even if the transactions occurring within each category are integrated with other transactions occurring within six months or one year of a given transaction.

         In July 2001, we issued 238,806 shares of our common stock, valued at $0.33 per share (the negotiated purchase price for such shares), to one person, a stockholder of Kronos, in exchange for $80,000 in cash.

         In July 2001, we issued 375,000 shares of our common stock, valued at $0.57 per share (the fair market value of our shares as of such date), at an aggregate value of $213,750, to one person in settlement of litigation pursuant to a Mutual Release and Settlement Agreement dated as of July 7, 2001. These shares were delivered to the escrow agent on May 31, 2002.

         In July 2001, we issued 250 shares of our common stock, valued at $0.45 per share (the fair market value of our shares as of such date), at an aggregate value of $113, to one person, an employee of Kronos Air Technologies, as compensation.

         In August 2001, we granted a ten-year warrant to acquire 1,400,000 shares of our common stock, at an exercise price of $0.68 per share (the fair market value for our shares as of the date of grant), at an aggregate value of $686,000, to Eagle Rock Group as compensation pursuant to a warrant agreement dated August 7, 2001, for services provided in connection with a consulting agreement dated July 2, 2001. Pursuant to such consulting agreement, a principal of the recipient of the warrant currently serves as a director of Kronos. Such warrant vested immediately.

         On October 1, 2001, we authorized the issuance of 360,000 shares of our common stock pursuant to a consulting agreement, valued at $0.28 per share (the fair-market value of our shares as of such date), at an aggregate value of $100,800, to Fusion Capital, LLC, in exchange for consulting services.

         On October 1, 2001, we authorized the issuance of 1,000,000 shares of our common stock pursuant to a pledge, valued at $0.448 per share, at an aggregate value of $447,982, to Fusion Capital, LLC, in exchange for $447,982 in cash.

         On October 1, 2001, we issued 2,250 shares of our common stock, valued at $0.452 per share (the fair-market value of our shares on April 9, 2001 and 1,250 of our shares on September 7, 2001), at an aggregate value of $4,147.50, to an employee of Kronos, as compensation.

         On November 15, 2001, we granted options to acquire 1,000,000 shares of our common stock at an exercise price of $0.66 for 250,000 of these options, $0.56 for 250,000 of these options and $0.42 for 500,000 of these options to Daniel R. Dwight, a senior executive office of the Company, as part of his employment agreement entitling him to acquire these options at a aggregate value of $515,000.

         In February 2002, we granted options to acquire 4,580,000 shares of our common stock at an exercise price of $0.68 for 2,650,000 of these options and an exercise price of $0.25 on the remaining 1,930,000. Of the total amount, 2,850,000 options were granted to Daniel R. Dwight, Richard A. Papworth and Richard F. Tusing, all of whom are or were directors and officers of Kronos. The exercise price for 1,700,000 of these options is $0.68 and the exercise price for 1,150,000 of these options is $0.25.

         On May 7, 2002, we completed a private placement of our common stock pursuant to which we sold 1,971,976 shares of our common stock at $0.20 per share to seven accredited investors for consideration of $335,100 cash and 1,429,695 shares of our common stock at $0.20 per share to six members or former members of our management team and / or directors, including Daniel R. Dwight, Richard A. Papworth, Richard F. Tusing, Erik W. Black, and James P. McDermott, for consideration of $39,987 cash and commitments to convert $203,061 of debt.

         On June 12, 2002, we issued 500,000 shares of our common stock, valued at $0.21 per share (the fair-market value of our shares as of such date) at an aggregate value of $105,000 to two persons pursuant to a Settlement agreement, dated June 7, 2002, with Aperion Audio.

         On December 6, 2002, we issued 100,000 shares of our common stock, valued at $0.115 per share (the fair-market value of our shares as of such date) at an aggregate value of $11,500 to Aperion Audio for forbearance on the note payable to Aperion Audio.

         On December 24, 2002, we issued 206,000 shares of our common stock, valued at $0.11 per share (the fair-market value of our shares as of such date) at an aggregate value of $22,660 for reduction in debt owed to Jeffery A. Wilson.

         On March 3, 2003, we granted options to acquire 2,165,000 shares of our common stock at an exercise price of $0.185. Of the 2,165,000 options, 1,560,000 options were granted to Daniel R. Dwight, Richard A. Papworth and Richard F. Tusing, all of whom are or were directors and officers of Kronos.

         On March 31, 2003, we issued 49,811 shares of our common stock, valued at $0.20 per share (the fair-market value of our shares as of such date) at an aggregate value of $8,468 for reimbursement of expenses to an employee.

         On May 7, 2003, we issued 2,790,000 shares of our common stock, valued at $.098 per share (the fair-market value of our shares as of such date) at an aggregate value of $273,420 to acquire certain intellectual property rights related to "Electron Wind Generation". These shares were issued with certain rights allowing the Company to buy back all or a portion of the shares at fixed prices through the year 2006. The Company has the right to buy back shares at $0.15 per share in 2003, $.017 per share in 2004, $0.19 in 2005 and $0.20 in
2006.

         On May 12, 2003. we issued warrants to purchase 13,492,342 shares of our common stock at an exercise price of $0.10. The warrants were issued as part of a secured financing with HoMedics.

         On June 30, 2003, we issued 207,533 shares of our common stock, valued at $0.165 per share (the fair-market value of our shares as of such date) at an aggregate value of $34,489 for services rendered to two outside consultants.

         On June 30, 2003, we granted options to acquire 30,000 options of our common stock at an exercise price of $0.36 and 18,000 options at an exercise price of $0.10 to two outside consultants, respectively, for services rendered and 50,000 options at an exercise price of $0.185 to Jeffery A. Wilson, our former Chairman and Chief Executive Officer, for services rendered.

         On October 31, 2003, we authorized the issuance of 360,000 shares of our common stock pursuant to a consulting agreement, valued at $0.22 per share (the fair-market value of our shares as of such date), at an aggregate value of $79,200, to Fusion Capital, LLC, in exchange for consulting services.

         In February 2004, we authorized the issuance of 438,493 shares of our common stock, valued at $0.16 per share, at an aggregate value of $69,230, to Daniel Dwight, Richard Papworth and Richard Tusing in exchange for Board of Director services.

         In March 2004, we granted options to acquire 2,126,522 options of our common stock at an exercise price of $0.18 to Alexander Chriss, Daniel Dwight, Igor Krichtafovitch, and Richard Tusing in exchange for the conversion of $1,063,261 in past due accounts payable into Promissory Notes due on December 31, 2006.

         In October 2004, we issued five million shares of our common stock, valued at $0.10 per share at an aggregate value of $500,000 to Cornell Capital Partners, LLC. The proceeds will be used for general working capital. In October 2004, we issued 2,941,177 shares to Cornell Capital Partners, LLC as a commitment fee upon Kronos executing the $20 million Standby Equity Distribution Agreement. In the event this Agreement is terminated in accordance with the terms of this Agreement, or the Company does not forward any Advance Notices during the term of this Agreement, the Cornell shall return 2,500,000 shares of the commitment fee shares to the Company.

         In October 2004, we issued 62,500 shares of our common stock, valued at $0.10 per share at an aggregate value of $6,250 to Newbridge Securities Corporation as a placement agent fee in connection with the Standby Equity Distribution Agreement.

         In October 2004, we issued to HoMedics a warrant to purchase 26,507,658 shares of Kronos common stock. The warrant is exercisable for a period of ten
(10) days from the date of issuance. The exercise price is $0.10 per share.

         In November 2004, we issued two million shares of our common stock valued at $0.10 per share at an aggregate value of $200,000 to Fusion Capital Partners, LLC. The proceeds were used to eliminate Kronos' non-interest bearing demand obligation to Fusion Capital.

         In November 2004, we issued two million eight hundred thousand shares of our common stock valued at $0.10 per share at an aggregate value of $280,000 to a group of accredited investors. The proceeds were used for operating working capital.

                            DESCRIPTION OF SECURITIES

General

Common Stock

         Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors. Accordingly, holders of a majority of our common stock entitled to vote in any election of directors may elect all of the directors standing for election should they choose to do so. Neither our Articles of Incorporation nor our Bylaws provide for cumulative voting for the election of directors. Holders of our common stock are entitled to receive their pro rata share of any dividends declared from time to time by the Board of Directors out of funds legally available therefor. Holders of our common stock have no preemptive, subscription, conversion, sinking fund, or redemption rights. All outstanding shares of our common stock are fully paid and non-assessable. In the event of liquidation, dissolution, or winding up of Kronos, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock (if any) then outstanding.

Preferred Stock

         Our Articles of Incorporation authorizes 50,000,000 shares of preferred stock, no par value. No shares of preferred stock are issued and outstanding as of the date of this prospectus. The Board of Directors is authorized, subject to any limitations prescribed by the Nevada Revised Statutes, or the rules of any quotation system or national securities exchange on which our stock may be quoted or listed, to provide for the issuance of shares of preferred stock in one or more series; to establish from time to time the number of shares to be included in each such series; to fix the rights, powers, preferences, and privileges of the shares of such series, without further vote or action by the stockholders. Depending upon the terms of the preferred stock established by the Board of Directors, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon liquidation of Kronos or could have voting or conversion rights that could adversely affect the holders of the outstanding common stock. As of the date of this prospectus, the voting and other rights associated with the preferred stock have yet to be determined by the Board of Directors. There are no present plans by the Board of Directors to issue preferred shares or address the rights to be assigned thereto.

Options

         Options to acquire shares in the Company's common stock have been issued to employees, board members, advisory board members and consultants as compensation for services provided to the Company. As of November 26, 2004, the following options had been granted in the amounts and to the individuals shown below; as of the date hereof, none of such options have been exercised:


                                  Number
                                   of         Strike      Date of
     Name                        Options      Price        Grant    Expiration

     Daniel R. Dwight            50,000 (1)   $0.890     4/9/2001     4/9/2006
                                500,000 (2)   $0.420   11/15/2001   11/15/2011
                                250,000 (2)   $0.560   11/15/2001   11/15/2011
                                250,000 (2)   $0.660   11/15/2001   11/15/2011
                              1,000,000 (3)   $0.680    2/12/2002    2/12/2012
                                600,000 (4)   $0.250   12/12/2002    2/12/2012
                                660,000 (5)   $0.185    3/21/2003    3/21/2013
                                726,206 (6)   $0.180    3/22/2004    3/22/2014

     Richard F. Tusing           50,000 (1)   $0.890     4/9/2001     4/9/2006
                                600,000 (3)   $0.680    2/12/2002    2/12/2012
                                350,000 (4)   $0.250    2/12/2002    2/12/2012
                                246,500 (7)   $0.960    6/30/2002    6/30/2005
                                126,700 (7)   $0.960    6/30/2002    6/30/2006
                                971,756 (6)   $0.180    3/22/2004    3/22/2014

     Igor Krichtafovitch         50,000 (1)   $0.890     4/9/2001     4/9/2006
                                600,000 (3)   $0.680    2/12/2002    2/12/2012
                                400,000 (4)   $0.250    2/12/2002    2/12/2012
                                600,000 (5)   $0.185    3/21/2003    3/21/2013
                                500,000 (8)   $0.150     5/7/2003     5/7/2013
                                180,726 (6)   $0.180    3/22/2004    3/22/2014

     J. Alexander Chriss         50,000 (1)   $0.890     4/9/2001     4/9/2006
                                104,800 (9)   $1.120   12/31/2001   12/31/2004
                                350,000 (3)   $0.680    2/12/2002    2/12/2012
                                300,000 (4)   $0.250    2/12/2002    2/12/2012
                                405,000 (5)   $0.185    3/21/2003    3/21/2013
                                247,834 (6)   $0.180    3/22/2004    3/22/2014

     Richard A. Papworth         50,000 (1)   $0.890     4/9/2001     4/9/2006
                                398,475(10)   $0.890     4/9/2001     4/9/2011
                                100,000 (3)   $0.680    2/12/2002    2/12/2012
                                200,000 (4)   $0.250    2/12/2002    2/12/2012
                                300,000 (5)   $0.185    3/21/2003    3/21/2013

     Vladimir Gorobets           30,000 (4)   $0.250    2/12/2002    2/12/2012
                                100,000 (5)   $0.185    3/21/2003    3/21/2013

     Jacob Oharah                30,000 (4)   $0.250    2/12/2002    2/12/2012
                                 50,000 (5)   $0.185    3/21/2003    3/21/2013

     Sergey Karpov               30,000(11)   $0.200     4/7/2004    4/07/2014

     Vladimir Bibikov            25,000(11)   $0.220    6/30/2003    6/30/2013

     Terence Tam                 25,000(11)   $0.195    4/21/2004    4/21/2014

     Maciej R. Ziomkowski        25,000(11)   $0.165   11/22/2004   11/22/2014

     Christopher A. Martin       25,000(11)   $0.165   11/22/2004   11/22/2004

     Charles D. Strang           50,000 (1)   $0.890     4/9/2001     4/9/2006
                                 50,000(12)   $0.710     5/3/2001     5/3/2011
                                 50,000(12)   $0.280    8/14/2002    8/14/2007
                                 18,904(12)   $0.150   12/30/2002   12/30/2007
                                 21,000(12)   $0.150     8/6/2003     8/6/2008
                                 50,000(12)   $0.200     8/6/2004     8/6/2009

     James P. McDermott          50,000(12)   $0.280    7/30/2001    7/30/2006
                                 20,959(12)   $0.150   12/30/2002   12/30/2007
                                 30,000(12)   $0.150     8/6/2003     8/6/2008
                                211,096(12)   $0.200     7/1/2004     7/1/2009

     Spencer I. Browne          211,096(12)   $0.200     7/1/2004     7/1/2009

     Milton M. Segal            191,726(12)   $0.200     7/1/2004     7/1/2009

     William Poster              35,000(12)   $0.280    7/30/2002    7/30/2007
                                 35,575(12)   $0.150    7/30/2003    7/30/2008
                                 50,000(12)   $0.200    7/30/2004    7/30/2009

     Jeffrey D. Wilson           50,000 (1)   $0.890     4/9/2001     4/9/2006
                                200,000(12)   $0.710     5/3/2001     5/3/2011
                                 50,000(14)   $0.360   10/10/2001   10/10/2004
                                 23,014(12)   $0.590   10/15/2001   10/15/2006
                                 10,000(15)   $0.210    3/31/2002    3/31/2007
                                 50,000(12)   $0.410    4/30/2002    4/30/2007
                                 10,000(15)   $0.190    6/30/2002    6/30/2007
                                 10,000(15)   $0.140    9/30/2002    9/30/2007
                                 42,000(13)   $0.220   10/15/2002   10/15/2007
                                 33,425(12)   $0.180   12/30/2002   12/30/2007
                                 50,000 (1)   $0.190    6/30/2003    6/30/2008

     Erik W. Black               50,000 (1)   $0.890     4/9/2001     4/9/2006
                                 29,041(12)   $0.160     6/1/2001     6/1/2006
                                 50,000(12)   $0.380   12/30/2002   12/30/2007
                                 30,000(12)   $0.150     8/6/2003     8/6/2008
                                 39,667(12)   $0.200    10/6/2003    10/6/2008

     Charles H. Wellington, Jr.  50,000 (1)   $0.890     4/9/2001     4/9/2006

     Capitol Partners            30,000(13)   $0.360   11/27/2001   11/27/2011

     Daniel Gladkowski           18,000(13)   $0.100     4/1/2003     4/1/2008

(1)  Compensation for services provided to the Company.

(2) Pursuant to an employment agreement dated as of November 15, 2001 and a corresponding stock option agreement dated as of November 15, 2001.

(3)  Compensation bonus for 2000.

(4)  Compensation bonus for 2001.

(5)  Compensation bonus for 2002.

(6) Compensation for the conversation of accounts payable owed for services provided to the Company in exchange for long term Promissory Notes dated as of March 31, 2004.

(7) Pursuant to consulting agreements dated as of August 11, 2000 (individually) and January 1, 2001 (as Dwight Tusing & Associates), as amended April 12, 2001.

(8) Pursuant to the acquisition of license rights to the Kronos technology dated as of May 7, 2003.

(9) Pursuant to a consulting agreement dated as of March 18, 2001; option grant effective as of April 30, 2001.

(10) Pursuant to an employment agreement dated as of May 19, 2000.

(11) Initial compensation for joining the Company.

(12) Compensation for ser vices to the Board of Directors.

(13) Pursuant to consulting services provided to the Company.

(14) Pursuant to an agreement dated October 10, 2001 between TSET and Mr. Wilson, Mr. Wilson was granted an option to purchase 50,000 shares of common stock in consideration of Mr. Wilson's service in year 2001, prior to his resignation, as Chairman of TSET's Board of Directors.

(15) Pursuant to a Promissory Note dated as of October 10, 2001.

Warrants

         On May 9, 2003, we entered in a Warrant Agreement with HoMedics, Inc. pursuant to which HoMedics was granted a ten-year warrant to acquire 13,492,342 shares at an exercise price of $0.10 per share. The warrant shares were issued in exchange for providing $3.4 million in debt financing and $100,000. On October 25, 2004, we entered into a Warrant Agreement with HoMedics, pursuant to which HoMedics was granted a ten-year warrant to acquire 26,507,628 shares at an exercise price of $0.10 per share. The warrants were issued in exchange for HoMedics agreeing to extend repayment of Kronos debt and to provide an additional $1 million in funding - $925,000 in secured debt financing and $75,000. HoMedics increased their potential equity position in Kronos to 30% of Kronos common stock on a fully diluted basis.

         On August 7, 2001, we entered into a Warrant Agreement with The Eagle Rock Group, LLC, pursuant to which The Eagle Rock Group was granted a ten-year warrant to acquire one million four hundred thousand (1,400,000) shares of our common stock at an exercise price of $0.68 per share (the fair market value on the date of grant). Effective March 11, 2002, we entered into an agreement with The Eagle Rock Group extending our relationship with The Eagle Rock Group until March 1, 2003. Pursuant to the agreement, we agreed to grant to The Eagle Rock Group a ten-year warrant for the right to purchase nine hundred thousand (900,000) shares of our common stock: Two hundred and fifty thousand (250,000) warrant shares at an exercise price of $0.42 and two hundred and fifty thousand (250,000) warrant shares at an exercise price of $0.205 (the closing price of the Company's common stock on March 1, 2002) were earned over a 12-month period and four hundred thousand (400,000) warrant shares at an exercise price of $0.145 were earned upon securing of our Licensing Agreement with HoMedics. These warrants are irrevocable and are fully vested.

Transfer Agent

         The transfer agent for our common stock is American Stock & Transfer Company, 6201 15th Avenue, Brooklyn, New York 11219 and its telephone number is
(718) 921-8124.


Limitation Of Liability: Indemnification

         As permitted by the Nevada Revised Statutes, our Bylaws provide for the indemnification of our directors, officers, and employees or of any corporation in which any such person serves as a director, officer, or employee at our request, to the fullest extent allowed by the Nevada Revised Statutes, against expenses (including, without limitation, attorney's fees, judgments, awards, fines, penalties, and amounts paid in satisfaction of judgment or in settlement of any action, suit, or proceeding) incurred by any such director, officer, or employee. The Nevada Revised Statutes currently provides that such liability may be so limited, except for: (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (b) the payment of distributions in violation of Nevada Revised Statutes 78.300. As a result of this provision, our company and our stockholders may be unable to obtain monetary damages from such persons for breach of their duty of care. Although stockholders may continue to seek injunctive and other equitable relief for an alleged breach of fiduciary duty by such persons, stockholders may have no effective remedy against the challenged conduct if equitable remedies are unavailable.

         We provide director and officer liability insurance and pays all premiums and other costs associated with maintaining such insurance coverage. We have also entered into indemnification agreements with each director and officer.

Anti-Takeover Effects Of Provisions Of Nevada State Law

         We may be or in the future we may become subject to Nevada's control share law. A corporation is subject to Nevada's control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and it does business in Nevada or through an affiliated corporation.

         The law focuses on the acquisition of a "controlling interest" which means the ownership of outstanding voting shares sufficient, but for the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more. The ability to exercise such voting power may be direct or indirect, as well as individual or in association with others.

         The effect of the control share law is that the acquiring person, and those acting in association with it, obtains only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to strip voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell its shares to others. If the buyers of those shares themselves do not acquire a controlling interest, their shares do not become governed by the control share law.

         If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than an acquiring person, who has not voted in favor of approval of voting rights is entitled to demand fair value for such stockholder's shares.

         Nevada's control share law may have the effect of discouraging takeovers of the corporation.

         In addition to the control share law, Nevada has a business combination law which prohibits certain business combinations between Nevada corporations and "interested stockholders" for three years after the "interested stockholder" first becomes an "interested stockholder" unless the corporation's board of directors approves the combination in advance. For purposes of Nevada law, an "interested stockholder" is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. The definition of the term "business combination" is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquiror to use the corporation's assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

         The effect of Nevada's business combination law is to potentially discourage parties interested in taking control of the Company from doing so if it cannot obtain the approval of our board of directors.

                                     EXPERTS

         The consolidated financial statements as of and for the years ended June 30, 2004 and 2003 included in the Prospectus have been audited by Sherb & Co. LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding Kronos' ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         Burton Bartlett and Glocovac, will pass upon the validity of the shares of common stock offered hereby for us.

                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                       KRONOS ADVANCED TECHNOLOGIES, INC.
                          INDEX TO FINANCIAL STATEMENTS

                                                                        PAGE(S)

Financial Statements for September 30, 2004(unaudited)

Consolidated Balance Sheet as of September 30, 2004 (unaudited)           F-2

Consolidated Statements of Operations for the Three Months Ended
September 30, 2004 and September 30, 2003 (unaudited)                     F-3

Consolidated Statements of Cash Flows for the Three Months Ended
September 30, 2004 and September 30, 2003 (unaudited)                     F-4

Notes to Consolidated Interim Financial Statements (unaudited)            F-5

Consolidated Financial Statements for June 30, 2004

Report of Independent Registered Public Accounting Firm                   F-14

Consolidated Balance Sheet as of June 30, 2004                            F-15

Consolidated Statements of Operations for the Years Ended
 June 30, 2004 and June 30, 2003                                          F-16

Consolidated Statements of Stockholders' Deficit for the Period from
June 30, 2002 Through June 30, 2004                                       F-17

Consolidated Statements of Cash Flows for the Years Ended
 June 30, 2004 and June 30, 2003                                          F-18

Notes to Consolidated Financial Statements                                F-19

                       KRONOS ADVANCED TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEETS


                                       September 30,
                                            2004                    June 30,
Assets                                  (Unaudited)                   2004
                                      -----------------         ----------------
Current Assets
 Cash                                 $        40,933           $        69,063
 Accounts receivable, net                     123,544                    97,544
 Prepaids                                      17,827                    71,050
                                      -----------------         ----------------
  Total Current Assets                        182,304                   237,657
                                      -----------------         ----------------
Net Property and Equipment                      4,823                     6,292

Other Assets
 Intangibles                                2,208,798                 2,253,029
                                      -----------------         ----------------
  Total Other Assets                        2,208,798                 2,253,029
                                      -----------------         ----------------
Total Assets                          $     2,395,925           $     2,496,978
                                      =================         ================

Liabilities and Shareholders' Deficit

Current Liabilities
 Accrued expenses and payables
  to directors and officers           $       249,378           $        36,258
 Accounts payable                             345,885                   272,544
 Accrued expenses                             405,621                   312,347
 Deferred revenue                               3,218                     3,218
 Notes payable, current portion               870,593                   798,926
                                      -----------------         ----------------
  Total Current Liabilities                 1,874,695                 1,423,293
                                      -----------------         ----------------
Long Term Liabilities
  Notes payable to directors &
     Officers                               1,063,266                 1,063,266
  Notes payable                             1,978,052                 1,983,038
  Discounts on notes payable                 (514,940)                 (589,260)
                                      -----------------        -----------------
  Total Long Term Liabilities               2,526,378                 2,457,044
                                      -----------------        -----------------

     Total Liabilities                      4,401,073                 3,880,337
                                      -----------------        -----------------

Shareholders' Deficit Common stock,
 authorized 500,000,000 shares of
 $0.001 par value, 61,323,845 shares
 outstanding at September 30,
 and June 30, 2004                             61,323                    61,323
Capital in excess of par value             18,578,019                18,578,019
Accumulated deficit                       (20,644,490)              (20,022,701)
                                      ------------------        ----------------
  Total Shareholders' Deficit              (2,005,148)               (1,383,359)
                                      ------------------        ----------------
  Total Liabilities and
   Shareholders' Deficit              $     2,395,925                 2,496,978
                                      ==================        ================

                       KRONOS ADVANCED TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                          Three months ended September 30,
                                                        -------------------------------------
                                                            2004                  2003
                                                        (Unaudited)            (Unaudited)
                                                        --------------      -----------------
 Sales                                                  $  241,533          $      130,017
 Cost of sales                                             217,920                  82,753
                                                        --------------      ------------------
 Gross Profit                                               23,613                  47,264
                                                        --------------      ------------------
 Selling, General and Administrative expenses:
  Compensation and benefits                                222,870                 202,823
  Professional services                                     52,339                  43,638
  Research and development                                  17,989                  19,828
  Depreciation and amortization                             99,834                  70,579
  Facilities                                                18,887                  18,873
  Other selling general and
   administrative expenses                                  91,875                  73,752
                                                        --------------      ------------------
 Selling, General and Administrative expenses              503,794                 429,493
                                                        --------------      ------------------
 Net Operating Loss                                       (480,181)               (382,229)

 Interest Expense                                         (141,609)               (168,270)
                                                        --------------      ------------------
 Net Loss Before Taxes                                    (621,790)               (550,449)
                                                        --------------      ------------------
 Net Loss                                               $ (621,790)         $     (550,499)
                                                        ==============      ==================
Basic Loss Per Share                                    $    (0.01)         $        (0.01)
                                                        ==============      ==================
Diluted Loss Per Share                                  $    (0.01)         $        (0.01)
                                                        ==============      ==================

Weighted average shares outstanding                     61,323,845              53,973,647
                                                        ==============      ==================

                       KRONOS ADVANCED TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                        For the three months ended September 30,
                                                    ------------------------------------------------
                                                            2004                     2003
                                                        (Unaudited)               (Unaudited)
                                                    ----------------------    ----------------------

CASH FLOWS FROM OPERATING ACTIVITIES

 Net loss from continuing operations                $      (621,790)          $      (550,499)
  Adjustments to reconcile net loss to net cash
  used in operating activities

   Depreciation and amortization                             99,834                    70,579
   Accretion of note discount                                74,321                    80,064
 Change In
  Accounts receivable                                       (26,000)                  (69,128)
  Prepaid expenses and other assets                          53,222                   (28,924)
  Deferred revenue                                               -                    (12,122)
  Accounts Payable                                           (2,886)                   60,562
  Accrued Expenses and other liabilities                    382,622                     8,188
                                                    ----------------------    ----------------------
   Net cash used in Operating Activities                    (40,677)                 (441,281)
                                                    ----------------------    ----------------------
CASH FLOWS FROM INVESTING ACTIVITIES
 Investment in patent protection                            (54,134)                  (41,738)
                                                    ----------------------    ----------------------
  Net cash used in Investing Activities                     (54,134)                  (41,738)
                                                    ----------------------    ----------------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Issuance of common stock                                        -                    525,000
 Proceeds from short term borrowings                        100,000                        -
 Repayments of short-term borrowings                        (33,319)                 (144,704)
                                                    ----------------------    ----------------------
  Net cash provided by Financing Activities                  66,681                   380,296
                                                    ----------------------    ----------------------
NET DECREASE IN CASH                                        (28,130)                 (102,723)

CASH
  Beginning of period                                        69,063                   641,178
                                                    ----------------------    ----------------------

  End of period                                     $        40,933           $        538,455
                                                    ======================    ======================


                       KRONOS ADVANCED TECHNOLOGIES, INC.
               NOTES TO CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements of Kronos Advanced Technologies, Inc. (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments necessary to present fairly the information set forth therein have been included. Operating results for the three months ended September 30, 2004 and are not necessarily indicative of the results that may be experienced for the fiscal year ending June 30, 2005.

These consolidated financial statements are those of the Company and its wholly-owned subsidiary. All significant inter-company accounts and transactions have been eliminated in the preparation of the consolidated financial statements.

The accompanying consolidated financial statements should be read in conjunction with the Kronos Advanced Technologies, Inc. Form 10-KSB for the fiscal year ended June 30, 2004 filed on October 15, 2004.

NOTE 2 - REALIZATION OF ASSETS AND GOING CONCERN

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has sustained losses from operations in recent years, and such losses have continued through the quarter ended September 30, 2004. In addition, the Company has used, rather than provided, cash in its operations. The Company is currently using its resources in its efforts to raise capital necessary to complete research and development work, and to provide for its working capital needs.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain present financing and to succeed in its future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Management has taken the following steps with respect to its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue in existence:

HoMedics Licensing Agreement. In October 2002, Kronos Air Technologies, Inc., and HoMedics USA, Inc. executed a multiyear, multi-million-dollar Licensing Agreement to bring Kronos(TM) proprietary technology to the consumer. The agreement provides for exclusive North American, Australian and New Zealand retail distribution rights for next generation consumer air movement and purification products based on the patented Kronos(TM) technology. In August 2004, the Company and HoMedics, Inc. began preparing the Kronos-based consumer standalone product line for mass production. The initial term of the agreement is three and one half years from the initial sale of consumer air purification products by HoMedics, which shall be no later than December 31, 2006, with the option to extend the agreement for six additional years. Kronos will be compensated through an initial royalty payment and ongoing quarterly royalty payments based on a percentage of sales. HoMedics will pay minimum royalty payments of at least $2.0 million during the initial term and on-going royalty payments to extend the agreement. Kronos will retain full rights to all of its intellectual property.

US Navy SBIR. In November 2002, Kronos was awarded by the U. S. Navy a Small Business Innovation Research Phase II contract worth $580,000, plus an option of $145,000. The Phase II contract (commercialization phase) is an extension of the Phase I and the Phase I Option work that began in 2001. It is intended that the Kronos(TM) devices being developed under this contract will be embedded in existing HVAC systems in order to move air more efficiently than traditional, fan-based technology. During Phase II, Kronos shall develop, produce and install a set of fully controlled devices that represent a "cell" of an advanced distributive air management system with medium capacity airflow in a U.S. Navy unique environment. The "cell" has been designed to be easily adjustable to a variety of parameters such as duct size, airflow requirements, and air quality. As of September 30, 2004, U. S. Navy had provided Kronos with $567,000 in funding for this effort under the Phase II contract.

US Army SBIR Option. In August 2003, Kronos was awarded the option on its U. S. Army Small Business Innovation Research Phase I contract bringing the value of the Phase I contract award to $120,000. On October 21, 2003, the U.S. Army awarded Kronos the Small Business Innovation Research Phase II contract. The first year of the contract is worth $369,000 with an Army option on the second year worth $360,000. The contract is to develop Kronos' proprietary Electrostatic Dehumidification Technology ("EDT"). Kronos initiated work under the Phase II contract in December 2003. As of September 30, 2004, U. S. Army had provided Kronos with $151,000 in funding for this effort under the Phase II contract.

Cornell Equity and Equity Backed Financing. In October 2004, Kronos entered into agreements for up to $20.5 million in equity and equity backed debt financing from Cornell Capital Partners. Kronos executed an Equity Investment Agreement to secure $500,000 through the sale of 5 million unregistered shares of Kronos common stock. Cornell Capital Partners committed to provide $4 million pursuant to two Equity Backed Promissory Notes, which will be funded as follows: $2 million upon filing a Registration Statement and $2 million upon the SEC declaring the Registration Statement effective. Kronos executed a Standby Equity Distribution Agreement for $20 million of funding which Kronos has the option to drawdown against in increments as large as $1.5 million over the next twenty-four months.

HoMedics provided debt financing. In October 2004, HoMedics has agreed to extend repayment of Kronos debt and to provide an additional $1 million in funding. HoMedics has agreed to provide Kronos with an additional $1 million in financing (refer to Note 10 - Commitments and Contingencies below).

Fusion Capital. During our year ended June 30, 2004, we sold 6,505,576 shares of our common stock to Fusion Capital for $1,353,718 under the terms of our Common Stock Purchase Agreements dated August 12, 2002. On November 4, 2004, Kronos and Fusion mutually agreed to terminate this common stock purchase agreement.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method. The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a June 30 fiscal year end.

Reclassifications. Certain reclassifications have been made to the 2003 financial statements in order to conform to the 2004 presentation. None of these reclassifications affected previously reported financial position, results of operations or cash flows of the Company.

Principles of Consolidation. The consolidated financial statements of the Company include those of the Company and of each of its subsidiaries for the periods in which the subsidiaries were owned/held by the Company. All significant intercompany accounts and transactions have been eliminated in the preparation of the consolidated financial statements. At June 30, 2004, we had only one subsidiary, Kronos Air Technologies, Inc.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

Concentrations of Credit Risk. Financial instruments which can potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company manages its exposure to risk through ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts for potential losses and does not believe it is exposed to concentrations of credit risk that are likely to have a material adverse impact on the Company's financial position or results of operations.

Cash and Cash Equivalents. The Company considers all highly liquid short-term investments, with a remaining maturity of three months or less when purchased, to be cash equivalents.

Accounts Receivable. The Company provides an allowance for losses on trade receivables based on a review of the current status of existing receivables and management's evaluation of periodic aging of accounts. Accounts receivable are shown net of allowances for doubtful accounts of $0 at September 30, 2004 and June 30, 2004. The Company charges off accounts receivable against the allowance for losses when an account is deemed to be uncollectable.

Property and Equipment. Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets, which range from three to seven years. Expenditures for major renewals and betterments that extend the original estimated economic useful lives of the applicable assets are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

Intangibles. The Company uses assumptions in establishing the carrying value, fair value and estimated lives of our long-lived assets and goodwill. The criteria used for these evaluations include management's estimate of the asset's continuing ability to generate positive income from operations and positive cash flow in future periods compared to the carrying value of the asset, the strategic significance of any identifiable intangible asset in our business objectives, as well as the market capitalization of the Company. Cash flow projections used for recoverability and impairment analysis use the same key assumptions and are consistent with projections used for internal budgeting, and for lenders and other third parties. If assets are considered to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Useful lives and related amortization or depreciation expense are based on our estimate of the period that the assets will generate revenues or otherwise be used by Kronos. Factors that would influence the likelihood of a material change in our reported results include significant changes in the asset's ability to generate positive cash flow, loss of legal ownership or title to the asset, a significant decline in the economic and competitive environment on which the asset depends, significant changes in our strategic business objectives, and utilization of the asset.

Income Taxes. Income taxes are accounted for in accordance with the provisions of SFAS No. 109. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized, but no less than quarterly.

Research and Development Expenses. Costs related to research and development are charged to research and development expense as incurred.

Earnings (Loss) Per Share. Basic earnings (loss) per share is computed using the weighted average number of shares outstanding. Diluted earnings (loss) per share is computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to outstanding options and warrants to purchase common stock, when their effect is dilutive.

Revenue Recognition. The Company recognizes revenue in accordance with Staff Accounting Bulletin (SAB) 101, which requires evidence of an agreement, delivery of the product or services at a fixed or determinable price, and assurance of collection within a reasonable period of time. Further, Kronos Air Technologies recognizes revenue on the sale of the custom-designed contract sales under the percentage-of-completion method of accounting in the ratio that costs incurred to date bear to estimated total costs. For uncompleted contracts where costs and estimated profits exceed billings, the net amount is included as an asset in the balance sheet. For uncompleted contracts where billings exceed costs and estimated profits, the net amount is included as a liability in the balance sheet. Sales are reported net of applicable cash discounts and allowances for returns. Revenue from government grants for research and development purposes is recognized as revenue as long as the Company determines that the government will not be the sole or principal expected ultimate customer for the research and development activity or the products resulting from the research and development activity. Otherwise, such revenue is recorded as an offset to research and development expenses in accordance with the Audit and Accounting Guide, Audits of Federal Government Contractors. In either case, the revenue or expense offset is not recognized until the grant funding is invoiced and any customer acceptance provisions are met or lapse.

Stock, Options and Warrants Issued for Services. Issuances of shares of the Company's stock to employees or third-parties for compensation or services is valued using the closing market price on the date of grant for employees and the date services are completed for non-employees. Issuances of options and warrants of the Companies stock are valued using the Black-Scholes option model.

Stock Options. Statement of Financial Accounting Standards No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure, an Amendment of FASB Statement No. 123," amends the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

The Company accounts for stock-based compensation to employees and directors using the intrinsic value method of accounting as prescribed under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. Under the intrinsic value method, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's Consolidated Statements of Operations.

RECENT ACCOUNTING PRONOUNCEMENTS - Management does not believe that recently issued, but not yet effective accounting pronouncements if currently adopted would have a material effect on the accompanying consolidated financial statements.

NOTE 4 -- INCOME TAXES

The composition of deferred tax assets and the related tax effects at September 30, 2004 and June 30, 2004 are as follows:



                                             September 30, 2004
                                                (Unaudited)     June 30, 2004
                                                -------------   -------------
Benefit from carryforward of capital and
 net operating losses                           $  4,932,460    $  4,841,083
Other temporary differences                          220,796         156,740
Less:
  Valuation allowance                             (5,153,256)     (4,997,823)
                                                -------------   -------------
Net deferred tax asset                          $       -       $       -
                                                =============   =============

The other temporary differences shown above relate primarily to impairment reserves for intangible assets, and accrued and deferred compensation. The difference between the income tax benefit in the accompanying statements of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss is as follows:


                                                       September 30, 2004
                                                           (Unaudited)                 June 30,2004
                                                   ---------------------------  ----------------------------
                                                                      % of                         % of
                                                        Amount    Pre-Tax Loss      Amount      Pre-Tax Loss
                                                   -------------  ------------  --------------  ------------
Benefit for income tax at federal statutory rate   $    211,409          34.0%  $     848,265          34.0%
Benefit for income tax at state statutory rate           12,394           2.0%         49,728           2.0%
Non-deductible expenses                                 (68,369)       (11.0)%       (123,348)        (4.9)%
Increase in valuation allowance                        (155,434        (25.0)%       (774,645)       (31.0)%
                                                   -------------  ------------  --------------  ------------
                                                   $       -              0.0%  $        -              0.0%
                                                   =============  ============  ==============  ============


The non-deductible expenses shown above related primarily to the amortization of intangible assets and to the accrual of stock options for compensation using different valuation methods for financial and tax reporting purposes.

At September 30, 2004, for federal income tax and alternative minimum tax reporting purposes, the Company has approximately $11.3 million of unused Federal net operating losses, $2.3 million of capital losses and $9.7 million of unused State net operating losses available for carryforward to future years. The benefit from carryforward of such losses will expire in various years between 2006 and 2025 and could be subject to limitations if significant ownership changes occur in the Company.

NOTE 5 - SEGMENTS OF BUSINESS

The Company operates principally in one segment of business: The Company licenses, manufactures and distributes air movement and purification devices utilizing the Kronos(TM) technology. For the three months ended September 30, 2004 and the fiscal year ended June 30, 2004, the Company operated only in the U.S.

NOTE 6 - EARNINGS PER SHARE

Weighted average shares outstanding used in the earnings per share calculation were 61,323,845 and 53,973,647 for the three months ended September 30, 2004 and 2003, respectively.

As of September 30, 2004, there were outstanding options to purchase 12,813,812 shares of the Company's common stock and outstanding warrants to purchase 15,792,342 shares of the Company's common stock. These options and warrants have been excluded from the earnings per share calculation as their effect is anti-dilutive. As of September 30, 2003, there were outstanding options and warrants to purchase 10,601,675 and 15,792,342 shares, respectively, of the Company's common stock. These options have been excluded from the earnings per share calculation as their effect is anti-dilutive.

NOTE 7 - NOTES PAYABLE

The Company had the following obligations as of September 30, 2004 and June 30, 2004,


                                       September 30, 2004      June 30, 2004
                                           (Unaudited)
                                        ---------------       ---------------
 Obligation to HoMedics (1)             $    2,400,000        $    2,400,000
 Discount on obligation to HoMedics           (514,941)             (589,260)
 Obligation to current employees (2)         1,139,903             1,139,903
 Obligation to Fusion Capital (3)              200,000               200,000
 Obligation for finance leases (4)              47,009                50,327
 Obligations to others (5)                     125,000                55,000
                                        ---------------       ---------------
                                             3,396,971             3,255,970
Less:
 Current portion                               870,593               798,926
                                        ---------------       ---------------
 Total long term obligations net of
     current portion                    $    2,526,378        $    2,457,044
                                        ===============       ===============

(1) This note has a 5 year term and bears interest at 6%. In October 2004, HoMedics agreed to extend repayment of this note (refer to Note 11 - Subsequent Events). This note was issued along with warrants for the purchase of 13.4 million shares of the Company's common stock. As a result, the note was recorded with a discount of $893,000 that is being amortized against earnings using the interest rate method of amortization.

(2) These notes bear interest at  rates between 12% and 17%.   One note
($76,637) is due upon the Company securing $2 million in funding and the balance of the notes are due December 31, 2006.

(3) This is a non-interest bearing demand obligation and was only outstanding until Fusion Capital purchased enough stock from the Company to eliminate the advance position. In November 2004, Fusion Capital purchased two million shares of the Company's Common Stock to eliminate the advance position.

(4) See Note 8 below.

(5) There were two obligation to others at September 30, 2004: (i) $100,000 short-term loan at 12% interest to be repaid upon the Company securing more than $1 million in new financing; and (i) $25,000 balance on a non-interest bearing loan ($55,000 balance at June 30, 2004) that was originally incurred for the acquisition of license rights of the Kronos(TM) technology with a value of $270,000. This note is non-interest bearing with quarterly payments of $30,000 until paid in full. On July 3, 2004 the Company made the required payment for this note and on October 5, 2004 the Company paid the note in full.

NOTE 8 - CAPITAL LEASES

The Company entered into a capital lease for the purpose of purchasing equipment used in the research and product development center. Certain Officers of the Company personally guaranteed the capital lease if the Company does not fulfill its terms of the lease obligations. The leases are for 36 months and contain bargain purchase provisions so that the Company can purchase the equipment at the end of each lease. The following sets forth the minimum future lease payments and present values of the net minimum lease payments under these capital leases:

Minimum Future Lease Payments and Present Values of the Net Minimum Lease
Payments


Period ended September 30,
-----------------------------------
     2005                                         $ 36,336
     2006                                           21,227
                                                  ---------
 Total minimum lease payments                       57,563
Less:  Executory costs                                -
                                                  ---------
 Net minimum lease payments                         57,563
Less:  Imputed interest                             10,556
                                                  ---------
 Present value of net minimum lease payments      $ 47,009
                                                  =========

Of  the  equipment  that  was  purchased  using  capital  leases,   $10,650  was
capitalized and the remaining $65,782 was expensed through research and development and cost of sales. In the three months ended September 30, 2004, the Company paid $5,968 in principal and $3,077 in interest on capital leases. In the three months ended September 30, 2003, the Company paid $4,703 in principal and $4,381 in interest on capital leases.

NOTE 9 - CONSULTING AGREEMENTS

On October 31, 2003, the Company entered into a 10-month consulting agreement with Joshua B. Scheinfeld and Steven G. Martin, principals of Fusion Capital, for consulting services with respect to operations, executive employment issues, employee staffing, strategy, capital structure and other matters as specified from time to time. As consideration for their services, the Company issued 360,000 shares of its common stock. In accordance with EITF 96-18, the measurement date was established as the contract date of October 31, 2003 as the share grant was non-forfeitable and fully vested on that date. The stock was valued on that date at $0.22 a share (the closing price for the Company's common stock on the measurement date). The stock issuance has been recorded as a prepaid consulting fee and was amortized to Professional Fee Expense ratably over the ten month term of the contract. Under this contract, expenses of $12,586 were recorded for the three months ended September 30, 2004.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

In October 2004, HoMedics has agreed to extend repayment of Kronos debt and to provide an additional $1 million in funding. HoMedics has agreed to provide Kronos with an additional $1 million in financing - $925,000 in secured debt financing and $75,000 for the purchase of additional 26,507,628 ten year warrants exercisable at $0.10 per share. The $925,000 will be paid to Kronos upon Kronos achieving three milestones: (i) $175,000 shall be funded upon delivery and successful testing of electronic boards and power supplies from Kronos' contract manufacturing partner, (ii) $250,000 shall be funded upon obtaining tooling of the current prototype configuration and device testing and performing to HoMedics' specifications, and (iii) $500,000 shall be funded upon the initial sale of Kronos-based air purifiers by HoMedics. In addition, quarterly debt payments and the maturity date for existing debt have been extended. Quarterly payments due on the outstanding $2.4 million in secured debt financing, which had been scheduled to begin in August 2004, will be due the earlier of Kronos receipt of royalty payments from HoMedics sale of Kronos-based air purification products or two years. The maturity date of the $2.4 million in debt has been extended from May 2008 to October of 2009; the maturity date on the $925,000 will also be October 2009. The interest rate will remain at 6% for the $2.4 million in debt; the rate will also be 6% on the additional debt. HoMedics increased their potential equity position in Kronos to 30% of Kronos common stock on a fully diluted basis. Kronos has issued HoMedics a warrant to buy 26.5 million shares of Kronos common stock.

Employment Agreements

The Company entered into an Employment Agreement with its President and Chief Executive Officer, Daniel Dwight, effective as of November 15, 2001. The initial term of the Employment Agreement was for two years and the agreement will automatically renew for successive one year terms unless written notice within three months of the end of the renewal term is received by either party. The Board of Directors renewed the Employment Agreement on August 13, 2003 and again on August 15, 2004. The Employment Agreement provides for base cash compensation of $180,000 per year and eligibility for annual incentive bonus compensation in an amount equal to annual salary based on the achievement of certain bonus objectives.

The Company entered into an Employment Agreement with its Chief Operating Officer, Richard Tusing, effective as of January 1, 2003. The initial term of the Employment Agreement is for two years and will automatically renew for successive one year terms unless written notice within three months of the end of the initial term or any subsequent renewal term is received by either party. The Board of Directors renewed the Employment Agreement on October 1, 2004. The Employment Agreement provides for base cash compensation of $160,000 per year.

NOTE 11 - SUBSEQUENT EVENTS

In October 2004, Kronos entered into agreements for up to $20.5 million in equity and equity backed debt financing from Cornell Capital Partners. Kronos executed an Equity Investment Agreement to secure $500,000 through the sale of 5 million unregistered shares of Kronos common stock. Cornell Capital Partners committed to provide $4 million pursuant to two Equity Backed Promissory Notes, which will be funded as follows: $2 million upon filing a Registration Statement and $2 million upon the SEC declaring the Registration Statement effective. Kronos executed a Standby Equity Distribution Agreement for $20 million of funding which Kronos has the option to drawdown against in increments as large as $1.5 million over the next twenty four months.

In October 2004, Kronos and Richard A. Papworth agreed to postpone under the terms of a Promissory Note repayment of the Note for $76,637 until Kronos obtains proceeds from Cornell Capital Partners under the terms of our Promissory Note.

In October 2004, HoMedics agreed to extend repayment of Kronos debt and to provide an additional $1 million in funding. HoMedics has agreed to provide Kronos with an additional $1 million in financing - $925,000 in secured debt financing and $75,000 for the purchase of additional warrants. The $925,000 will be paid to Kronos upon Kronos achieving three milestones: (i) $175,000 shall be funded upon delivery and successful testing of electronic boards and power supplies from Kronos' contract manufacturing partner, (ii) $250,000 shall be funded upon obtaining tooling of the current prototype configuration and device testing and performing to HoMedics' specifications, and (iii) $500,000 shall be funded upon the initial sale of Kronos-based air purifiers by HoMedics. In addition, quarterly debt payments and the maturity date for existing debt have been extended. Quarterly payments due on the outstanding $2.4 million in secured debt financing, which had been scheduled to begin in August 2004, will be due the earlier of Kronos receipt of royalty payments from HoMedics sale of Kronos-based air purification products or two years. The maturity date of the $2.4 million in debt has been extended from May 2008 to October of 2009; the maturity date on the $925,000 will also be October 2009. The interest rate will remain at 6% for the $2.4 million in debt; the rate will also be 6% on the additional debt. HoMedics increased their potential equity position in Kronos to 30% of Kronos common stock on a fully diluted basis. Kronos has issued HoMedics a warrant to buy 26.5 million shares of Kronos common stock.

In October 2004, Kronos received a Notice of Allowance from the United States Patent and Trademark Office indicating that its application entitled "Electrostatic Fluid Accelerator" - Power Supply Management and Control has been examined and allowed for issuance as a U. S. patent. Kronos expects that the U.
S. Patent will issue in due course. The patent provides protection for key aspects of Kronos' technology until late in 2021.

In November 2004, Kronos received a Notice of Allowance from the United States Patent and Trademark Office indicating that its application entitled "Electrostatic Fluid Accelerator" - Electrode Design Geometries has been examined and allowed for issuance as a U. S. patent. Kronos expects that the U.
S. Patent will issue in due course. The patent provides protection for key aspects of Kronos' technology until late in 2021.

In November 2004, Kronos received formal notification from the Commonwealth of Australian Patent Office indicating that its application entitled "Electrostatic Fluid Accelerator" has been examined and allowed for issuance as an Australian patent (#773626).

In November 2004, Kronos and Fusion Capital Fund II, LLC mutually agreed to terminate their existing common stock purchase agreement dated August 12, 2002.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Stockholders and Board of Directors
Kronos Advanced Technologies, Inc.

We have audited the accompanying consolidated balance sheet of Kronos Advanced Technologies, Inc. and Subsidiary as of June 30, 2004 and 2003 and the related consolidated statements of operations, shareholders' deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kronos Advanced Technologies, Inc. and Subsidiary as of June 30, 2004 and 2003 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses and has a working capital deficiency as more fully described in Note 3. These issues among others raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                               /s/ Sherb & Co., LLP
                                               ---------------------------------
                                                   Sherb & Co., LLP
                                                   Certified Public Accountants

New York, New York
September 27, 2004

                       KRONOS ADVANCED TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEETS


                                                         June 30,                     June 30,
                                                          2004                          2003
                                                  --------------------         --------------------
Assets

Current Assets
    Cash                                          $            69,063          $           641,178
    Accounts receivable, net                                   97,544                       48,766
    Other Current Assets                                       71,050                       34,135
                                                  --------------------         --------------------
               Total Current Assets                           237,657                      724,079
                                                  --------------------         --------------------

Property and Equipment                                         46,011                       74,673
    Less: Accumulated Depreciation                            (39,719)                     (46,631)
                                                  --------------------         --------------------
               Net Property and Equipment                       6,292                       28,042
                                                  --------------------         --------------------
Other Assets
    Intangibles                                             2,253,029                    2,487,473
                                                  --------------------         --------------------
               Total Other Assets                           2,253,029                    2,487,473
                                                  --------------------         --------------------

Total Assets                                      $         2,496,978          $         3,239,594
                                                  ====================         ====================

Liabilities and Shareholders' Deficit

Current Liabilities

    Accrued expenses and payables to
     directors and officers                       $            36,258          $         1,172,015
    Accounts payable                                          272,544                      218,338
    Accrued expenses                                          312,347                      174,677
    Deferred revenue                                            3,218                      133,751
    Notes payable, current portion                            798,926                      185,670
                                                  --------------------         --------------------
               Total Current Liabilities                    1,423,293                    1,884,451
                                                  --------------------         --------------------
Long Term Liabilities
    Notes payable
               Notes payable to directors &
               officers                                     1,063,266                          -
               Other notes payable                          1,983,038                    2,676,479
               Discount on notes payable                     (589,260)                    (893,046)
                                                  --------------------         --------------------
               Total Long Term Liabilities                  2,457,044                    1,783,433
                                                  --------------------         --------------------
               Total Liabilities                            3,880,337                    3,667,884
                                                  --------------------         --------------------

Redeemable Warrants                                               -                        805,300
                                                  --------------------         --------------------

Shareholders' Deficit
    Common stock, authorized 500,000,000
     shares of $.001 par value
     Issued and outstanding - 61,323,845
     and 53,836,907, respectively                              61,323                       53,837
    Capital in excess of par value                         18,578,019                   16,240,378
    Accumulated deficit                                   (20,022,701)                 (17,527,805)
                                                  --------------------         --------------------
               Total Shareholders' Deficit                 (1,383,359)                  (1,233,590)
                                                  --------------------         --------------------

Total Liabilities and Shareholders' Deficit       $         2,496,978          $         3,239,594
                                                  ====================         ====================

The accompanying notes are an integral part of these financial statements.

                       KRONOS ADVANCED TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                                           For the year ended June 30,
                                                         ---------------------------------
                                                               2004             2003
                                                         ---------------- ----------------
 Sales                                                   $      533,220   $       558,590
 Cost of sales                                                  379,331           314,496
                                                         ---------------- ----------------
 Gross Profit                                                   153,889           244,094
                                                         ---------------- ----------------

 Selling, General and Administrative expenses

     Compensation and benefits                                  840,205         1,031,375
     Research and development                                    60,517           116,251
     Professional services                                      355,454         1,156,903
     Depreciation and amortization                              360,955           284,647
     Facilities                                                  88,914            96,579
     Other selling general and administrative expenses          382,909           226,716
                                                         ---------------- ----------------
 Total Selling, General and Administrative expenses           2,088,954         2,912,471
                                                         ---------------- ----------------

 Operating Loss                                              (1,935,065)       (2,668,377)
 Other Income                                                    56,000            83,380
 Interest Expense                                              (615,831)         (184,845)
                                                         ---------------- ----------------

Net Loss                                                 $   (2,494,896)  $    (2,769,842)
                                                         ================ ================

 Basic Loss Per Share:
        Net Loss                                         $        (0.04)  $         (0.06)
                                                         ================ ================

 Diluted Loss Per Share:
        Net Loss                                         $        (0.04)  $         (0.06)
                                                         ================ ================

Weighted Average Shares Outstanding                          57,760,785        48,258,340
                                                         ================ ================


The accompanying notes are an integral part of these financial statements.

                       KRONOS ADVANCED TECHNOLOGIES, INC.
           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' DEFICIT





                                                          Common Stock       Capital in                     Deferred      Total
                                                     ---------------------  Excess of Par   Accumulated     equity     Shareholders'
                                                       Shares      Amount       Value        Deficit     compensation     Deficit
                                                     ----------- ---------- ------------- -------------- ------------ -------------

BALANCE at June 30, 2002                             43,937,907 $  43,938  $  14,371,113 $ (14,757,963) $  (41,668)   $  (384,580)


       Shares issued for cash                          6,593,084     6,593        724,875          -           -           731,468
       Shares issued for debt reduction                  306,000       306         33,854          -           -            34,160
       Amortization of deferred equity compensation                                                -         41,668         41,668
       Shares issued for acquisition of intellectual
        property rights                                2,790,000     2,790        270,630          -           -           273,420
       Warrants issued to HoMedics                          -         -           993,046          -           -           993,046
       Costs associated with equity  financing              -         -          (216,055)         -           -          (216,055)
       Shares issued for consulting services             209,533       210         34,489          -           -            34,699
       Options issued for consulting services               -         -            28,426          -           -            28,426
       Net loss for the year ended June 30, 2003            -         -              -       (2,769,842)       -        (2,769,842)
                                                     ----------- ---------- ------------- -------------- ------------ -------------
BALANCE at June 30, 2003                             53,836,524    53,837      16,240,378   (17,527,805)         -      (1,233,590)
                                                     ----------- ---------- ------------- -------------- ------------ -------------

       Stock options issued for Board Service               -         -            19,179          -           -            19,179
       Shares issued for Board services                  438,493       438         68,792          -           -            69,230
       Shares issued for cash                          6,705,576     6,705      1,365,513          -           -         1,372,218
       Reclassification of redeemable warrants              -         -           805,300          -           -           805,300
       Shares issued for consulting services             360,000       360         78,840          -           -            79,200
       Adjustment to stock                               (16,748)      (17)            17          -           -                -
       Net loss for the year ended June 30, 2004            -         -              -       (2,494,896)       -        (2,494,896)
                                                     ----------- ---------- ------------- -------------- ------------ -------------
BALANCE at June 30, 2004                             61,323,845  $ 61,323   $  18,578,019 $ (20,022,701)$       -     $ (1,383,359)
                                                     ----------- ---------- ------------- -------------- ------------ -------------



The accompanying notes are an integral part of this financial statement

                       KRONOS ADVANCED TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                                         For the year ended June 30,
                                                                  ------------------------------------------
                                                                         2004                   2003
                                                                  --------------------    ------------------
  CASH FLOWS FROM OPERATING ACTIVITIES

          Net loss                                                $        (2,494,896)    $      (2,769,842)
          Adjustments to reconcile net loss to net cash
            used in operations
                 Depreciation and amortization                                360,955               284,647
                 Accretion of note discount                                   303,786                   -
                 Common stock issued for compensation/services                167,609               119,925
          Change In:
                 Accounts receivable                                          (48,778)              (48,066)
                 Prepaid expenses and other assets                            (36,916)               66,894
                 Deferred revenue                                            (130,533)              133,751
                 Accounts payable                                            (596,666)             (211,589)
                 Accrued expenses and other liabilities                      (347,215)              411,059
                                                                  --------------------    ------------------
     Net cash used in Operating Activities                                 (2,822,654)           (2,013,221)
                                                                  --------------------    ------------------
CASH FLOWS FROM INVESTING ACTIVITIES

                 Purchases of property and equipment                              -                 (11,950)
                 Investment in patent protection                             (104,760)               (1,500)
                                                                  --------------------    ------------------
     Net cash used in Investing Activities                                   (104,760)              (13,450)
                                                                  --------------------    ------------------
CASH FLOWS FROM FINANCING ACTIVITIES
                 Issuance of common stock                                   1,372,218               723,000
                 Proceeds from short-term borrowings                          200,000               283,889
                 Repayments of short-term borrowings                         (355,396)             (760,550)
                 Proceeds from long-term borrowings                         1,138,478             2,400,000
                                                                  --------------------    ------------------
     Net cash provided by Financing Activities                              2,355,300             2,646,339
                                                                  --------------------    ------------------
NET (DECREASE) INCREASE IN CASH                                              (572,114)              619,668
CASH
     Beginning of year                                                        641,178                21,510
                                                                  --------------------    ------------------
     End of year                                                  $            69,064     $         641,178
                                                                  ====================    ==================

Supplemental schedule of non-cash investing and financing
activities:
     Interest paid in cash                                        $            15,667     $           -
Non-cash investing and financing activities:
     Debt satisfied with stock                                    $              -        $        206,000
     Accounts payable/accrued expenses converted to notes payable $         1,139,903     $           -
     Acquisition of intellectual property with stock              $              -        $        273,420
     Issuance of warrants for secured financing                   $              -        $        100,000




The accompanying notes are an integral part of this financial statement.

               KRONOS ADVANCED TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND NATURE OF OPERATIONS

       Kronos Advanced Technologies, Inc. ("Kronos") is a Nevada corporation (the "Company"). The Company's shares began trading on the over-the-counter bulletin board exchange on August 28, 1996 under the symbol "TSET." Effective January 12, 2002, the Company began doing business as Kronos Advanced Technologies, Inc. and, as of January 18, 2002, we changed the Company ticker symbol to "KNOS." We have confined most of our recent activities to develop the Kronos (TM) technology.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Method. The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a June 30 fiscal year end.

Reclassifications. Certain reclassifications have been made to the 2003 financial statements in order to conform to the 2004 presentation. None of these reclassifications affected previously reported financial position, results of operations or cash flows of the Company.

Principles of Consolidation. The consolidated financial statements of the Company include those of the Company and of each of its subsidiaries for the periods in which the subsidiaries were owned/held by the Company. All significant intercompany accounts and transactions have been eliminated in the preparation of the consolidated financial statements. At June 30, 2004, we had only one subsidiary, Kronos Air Technologies, Inc.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from those estimates.

Concentrations of Credit Risk. Financial instruments which can potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company manages its exposure to risk through ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains an allowance for doubtful accounts for potential losses and does not believe it is exposed to concentrations of credit risk that are likely to have a material adverse impact on the Company's financial position or results of operations.

Cash and Cash Equivalents. The Company considers all highly liquid short-term investments, with a remaining maturity of three months or less when purchased, to be cash equivalents.

Accounts Receivable. The Company provides an allowance for losses on trade receivables based on a review of the current status of existing receivables and management's evaluation of periodic aging of accounts. Accounts receivable are shown net of allowances for doubtful accounts of $0 at June 30, 2004 and June 30, 2003. The Company charges off accounts receivable against the allowance for losses when an account is deemed to be uncollectable.

Property and Equipment. Property and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets, which range from three to seven years. Expenditures for major renewals and betterments that extend the original estimated economic useful lives of the applicable assets are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

Intangibles. The Company uses assumptions in establishing the carrying value, fair value and estimated lives of our long-lived assets and goodwill. The criteria used for these evaluations include management's estimate of the asset's continuing ability to generate positive income from operations and positive cash flow in future periods compared to the carrying value of the asset, the strategic significance of any identifiable intangible asset in our business objectives, as well as the market capitalization of the Company. Cash flow projections used for recoverability and impairment analysis use the same key assumptions and are consistent with projections used for internal budgeting, and for lenders and other third parties. If assets are considered to be impaired, the impairment recognized is the amount by which the carrying value of the assets exceeds the fair value of the assets. Useful lives and related amortization or depreciation expense are based on our estimate of the period that the assets will generate revenues or otherwise be used by Kronos. Factors that would influence the likelihood of a material change in our reported results include significant changes in the asset's ability to generate positive cash flow, loss of legal ownership or title to the asset, a significant decline in the economic and competitive environment on which the asset depends, significant changes in our strategic business objectives, and utilization of the asset.

Income Taxes. Income taxes are accounted for in accordance with the provisions of SFAS No. 109. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized, but no less than quarterly.

Research and Development Expenses. Costs related to research and development are charged to research and development expense as incurred.

Earnings (Loss) Per Share. Basic earnings (loss) per share is computed using the weighted average number of shares outstanding. Diluted earnings (loss) per share is computed using the weighted average number of shares outstanding adjusted for the incremental shares attributed to outstanding options and warrants to purchase common stock, when their effect is dilutive.

Revenue Recognition. The Company recognizes revenue in accordance with Staff Accounting Bulletin (SAB) 101, which requires evidence of an agreement, delivery of the product or services at a fixed or determinable price, and assurance of collection within a reasonable period of time. Further, Kronos Air Technologies recognizes revenue on the sale of the custom-designed contract sales under the percentage-of-completion method of accounting in the ratio that costs incurred to date bear to estimated total costs. For uncompleted contracts where costs and estimated profits exceed billings, the net amount is included as an asset in the balance sheet. For uncompleted contracts where billings exceed costs and estimated profits, the net amount is included as a liability in the balance sheet. Sales are reported net of applicable cash discounts and allowances for returns. Revenue from government grants for research and development purposes is recognized as revenue as long as the Company determines that the government will not be the sole or principal expected ultimate customer for the research and development activity or the products resulting from the research and development activity. Otherwise, such revenue is recorded as an offset to research and development expenses in accordance with the Audit and Accounting Guide, Audits of Federal Government Contractors. In either case, the revenue or expense offset is not recognized until the grant funding is invoiced and any customer acceptance provisions are met or lapse.

Stock, Options and Warrants Issued for Services. Issuances of shares of the Company's stock to employees or third-parties for compensation or services is valued using the closing market price on the date of grant for employees and the date services are completed for non-employees. Issuances of options and warrants of the Companies stock are valued using the Black-Scholes option model.

Stock Options. Statement of Financial Accounting Standards No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure, an Amendment of FASB Statement No. 123," amends the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

       The Company accounts for stock-based compensation to employees and directors using the intrinsic value method of accounting as prescribed under Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. Under the intrinsic value method, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's Consolidated Statements of Operations.

       The Company is required under SFAS 123 to disclose pro forma information regarding option grants made to its employees based on specified valuation techniques that produce estimated compensation charges. For the purpose of pro forma disclosures, the estimated fair value of the options is amortized over the vesting period. The pro forma information is as follows:

                                                     June 30,
                           -----------------------------------------------------
                                        2004                           2003
                           --------------------------   ------------------------
                            Reported        Pro Forma     Reported     Pro Forma
Net Loss                   $  (2,495)       $ (2,815)   $  (2,737)     $ (2,978)
Earnings (loss) per Share:
--------------------------
         Basic                 (0.04)          (0.04)       (0.06)        (0.06)
         Diluted               (0.04)          (0.04)       (0.06)        (0.06)

       The fair value of each option grant is estimated on the date of grant using the Black Scholes option-pricing method with the following weighted average assumptions used for grants as of June 30, 2004:

                                     2004                          2003

Risk free interest rate              4.0%                          4.0%
Expected dividend yield                0%                            0%
Expected lives                    3 to 10 years                 3 to 10 years
Expected volatility                   174%                          140%

Recent Accounting Pronouncements.

       In August 2002, the Financial Accounting Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit, or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities. The adoption of SFAS 146 had no significant impact on the Company's financial statements. This statement is effective for exit or disposal activities initiated after December 31, 2002.

       In December 2002, the Financial Accounting Standards Board issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--An Amendment of FASB Statement No. 123." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The the adoption of SFAS 148 had no significant impact on the Company's financial statements. This statement is effective for interim periods beginning after December 15, 2002 and for fiscal years ending after December 15, 2002.

       In April 2003, the Financial Accounting Standards Board issued SFAS No. 149, "Amendment of FASB Statement No. 133 on Derivative Instruments and Hedging Activities." This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company believes the adoption of SFAS 149 will have not significant impact on its financial statements. The statement is effective for contracts entered into or modified after June 30, 2003.

         In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and, otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The effect of adopting SFAS No. 150 has been to reclassify $805,300 in Redeemable Warrants from a quasi-liability to the equity section of the balance sheet.

       In December 2003, the FASB revised FASB Statement No. 132, Accounting for Employers' Disclosures about Pensions and Other Post Retirement Benefits. Statement No. 132(R) revises employers' disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of those plans required by FASB Statements No. 87, Employers' Accounting for Pensions, No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. This Statement retains the disclosure requirements contained in FASB Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which it replaces. It requires additional disclosures to those in the original Statement 132 about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The required information should be provided separately for pension plans and for other postretirement benefit plans. The Company does not believe the adoption of SFAS No. 132(R) will have a material impact on the Company's financial position, results of operations or cash flows.

       In December 2003, the FASB revised FASB Interpretation No. 46, Accounting for Consolidation of Variable Interest Entities. This Interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, which replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, addresses consolidation by business enterprises of variable interest entities, which have one or more of the following characteristics:1) The equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by any parties, including the equity holders. 2) The equity investors lack one or more of the following essential characteristics of a controlling financial interest:
a. The direct or indirect ability to make decisions about the entity's activities through voting rights or similar rights; b. The obligation to absorb the expected losses of the entity; c. The right to receive the expected residual returns of the entity. 3) The equity investors have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest. The Company does not believe the adoption of FIN 46(R) will have a material impact on the Company's financial position, results of operations or cash flows.

NOTE 3 - REALIZATION OF ASSETS

       The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has sustained losses from operations in recent years, and such losses have continued through the current year ended June 30, 2004. In addition, the Company has used, rather than provided cash in its operations. The Company is currently using its resources to raise capital necessary to commercialize its technology and develop viable commercial products, and to provide for its working capital needs.

       In view of the matters described in the preceding paragraph, recoverability of a major portion of the asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to maintain present financing and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

       Management has taken the following steps with respect to its operating and financial requirements, which it believes are sufficient to provide the Company with the ability to continue in existence:

     HoMedics Licensing Agreement. In October 2002, Kronos Air Technologies, Inc., and HoMedics USA, Inc. executed a multiyear, multi-million-dollar Licensing Agreement to bring Kronos(TM) proprietary technology to the consumer. The agreement provides for exclusive North American, Australian and New Zealand retail distribution rights for next generation consumer air movement and purification products based on the patented Kronos(TM) technology. In August 2004, the Company and HoMedics, Inc. began preparing the Kronos-based consumer standalone product line for mass production. Preparing to meet the goal of mass production entails the use of Kronos' technical resources and HoMedics' product development and international production expertise. Select third party vendors, including experts in electronics, software and gas sensors, are integral resources in this process. While HoMedics is managing production of the finished product, Kronos is managing the production of our proprietary power supply and related circuitry. Kronos' focus is twofold: First, Kronos is working with Flextronics International USA, Inc. to preparing for mass production the technical hardware and related power supplies for each of the products in the air purification product line. Second, Kronos is finalizing and testing with HoMedics component and materials selection for the finished products. This process combines HoMedics vendor selection process and international production expertise with Kronos' technical expertise. We believe the Company has successfully completed the development of a Kronos-based consumer standalone air purifier that is an efficient, high quality product which is cost effective and easy to operate.

     The initial term of the agreement is three and one half years from the initial sale of consumer air purification products by HoMedics, which shall be no later than December 31, 2006, with the option to extend the agreement for six additional years. Kronos will be compensated through an initial royalty payment and ongoing quarterly royalty payments based on a percentage of sales. HoMedics will pay minimum royalty payments of at least $2.0 million during the initial term and on-going royalty payments to extend the agreement. Kronos will retain full rights to all of its intellectual property.

     US Navy SBIR. In November 2002, Kronos was awarded by the U. S. Navy a Small Business Innovation Research Phase II contract worth $580,000, plus an option of $145,000. The Phase II contract (commercialization phase) is an extension of the Phase I and the Phase I Option work that began in 2001. It is intended that the Kronos(TM) devices being developed under this contract will be embedded in existing HVAC systems in order to move air more efficiently than traditional, fan-based technology. During Phase II, Kronos shall develop, produce and install a set of fully controlled devices that represent a "cell" of an advanced distributive air management system with medium capacity airflow in a U.S. Navy unique environment. The "cell" will be designed to be easily adjustable to a variety of parameters such as duct size, airflow requirements, and air quality. As of June 30, 2004, U.
     S. Navy had provided Kronos with $355,000 in funding for this effort under the Phase II contract.

     US Army SRIR Option In August 2003, Kronos was awarded the option on its U.
     S. Army Small Business Innovation Research Phase I contract bringing the value of the Phase I contract award to $120,000. On October 21, 2003, the U.S. Army awarded Kronos the Small Business Innovation Research Phase II contract. The first year of the contract is worth $369,000 with an Army option on the second year worth $360,000. The contract is to develop Kronos' proprietary Electrostatic Dehumidification Technology ("EDT"). Kronos initiated work under the Phase II contract in December 2003. The

     U.S. Army will provide Kronos with funding under the terms of this contract and the full value of this contract will be realized by the Company by October 21, 2004. As of June 30, 2004 the Company incurred $76,684 in costs that will be reimbursed by the US Army in a future period.

     HoMedics provided debt financing. In May 2003, Kronos entered into an agreement with a strategic customer, HoMedics, Inc., for $3.4 million in secured debt financing. $2.4 million was paid to Kronos upon execution of the agreement and $1.0 million will be paid upon the start of production as defined in the Licensing Agreement for the Kronos-based air purification product line to be marketed and distributed by HoMedics.

     Fusion Capital. During our year ended June 30, 2004, we sold 6,505,576 shares of our common stock to Fusion Capital for $1,353,718 under the terms of our Common Stock Purchase Agreements dated August 12, 2002.

NOTE 4 - PREPAID AND OTHER CURRENT ASSETS

       Prepaid and other current assets at June 30, consist of the following:
                                               2004                   2003
                                         ---------------       ---------------
        Lease deposits                   $       10,365        $        6,056
        Prepaid Professional Fees                12,587                     -
        Prepaid insurance                         4,104                27,079
        Prepaid professional fees                     -                 1,000
        Work in Progress                         43,994                     -
                                         ---------------       ---------------
        Prepaid and other current assets $       71,050        $       34,135
                                         ===============       ===============

NOTE 5 - PROPERTY AND EQUIPMENT

       Property and equipment at June 30, consists of the following:
                                               2004                  2003
                                         ---------------       ---------------
         Leasehold improvements          $            -        $        5,139
         Office furniture and fixtures           37,756                54,061
         Machinery and equipment                  8,255                15,473
                                         ---------------       ---------------
                                                 46,011                74,673
         Less accumulated depreciation          (39,719)              (46,631)
                                         ---------------       ---------------

         Net property and equipment      $        6,292        $       28,042
                                         ===============       ===============

       Depreciation expense for the years ended June 30, 2004 and 2003 were $13,283 and $13,283, respectively.

NOTE 6 - INTANGIBLES

       Intangible assets at June 30, consists of the following:
                                              2004                   2003
                                         ---------------       ---------------
            Marketing intangibles        $      587,711        $       587,711
            Purchased patent technology       2,669,355              2,669,355
            Developed patent technology         239,715                133,454
                                         ---------------       ---------------
                                               3,496,781             2,847,100
            Less accumulated amortization     (1,243,752)             (904,547)
                                         ---------------       ---------------
            Net intangible assets         $    2,253,029       $     2,487,473
                                         ===============       ===============

       Purchased patent technology includes property that was acquired in the Kronos acquisition and relates to a patent application that was pending at the acquisition date. In January 2003, Kronos received formal notification from the US Patent and Trademark Office that this patent had been examined and allowed for issuance. In addition, it includes licensing rights on the above patent that was purchased in May 2003. The Company purchased license rights to fuel cell, computer and microprocessor applications of the Kronos(TM) technology for $543,420 ($270,000 cash and 2,790,000 restricted common shares valued at $273,420).

       Intangible assets are being amortized on a straight line basis over 10 years. Amortization expense for the years ended June 30, 2004 and 2003 was $271,364 and $271,364, respectively.

NOTE 7 - ACCRUED EXPENSES

       Accrued expenses at June 30, consist of the following:
                                              2004                   2003
                                         ---------------       ---------------
  Accrued compensation                   $       55,913        $      539,656
  Accrued interest                              166,276                24,467
  Accrued professional services                  90,157               131,696
                                         ---------------       ---------------
                                         $      312,346        $      695,819
                                         ===============       ===============

         Interest on unpaid salaries is accruing at the rate of 12% per annum.

NOTE 8 - NOTES PAYABLE

       The Company had the following obligations as of June 30, 2004 and 2003,

                                              2004                   2003
                                         ---------------       ---------------
  Obligation to HoMedics (1)             $    2,400,000        $    2,400,000
  Discount on obligation to HoMedics           (589,261)             (893,046)
  Obligation to current Employees (2)         1,139,903                     -
  Obligation to Fusion Capital (3)              200,000                     -
  Obligation to former Director (4)                   -                84,725
  Obligation for finance leases (5)              50,327                72,424

  Obligations to others (6)                      55,000               305,000
                                         ---------------       ---------------
                                              3,255,971             1,969,103
 Less:
  Current portion                               798,926               185,670
                                         ---------------       ---------------

  Total long term obligations net of
      current portion                    $    2,457,044        $    1,783,433
                                         ===============       ===============

(1) This note has a 5 year term and bears interest at 6% with no payments required until August 2004. The August payment is accrued and unpaid as of October 8, 2004. This note was issued along with warrants for the purchase of 13.4 million shares of the Company's common stock. As a result, the note was recorded with a discount of $893,000 that is being amortized against earnings using the interest rate method of amortization.

(2) These notes bear interest at the rates between 0% and 12%. They represent obligation to current employees of the Company. At July 1, 2004, the interest rate on one note for $76,637 increased from 0% to 17%.

(3) This is a non-interest bearing demand obligation and is only outstanding until Fusion Capital purchases enough stock from the Company to eliminate the advance position.

(4) This note is to a former director of the Company and bears interest at 12%. The note calls for quarterly payments of principal and interest of $10,000 until the note is paid in full. As of June 30, 2004 this note has been paid in full.

(5)      See Note 9 below.

(6) There was one obligation to others. This obligation was originally incurred for the acquisition of license rights of the Kronos(TM) technology (see note 7) with a value of $270,000. This note is non-interest bearing with quarterly payments of $30,000 until paid in full. On July 3, 2004 the Company made the required payment for this note and on October 5, 2004 the Company paid the note in full.

NOTE 9 - LEASES

       The Company has entered into a non-cancelable operating lease for facilities. Rental expense was approximately $66,500 and $66,500 for years ended June 30, 2004 and 2003, respectively. Future minimum lease payments under this operating lease are $61,800 for the year ending June 30, 2005 and $0 thereafter.

       The Company has entered into capital leases for equipment. The leases are for 36 months and contain bargain purchase provisions so that the Company can purchase the equipment at the end of each lease. The following sets forth the minimum future lease payments and present values of the net minimum lease payments under these capital leases:

         Year ended June 30,
         2005                            $    36,337
         2006                                 25,903
                                         ------------

         Total minimum lease payments         62,240
         Less:  Imputed interest             (11,912)
                                         ------------

         Present value of net minimum
         lease payments                  $    50,328
                                         ------------

         In the year ended June 30, 2004, the Company paid $22,095 in principal and $16,449 in interest on capital leases. Of the equipment that was purchased using capital leases, $10,650 was capitalized and the remaining $65,782 was expensed through research and development and cost of sales.

NOTE 10 - EARNINGS (LOSS) PER SHARE

         As of June 30, 2004, there were outstanding options to purchase 12,813,812 shares of Kronos common stock and outstanding warrants to purchase 15,792,342 shares of Kronos common stock. These options and warrants have been excluded from the earnings per share calculation as their effect is anti-dilutive. As of June 30, 2003 there were outstanding options to purchase 10,101,675 shares of Kronos common stock and outstanding warrants to purchase 15,792,342 shares of Kronos common stock. These options and warrants have been excluded from the earnings per share calculation as their effect is anti-dilutive.

NOTE 11 - INCOME TAXES

       The composition of deferred tax assets and the related tax effects at June 30, 2004 and 2003 are as follows:
                                              2004                   2003
                                         ---------------       ---------------
Benefit from carryforward of capital
and net operating losses                 $    4,841,083        $    4,034,973

Other temporary differences                     156,740              188,206
Less:
  Valuation allowance                        (4,997,823)          (4,223,178)
                                         ---------------       ---------------
  Net deferred tax asset                 $            -        $           -
                                         ===============       ===============

       The other temporary differences shown above relate primarily to impairment reserves for intangible assets, and accrued and deferred compensation. The difference between the income tax benefit in the accompanying statements of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss is as follows:

                                                                        June 30,
                                    --------------------------------------------------------------------------------
                                                     2004                                    2003
                                    --------------------------------------------------------------------------------
                                           Amount        % of pre-tax Loss         Amount        % of pre-tax Loss
                                    --------------------------------------------------------------------------------
Benefit for income tax at:
 Federal statutory rate             $       785,606             34.0%       $       941,746            34.0%
State statutory rate                         46,055              2.0%                55,208              2.0%
Non-deductible expenses                     271,209             11.7%               319,977             11.7%
Acquired NOL and other                            -              0.0%                     0              0.0%
Increase in valuation allowance          (1,102,870)          (47.7)%            (1,316,931)          (47.7)%
                                    --------------------------------------------------------------------------------
                                    $             -              0.0%        $            -             0.0%
                                    ================================================================================

       The non-deductible expenses shown above related primarily to the amortization of intangible assets and to the accrual of stock options for compensation using different valuation methods for financial and tax reporting purposes.

       At June 30, 2004, for federal income tax and alternative minimum tax reporting purposes, the Company has approximately $10.9 million of unused Federal net operating losses, $2.3 million capital losses and $9.4 million State net operating losses available for carryforward to future years. The benefit from carryforward of such losses will expire in various years between 2006 and 2023 and could be subject to limitations if significant ownership changes occur in the Company.


NOTE 12 - CONSULTING AGREEMENTS

       On October 1, 2001, the Company entered into a 15 month consulting agreement with Joshua B. Scheinfeld and Steven G. Martin for consulting services with respect to operations, executive employment issues, employee staffing, strategy, capital structure and other matters as specified from time to time. As consideration for their services, the Company issued 360,000 shares of its common stock. In accordance with EITF 96-18, the measurement date was established as the contract date of October 1, 2001 as the share grant is non-forfeitable and fully vested on that date. The stock was valued on that date at $0.28 a share (the closing price for the Company's common stock on the measurement date). The stock issuance, valued at $100,800 was recorded as a prepaid consulting fee and was amortized to Professional Fee Expense ratably over the 15 month term of the contract. Under this contract, expenses of $40,320 were recorded for the year ended June 30, 2003.

       On October 31, 2003, the Company entered into a 10 month consulting agreement with Joshua B. Scheinfeld and Steven G. Martin for consulting services with respect to operations, strategy, capital structure and other matters as specified from time to time. As consideration for their services, the Company issued 360,000 shares of its common stock. In accordance with EITF 96-18, the measurement date was established as the contract date of October 31, 2003 as the share grant is non-forfeitable and fully vested on that date. The stock was valued on that date at $0.22 a share (the closing price for the Company's common stock on the measurement date). The stock issuance, valued at $79,200 was recorded as a prepaid consulting fee and was amortized to Professional Fee Expense ratably over the 10 month term of the contract. Under this contract, expenses of $63,360 were recorded for the year ended June 30, 2004.

       Effective March 11, 2002, the Company entered into a new agreement with the Eagle Rock Group for a nearly one year period ending March 1, 2003. Pursuant to the agreement, the Company issued a note for the outstanding balance of $120,000 due to The Eagle Rock Group, which has been paid in full. The Company granted Eagle Rock a ten-year warrant granting them the right to purchase 900,000 shares of our common stock. Two hundred and fifty thousand (250,000) warrant shares at an exercise price of $0.42 and two hundred and fifty thousand (250,000) warrant shares at an exercise price of $0. 205 (the closing price of the Company's common stock on March 1, 2002) were earned over a 12-month period and four hundred thousand (400,000) warrant shares at an exercise price of $0.145 were earned upon securing of our Licensing Agreement with HoMedics. These warrants are irrevocable and are fully vested. For the 400,000 warrants earned upon securing the HoMedics License Agreement, the measurement date is October 22, 2003 as the warrants became fully vested and non-forfeitable on the date. The value assigned to these 400,000 warrants is $56,800 and was determined using the Black-Scholes option valuation model. The $56,800 was expensed in the period of the measurement date. For the other 500,000 warrants, the measurement date is March 1, 2002 as the warrants are fully vested and non-forfeitable on that date. The value assigned to these warrants is $62,500 and was determined using the Black-Scholes option valuation model. The 500,000 warrants are for general consulting services for a 12 month period. The $62,500 was expensed ratably over the term of the consulting contract. Under this contract, expenses of $98,467 were recorded for the year ended June 30, 2003.

NOTE 13 - STOCK OPTIONS AND WARRANTS

       On February 12, 2002, the Board of Directors approved the TSET, Inc. Stock Option Plan under which Kronos' key employees, consultants, independent contractors, officers and directors are eligible to receive grants of stock options. Kronos has reserved and issued a total of 6,250,000 shares of common stock under the Stock Option Plan. Prior to that, the Company had no formal stock option plan but offered as special compensation to certain officers, directors and third party consultants the granting of non-qualified options to purchase Company shares at the market price of such shares as of the option grant date. The options generally have terms of three to ten years. The Company granted non-qualified stock options totaling 3,239,782 and 6,084,900 shares in the years ended June 30, 2004 and 2003, respectively.

       The Company has elected to follow APB No. 25; "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized. Pro forma information regarding net income per share is required by SFAS No. 123, "Accounting for Stock-Based Compensation", and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement

       The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the Company's opinion the existing available models do not necessarily provide a reliable single measure of the fair value of the Company's employee stock options. Using the Black-Scholes option valuation model, the weighted average grant date fair value of options granted during the years ended June 30, 2004 and 2003 was $0.18 and $0.10 per option share, respectively.

       A summary of the Company's stock option activity and related information for the years ended June 30, 2004 and 2003 is as follows (in thousands, except per share amounts):

                                                                 Weighted
                                                                 Average
                                                Shares        Exercise Price
                                            ---------------    ------------
     Outstanding at June 30, 2002                    7,642            0.61
          Granted                                    2,460            0.22
          Exercised                                      -               -
          Cancelled                                      -               -
                                            ---------------    ------------
     Outstanding at June 30, 2003                   10,102            0.52
          Granted                                    3,240            0.19
          Exercised                                      -               -
          Cancelled                                  (529)            0.89
                                            ---------------    ------------
     Outstanding as June 30, 2004                   12,813         $  0.42
                                            ===============    ============

       A summary of options outstanding and exercisable at June 30, 2004 and 2003 is follows (in thousands, except per share amounts and years):


                                         Options Outstanding                        Options Exercisable
                               --------------------------------------------  ------------------------------
                                                Weighted
                                                Average
                                               Remaining        Weighted
           Range of                             Life (in        Average         Range of
        Exercise Prices        Options           years)      Exercise Price  Exercise Prices      Options
      ------------------       --------        ----------    --------------  ---------------      --------
      June 30, 2004
         $0.71  -  $1.12         1,670             3.5              $0.89    $0.71  -  $1.12        1,670
         $0.21  -  $0.70         5,975             7.3              $0.49    $0.21  -  $0.70        5,975
         $0.00  -  $0.20         5,168             8.8              $0.18    $0.00  -  $0.20        5,168
      June 30, 2003
        $0.71  -  $1.12          2,129             3.7              $0.92    $0.71  -  $1.12        2,129
        $0.21  -  $0.70          5,720             8.5              $0.50    $0.21  -  $0.70        5,720
        $0.00  -  $0.20          2,253             9.5              $0.18    $0.00  -  $0.20        2,253

         A summary of the Company's stock warrant activity and related information for the years ended June 30, 2004 and 2003 is as follows (in thousands, except per share amounts):

                                                        Weighted Average
                                       Warrants          Exercise Price
                                   ----------------       -------------
     Outstanding at June 30, 2002            1,900               $0.58
          Granted                           13,892                0.10
          Exercised                              -                   -
          Cancelled                              -                   -
                                    ---------------        ------------

     Outstanding as June 30, 2003           15,792             $  0.16

          Granted                                -                   -
          Exercised                              -                   -
          Cancelled                              -
                                    ---------------        ------------
     Outstanding as June 30, 2004           15,792             $  0.16
                                    ===============        ============

NOTE 14 - COMMITMENTS AND CONTINGENCIES

       In May 2003, Kronos entered into an agreement with a strategic customer, HoMedics, Inc., for $3.5 million in financing, including $3.4 million in secured debt financing and $100,000 for the purchase of warrants. $2.5 million was paid to Kronos upon execution of the agreement and $1.0 million will be paid upon the start of production as defined in the Licensing Agreement for the Kronos-based air purification product line to be marketed and distributed by HoMedics. There is a risk that we will not be successful in achieving production as defined in the Licensing Agreement. In exchange for providing $3.4 million in debt financing and $100,000, Kronos provided HoMedics with two warrants: (i) 6.7 million warrants (which equated to 10% of the then fully diluted shares) fully vested at the time of funding and (ii) 6.7 million warrants (which equated to 10% of the then fully diluted shares) which will vest only if (1) Kronos does not prepay the entire amount of principal and interest due under the Notes by November 8, 2005; (2) Kronos is in default under any of the Investment Documents, or (3) Kronos does not earn, at any time after the date of this Agreement but prior to November 8, 2005, revenues in an aggregate amount equal to or greater than $3.5 million. The exercise price was set at the market price at the time of closing ($0.10). HoMedics may not be diluted below 7.5% for the first warrant (15% for both warrants) for any funds raised at less than $0.20 per share, excluding options or shares issued to management, directors, and consultants in the normal course of business. No anti-dilution measures for funds raised at greater than $0.20 per share.

       Daniel R. Dwight, our President and Chief Executive Officer, and our Company entered into an Employment agreement effective as of November 15, 2001. The initial term of Mr. Dwight's Employment Agreement was for 2 years and will automatically renew for successive 1 year terms unless Kronos or Mr. Dwight provide the other party with written notice within 3 months of the end of the initial term or any subsequent renewal term. The Board of Directors renewed Mr. Dwight's Employment Agreement on August 13, 2003 and again on August 15, 2004. Mr. Dwight's Employment Agreement provides for base cash compensation of $180,000 per year. Mr. Dwight is eligible for annual incentive bonus compensation in an amount equal to Mr. Dwight's annual salary based on the achievement of certain bonus objectives. In addition, Kronos granted Mr. Dwight 1,000,000 immediately vested and exercisable, ten-year stock options at various exercise prices. Mr. Dwight will be entitled to fully participate in any and all 401(k), stock option, stock bonus, savings, profit-sharing, insurance, and other similar plans and benefits of employment.

       Richard F. Tusing, our Chief Operating Officer, and our Company entered into an Employment agreement effective as of January 1, 2003. The initial term of Mr. Tusing's Employment Agreement is for 2 years and will automatically renew for successive 1 year terms unless Kronos or Mr. Tusing provide the other party with written notice within 3 months of the end of the initial term or any subsequent renewal term. Mr. Tusing's Employment Agreement provides for base cash compensation of $160,000 per year. Mr. Tusing will be entitled to fully participate in any and all 401(k), stock option, stock bonus, savings, profit-sharing, insurance, and other similar plans and benefits of employment.

NOTE 15 - MAJOR CUSTOMERS

       As of June 30, 2004, the Company has two major customers: HoMedics and the U.S. Navy. Of the $533,220 in revenue recorded in the year ended June 30, 2004, $477,032 or 89% was derived from these two customers. As of June 30, 2003, the Company has two major customers: HoMedics and the U.S. Navy. Of the $559,000 in revenue recorded in the year ended June 30, 2003, $432,000 or 77% was derived from these two customers.

NOTE 16 - SEGMENTS OF BUSINESS

       The Company operates principally in one segment of business: The Kronos segment licenses, manufactures and distributes air movement and purification devices utilizing the KronosTM technology. In the year ended June 30, 2004, the Company operated only in the United States of America.

NOTE 17 - RELATED PARTIES

       As of June 30, 2004, the Company has outstanding obligations for past compensation to the remaining officers and directors of $1,139,903. These unpaid amounts currently accrue interest at the rates between 17% and 12% per annum.

NOTE 18 - STOCKHOLDERS' EQUITY (DEFICIT)

       During the year ended June 30, 2004, the Company issued 6,705,576 shares of its common stock for $1,403,718 in cash. The Company issued 360,000 shares valued at $79,200 for consulting services and 438,493 shares of its common stock valued at $69,230 for board service to current members of the Board of Directors.

       During the year ended June 30, 2003, the Company issued 6,593,000 shares of its common stock for $731,000 in cash. The Company issued 209,500 shares valued at $34,700 and options to purchase 224,700 shares of its common stock valued at $28,000 for consulting services.

       In May 2003, the Company issued 2,790,000 shares of its common stock to acquire intellectual property rights related to computers, microprocessors and fuel cells. These shares were issued with certain rights allowing the Company to buy back all or a portion of the shares at fixed prices through the year 2006. The Company has the right to buy back shares $.017 per share in 2004, $0.19 in 2005 and $0.20 in 2006.

       In December 2002, the Company issued 206,000 shares in exchange for the assignment of a $206,000 note payable to Jeff Wilson, a former director. The Company also issued 100,000 shares to Aperion Audio to modify the payment schedule on its note payable to Aperion.

NOTE 19 - SUBSEQUENT EVENTS

       In October 2004, Kronos entered into agreements for up to $20.5 million in equity and equity backed debt financing from Cornell Capital Partners. Kronos executed an Equity Investment Agreement to secure $500,000 through the sale of 5 million unregistered shares of Kronos common stock. Cornell Capital Partners committed to provide $4 million pursuant to two Equity Backed Promissory Notes, which will be funded as follows: $2 million upon filing a Registration Statement and $2 million upon the SEC declaring the Registration Statement effective. Kronos executed a Standby Equity Distribution Agreement for $20 million of funding which Kronos has the option to drawdown against in increments as large as $1.5 million over the next twenty four months. Kronos intends to use the proceeds received under the Standby Equity Distribution Agreement to repay the Equity Backed Promissory Notes.

       In October 2004, Kronos and Richard A. Papworth agreed to postpone under the terms of a Promissory Note repayment of the Note for $76,637 until Kronos obtains proceeds from Cornell Capital Partners under the terms of our Promissory Note.

       In October 2004, Kronos received a Notice of Allowance from the United States Patent and Trademark Office indicating that its application entitled "Electrostatic Fluid Accelerator" - Power Supply Management and Control has been examined and allowed for issuance as a U. S. patent. Kronos expects that the U.
S. Patent will issue in due course. The patent provides protection for key aspects of Kronos' technology until late in 2021.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Kronos Advanced Technologies, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

                  -----------------------

This prospectus does not constitute an offer to sell, or a                      ----------------------
solicitation of an offer to buy any securities:
                                                                                       PROSPECTUS
   [ ] except the common stock offered by this
       prospectus;                                                              ----------------------

   [ ] in any jurisdiction in which the offer or
       solicitation is not authorized;
                                                                                      112,844,493
   [ ] in any jurisdiction where the dealer or other                            Shares of Common Stock
       salesperson is not qualified to make the offer or
       solicitation;
                                                                           KRONOS ADVANCED TECHNOLOGIES, INC.
   [ ] to any person to whom it is unlawful to make the
       offer or solicitation; or

   [ ] to any person who is not a United States resident
       or who is outside the jurisdiction of the United                             ______________, 2004
       States.

The delivery of this prospectus or any accompanying sale does not imply that:

   [ ] there have been no changes in the affairs of Kronos Advanced Technologies, Inc. after the date of this prospectus; or

   [ ] the information contained in this prospectus is correct after the date of this prospectus.

                  -----------------------

Until _________, 2005, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


Indemnification Of Directors And Officers

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Kronos pursuant to the foregoing, or otherwise, Kronos has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


Other Expenses Of Issuance And Distribution

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Kronos will pay all expenses in connection with this offering.

       Securities and Exchange Commission Registration Fee    $         2,150
       Printing and Engraving Expenses                        $         2,500
       Accounting Fees and Expenses                           $        20,000
       Legal Fees and Expenses                                $        50,000
       Miscellaneous                                          $        10,350
                                                              ----------------
       TOTAL                                                  $        85,000
                                                              ================

Recent Sales Of Unregistered Securities

         Except as otherwise noted, all of the following shares were issued and options and warrants granted pursuant to the exemption provided for under
Section 4(2) of the Securities Act of 1933, as amended, as a "transaction not involving a public offering." No commissions were paid, and no underwriter participated, in connection with any of these transactions. Each such issuance was made pursuant to individual contracts which are discrete from one another and are made only with persons who were sophisticated in such transactions and who had knowledge of and access to sufficient information about Kronos to make an informed investment decision. Among this information was the fact that the securities were restricted securities.

         All investors participating in private placements for cash were "accredited investors" within the meaning of Regulation D. In addition, we note that there are several categories of recipients of these shares. These include investors for cash, officers, directors, consultants, litigants and former shareholders of private companies acquired by Kronos. Kronos does not believe that these categories of recipients should be integrated with each other under the concept of integration. Under Securities Act Release Nos. 4552 and 4434, these categories would not involve a single plan of financing and would not be considered to be made for the same general purpose. As a result, each category should be reviewed on its own. Given the small number of purchasers in these categories, Kronos believes that these transactions complied in all respects with Section 4(2). Kronos believes that this conclusion is true even if the transactions occurring within each category are integrated with other transactions occurring within six months or one year of a given transaction.

         In July 2001, we issued 238,806 shares of our common stock, valued at $0.33 per share (the negotiated purchase price for such shares), to one person, a stockholder of Kronos, in exchange for $80,000 in cash.

         In July 2001, we issued 375,000 shares of our common stock, valued at $0.57 per share (the fair market value of our shares as of such date), at an aggregate value of $213,750, to one person in settlement of litigation pursuant to a Mutual Release and Settlement Agreement dated as of July 7, 2001. These shares were delivered to the escrow agent on May 31, 2002.

         In July 2001, we issued 250 shares of our common stock, valued at $0.45 per share (the fair market value of our shares as of such date), at an aggregate value of $113, to one person, an employee of Kronos Air Technologies, as compensation.

         In August 2001, we granted a ten-year warrant to acquire 1,400,000 shares of our common stock, at an exercise price of $0.68 per share (the fair market value for our shares as of the date of grant), at an aggregate value of $686,000, to Eagle Rock Group as compensation pursuant to a warrant agreement dated August 7, 2001, for services provided in connection with a consulting agreement dated July 2, 2001. Pursuant to such consulting agreement, a principal of the recipient of the warrant currently serves as a director of Kronos. Such warrant vested immediately.

         On October 1, 2001, we authorized the issuance of 360,000 shares of our common stock pursuant to a consulting agreement, valued at $0.28 per share (the fair-market value of our shares as of such date), at an aggregate value of $100,800, to Fusion Capital, LLC, in exchange for consulting services.

         On October 1, 2001, we authorized the issuance of 1,000,000 shares of our common stock pursuant to a pledge, valued at $0.448 per share, at an aggregate value of $447,982, to Fusion Capital, LLC, in exchange for $447,982 in cash.

         On October 1, 2001, we issued 2,250 shares of our common stock, valued at $0.452 per share (the fair-market value of our shares on April 9, 2001 and 1,250 of our shares on September 7, 2001), at an aggregate value of $4,147.50, to an employee of Kronos, as compensation.

         On November 15, 2001, we granted options to acquire 1,000,000 shares of our common stock at an exercise price of $0.66 for 250,000 of these options, $0.56 for 250,000 of these options and $0.42 for 500,000 of these options to Daniel R. Dwight, a senior executive office of the Company, as part of his employment agreement entitling him to acquire these options at a aggregate value of $515,000.

         In February 2002, we granted options to acquire 4,580,000 shares of our common stock at an exercise price of $0.68 for 2,650,000 of these options and an exercise price of $0.25 on the remaining 1,930,000. Of the total amount, 2,850,000 options were granted to Daniel R. Dwight, Richard A. Papworth and Richard F. Tusing, all of whom are or were directors and officers of Kronos. The exercise price for 1,700,000 of these options is $0.68 and the exercise price for 1,150,000 of these options is $0.25.

         On May 7, 2002, we completed a private placement of our common stock pursuant to which we sold 1,971,976 shares of our common stock at $0.20 per share to seven accredited investors for consideration of $335,100 cash and 1,429,695 shares of our common stock at $0.20 per share to six members or former members of our management team and / or directors, including Daniel R. Dwight, Richard A. Papworth, Richard F. Tusing, Erik W. Black, and James P. McDermott, for consideration of $39,987 cash and commitments to convert $203,061 of debt.

         On June 12, 2002, we issued 500,000 shares of our common stock, valued at $0.21 per share (the fair-market value of our shares as of such date) at an aggregate value of $105,000 to two persons pursuant to a Settlement agreement, dated June 7, 2002, with Aperion Audio.

         On December 6, 2002, we issued 100,000 shares of our common stock, valued at $0.115 per share (the fair-market value of our shares as of such date) at an aggregate value of $11,500 to Aperion Audio for forbearance on the note payable to Aperion Audio.

         On December 24, 2002, we issued 206,000 shares of our common stock, valued at $0.11 per share (the fair-market value of our shares as of such date) at an aggregate value of $22,660 for reduction in debt owed to Jeffery A. Wilson.

         On March 3, 2003, we granted options to acquire 2,165,000 shares of our common stock at an exercise price of $0.185. Of the 2,165,000 options, 1,560,000 options were granted to Daniel R. Dwight, Richard A. Papworth and Richard F. Tusing, all of whom are or were directors and officers of Kronos.

         On March 31, 2003, we issued 49,811 shares of our common stock, valued at $0.20 per share (the fair-market value of our shares as of such date) at an aggregate value of $8,468 for reimbursement of expenses to an employee.

         On May 7, 2003, we issued 2,790,000 shares of our common stock, valued at $.098 per share (the fair-market value of our shares as of such date) at an aggregate value of $273,420 to acquire certain intellectual property rights related to "Electron Wind Generation". These shares were issued with certain rights allowing the Company to buy back all or a portion of the shares at fixed prices through the year 2006. The Company has the right to buy back shares at $0.15 per share in 2003, $.017 per share in 2004, $0.19 in 2005 and $0.20 in
2006.

         On May 12, 2003. we issued warrants to purchase 13,492,342 shares of our common stock at an exercise price of $0.10. The warrants were issued as part of a secured financing with HoMedics.

         On June 30, 2003, we issued 207,533 shares of our common stock, valued at $0.165 per share (the fair-market value of our shares as of such date) at an aggregate value of $34,489 for services rendered to two outside consultants.

         On June 30, 2003, we granted options to acquire 30,000 options of our common stock at an exercise price of $0.36 and 18,000 options at an exercise price of $0.10 to two outside consultants, respectively, for services rendered and 50,000 options at an exercise price of $0.185 to Jeffery A. Wilson, our former Chairman and Chief Executive Officer, for services rendered.

         On October 31, 2003, we authorized the issuance of 360,000 shares of our common stock pursuant to a consulting agreement, valued at $0.22 per share (the fair-market value of our shares as of such date), at an aggregate value of $79,200, to Fusion Capital, LLC, in exchange for consulting services.

         In February 2004, we authorized the issuance of 438,493 shares of our common stock, valued at $0.16 per share, at an aggregate value of $69,230, to Daniel Dwight, Richard Papworth and Richard Tusing in exchange for Board of Director services.

         In March 2004, we granted options to acquire 2,126,522 options of our common stock at an exercise price of $0.18 to Alexander Chriss, Daniel Dwight, Igor Krichtafovitch, and Richard Tusing in exchange for the conversion of $1,063,261 in past due accounts payable into Promissory Notes due on December 31, 2006.

         In October 2004, we issued five million shares of our common stock, valued at $0.10 per share at an aggregate value of $500,000 to Cornell Capital Partners, LLC. The proceeds will be used for general working capital. In October 2004, we issued 2,941,177 shares to Cornell Capital Partners, LLC as a commitment fee upon Kronos executing the $20 million Standby Equity Distribution Agreement. In the event this Agreement is terminated in accordance with the terms of this Agreement, or the Company does not forward any Advance Notices during the term of this Agreement, the Cornell shall return 2,500,000 shares of the commitment fee shares to the Company.

         In October 2004, we issued 62,500 shares of our common stock, valued at $0.10 per share at an aggregate value of $6,250 to Newbridge Securities Corporation as a placement agent fee in connection with the Standby Equity Distribution Agreement.

         In October 2004, we issued to HoMedics a warrant to purchase 26,507,658 shares of Kronos common stock. The warrant is exercisable for a period of ten
(10) days from the date of issuance. The exercise price is $0.10 per share.

         In November 2004, we issued two million shares of our common stock valued at $0.10 per share at an aggregate value of $200,000 to Fusion Capital Partners, LLC. The proceeds were used to eliminate Kronos' non-interest bearing demand obligation to Fusion Capital.

         In November 2004, we issued two million eight hundred thousand shares of our common stock valued at $0.10 per share at an aggregate value of $280,000 to a group of accredited investors. The proceeds were used for operating working capital.


Exhibits


EXHIBIT                                    DESCRIPTION                              LOCATION
2.1                                        Articles of Merger for Technology        Incorporated by reference to Exhibit
                                           Selection, Inc. with the Nevada          2.1 to the Registrant's Registration
                                           Secretary of State                       Statement on Form S-1 filed on
                                                                                    August 7, 2001 (the "Registration
                                                                                    Statement")

                                      II-3


3.1                                        Articles of Incorporation                Incorporation Incorporated by
                                                                                    reference to Exhibit 3.1 to the
                                                                                    Registration Statement on Form S-1
                                                                                    filed on August 7, 2001

3.2                                        Bylaws                                   Incorporated by reference Exhibit 3.2
                                                                                    to the Registration Statement on Form
                                                                                    S-1 filed on August 1, 2001

4.1                                        2001 Stock Option Plan                   Incorporated by reference to Exhibit
                                                                                    4.1 to Registrant's Form 10-Q for the
                                                                                    quarterly period ended March 31,
                                                                                    filed on May 15, 2002

5.1                                        Opinion re: legality                     To be provided by amendment

10.21                                      Consulting Agreement, dated January 1,   Incorporated by reference to Exhibit
                                           2001, by and between TSET, Inc. and      10.21 to the Registration Statement on
                                           Dwight, Tusing & Associates              Form S-1 filed on August 7, 2001

10.22                                      Letter Agreement, dated April 12,        Incorporated by reference to Exhibit
                                           2001, by and between TSET, Inc. and      10.35 to the Registration Statement on
                                           Daniel R. Dwight and Richard F. Tusing   Form S-1 filed on August 7, 2001

10.23                                      Indemnification Agreement, dated May     Incorporated by reference to 2001, by
                                           1, 2001, by and between TSET, Inc. and   Exhibit 10.37 to the Registration
                                           Jeffrey D. Wilson                        Statement on Form S-1 filed on August
                                                                                    7, 2001

10.24                                      Indemnification Agreement, dated May     Incorporated by reference to Exhibit
                                           1, 2001, by and between TSET, Inc. and   10.38 to the Registration Statement on
                                           Daniel R. Dwight                         Form S-1 filed on August 7, 2001

10.25                                      Indemnification Agreement, dated May     Incorporated by reference to Exhibit
                                           1, 2001, by and between TSET, Inc. and   10.39 to the Registration Statement on
                                           Richard F. Tusing                        Form S-1 filed on August 7, 2001

10.26                                      Indemnification Agreement, dated May     Incorporated by reference to Exhibit
                                           1, 2001, by and between TSET, Inc. and   10.40 to the Registration Statement on
                                           Charles D. Strang                        Form S-1 filed on August 7, 2001

10.27                                      Indemnification Agreement, dated May     Incorporated by reference to Exhibit
                                           1, 2001, by and between TSET, Inc. and   10.41 to the Registration Statement on
                                           Richard A. Papworth                      Form S-1 filed on August 7, 2001

10.28                                      Indemnification Agreement, dated May 1   Incorporated by reference to Exhibit
                                           2001, by and between TSET, Inc. and      10.42 to the Registration Statement on
                                           Erik W. Black                            Form S-1 filed on August 7, 2001

10.29                                      Warrant Agreement, dated July 16,        Incorporated by reference to Exhibit
                                           2001, by and between TSET, Inc. and      10.49 to the Registration Statement on
                                           The Eagle Rock Group, LLC                Form S-1 filed on August 7, 2001

                                      II-4


10.30                                      Agreement and Release, dated October     Incorporated by reference to Exhibit
                                           10, 2001, by and between TSET, Inc.      10.50 to the Registrant's Form 10-K
                                           and Jeffrey D. Wilson                    for the year ended June 30, 2001 filed
                                                                                    on October 15, 2001

10.31                                      Promissory Note dated October 10, 2001   Exhibit 10.51 to the Registrant's Form
                                           payable to Mr. Jeffrey D. Wilson         10-K for the year ended June 30, 2001
                                                                                    filed on October 15, 2001

10.32                                      Employment Agreement, effective          Incorporated by reference to Exhibit
                                           November 15, 2001 by and between TSET,   10.55 to the Registrant's Form 10-Q
                                           Inc. and Daniel R. Dwight                for the quarterly period ended
                                                                                    March 31, 2002 filed on May 15, 2002

10.33                                      Common Stock Purchase Agreement dated    Incorporated by reference to Exhibit
                                           August 12, 2002 by the between TSET,     10.57 to the Registrant's Amendment
                                           Inc. and Fusion Capital Fund II, LLC     No. 1 to Form S-1 filed on August 13,
                                                                                    2003

10.34                                      Registration Rights Agreement, dated     Incorporated by reference to Exhibit
                                           August 12, 2002 by and between TSET,     10.58 to the Registrant's Amendment
                                           Inc. and Fusion Capital Fund II, LLC     No. 1 to Form S-1 filed on August 13,
                                                                                    2002

10.35                                      Termination Agreement, dated August      Incorporated by reference to Exhibit
                                           12, 2002 by and between TSET, Inc. and   10.59 to the Registrant's Amendment
                                           Fusion Capital Fund II, LLC              No. 1 to Form S-1 filed on
                                                                                    September 16, 2002

10.36                                      Master Loan and Investment Agreement,    Incorporated by reference to the
                                           dated May 9, 2003, by and among Kronos   Registrant's 8-K filed on May 15, 2003
                                           Advanced Technologies, Inc., Kronos
                                           Air Technologies, Inc. and FKA
                                           Distributing Co. d/b/a HoMedics, Inc.,
                                           a Michigan corporation ("HoMedics")

10.37                                      Secured Promissory Note, dated May 9,    Incorporated by reference to Exhibit
                                           2003, in the principal amount of         99.2 to the Registrant's 8-K filed on
                                           $2,400,000 payable to HoMedics           May 15, 2003

10.38                                      Secured Promissory Note, dated May 9,    Incorporated by reference to Exhibit
                                           2003, in the principal amount of         99.4 to the Registrant's 8-K filed on
                                           $1,000,000 payable to HoMedics           May 15, 2003

10.39                                      Security Agreement dated May 9, 2003,    Incorporated by reference to Exhibit
                                           by and among Kronos Air Technologies,    99.4 to the Registrant's 8-K filed on
                                           Inc. and HoMedics                        May 15, 2003

10.40                                      Registration Rights Agreement, dated     Incorporated by reference to Exhibit
                                           May 9, 2003, by and between Kronos and   99.5 to the Registrant's 8-K filed on
                                           HoMedics                                 May 15, 2003

                                      II-5


10.41                                      Warrant No. 1 dated May 9, 2003,         Incorporated by reference to Exhibit
                                           issued at HoMedics 8-K filed on May      99.7 to the Registrant's
                                           15, 2003

10.42                                      Warrant No. 2 dated May 9, 2003,         Incorporated by reference to Exhibit
                                           issued at HoMedics                       99.7 to the Registrant's 8-K filed on
                                                                                    May 15, 2003

10.43                                      Consulting Agreement effective October   Incorporated by reference to Exhibit
                                           31, 2003, by and among Kronos Advanced   10.67 to the Registrant's Form 10-Q
                                           Technologies, Inc., Steven G. Martin     for the quarterly period ended
                                           and Joshua B. on  Scheinfeld             December 31, 2003 filed on
                                                                                    February 17, 2004

10.44                                      Promissory Note by and among Kronos      Incorporated by reference to Exhibit
                                           Advanced Technologies, Inc., and         10.67 to the Registrant's Form 10-Q
                                           Richard A. Papworth                      for the quarterly period ended
                                                                                    December 31, 2003 filed on
                                                                                    February 17, 2004

10.45                                      Promissory Note by and among Kronos      Incorporated by reference to Exhibit
                                           Advanced Technologies, Inc., and         10.67 to the Registrant's Form 10-Q
                                           Daniel R. Dwight                         for the quarterly period ended
                                                                                    September 30, 2004 filed on May 17,
                                                                                    2004

10.46                                      Promissory Note by and among Kronos      Incorporated by reference to Exhibit
                                           Advanced Technologies, Inc., and         10.67 to the Registrant's Form 10-Q
                                           Richard F. Tusing                        for the quarterly period ended
                                                                                    September 30, 2004 filed on May 17,
                                                                                    2004

10.47                                      Promissory Note by and among Kronos      Incorporated by reference to Exhibit
                                           Advanced Technologies, Inc., and Igor    10.67 to the Registrant's Form 10-Q
                                           Krichtafovitch                           for the quarterly period ended
                                                                                    September 30, 2004 filed on May 17,
                                                                                    2004

10.48                                      Promissory Note by and among Kronos      Incorporated by reference to Exhibit
                                           Advanced Technologies, Inc., and J.      10.67 to the Registrant's Form 10-Q
                                           Alexander Chriss                         for the quarterly period ended
                                                                                    September 30, 2004 filed on May 17,
                                                                                    2004

10.49                                      Standby Equity Distribution Agreement,   Incorporated by reference to Exhibit
                                           dated October 15, 2004, by and between   99.1 to the Registrant's Form 8-K
                                           Kronos Advanced Technologies, Inc. and   filed on November 12, 2004
                                           Cornell Capital Partners, LP

10.50                                      Registration Rights Agreement, dated     Incorporated by reference to Exhibit
                                           October 15, 2004, by and between         99.2 to the Registrant's Form 8-K
                                           Kronos Advanced Technologies, Inc. and   filed on November 12, 2004
                                           Cornell Capital Partners, LP

                                      II-6


10.51                                      Escrow Agreement, dated October 15,      Incorporated by reference to Exhibit
                                           2004 by and between Kronos Advanced      99.2 to the Registrant's Form 8-K
                                           Technologies, Inc. and Cornell Capital   filed on November 12, 2004
                                           Partners, Inc.

10.52                                      Placement Agent Agreement, dated         Incorporated by reference to Exhibit
                                           October 15, 2004, by and between         99.4 to the Registrant's Form 8-K
                                           Kronos Advanced Technologies, Inc. and   filed on November 12, 2004
                                           Cornell Capital Partners, Inc.

10.53                                      Securities Purchase Agreement, dated     Incorporated by reference to Exhibit
                                           October 15, 2004, by and between         99.5 to the Registrant's Form 8-K
                                           Kronos Advanced Technologies, Inc. and   filed on November 12, 2004
                                           Cornell Capital Partners, LP

10.54                                      Investor Registration Rights             Incorporated by reference to Exhibit
                                           Agreement, dated October 15, 2004, by    99.6 to the Registrant's Form 8-K
                                           and between Kronos Advanced              filed on November 12, 2004
                                           Technologies, Inc. and Cornell Capital
                                           Partners, LP

10.55                                      Escrow Agreement, dated October 15,      Incorporated by reference to Exhibit
                                           2004, by and between Kronos Advanced     99.7 to the Registrant's Form 8-K
                                           Technologies, Inc. and Cornell Capital   filed on November 12, 2004
                                           Partners, LP

10.56                                      Form of Equity-Back Promissory Note in   Incorporated by reference to Exhibit
                                           the principal amount of $2,000,000       99.8 to the Registrant's Form 8-K
                                                                                    filed on November 12, 2004

10.57                                      First Amendment to Master Loan and       Incorporated by reference to Exhibit
                                           Investment Agreement, dated October      99.9 to the Registrant's Form 8-K
                                           25, 2004, by and among Kronos            filed on November 12, 2004
                                           Advanced Form Technologies, Inc.,
                                           f/k/a TSET, Inc., a Nevada
                                           corporation, Kronos Air Technologies,
                                           Inc., a Nevada corporation and FKA
                                           Distributing Co. d/b/a HoMedics,
                                           Inc., a Michigan corporation

10.58                                      Secured Promissory Note, dated October   Incorporated by reference to Exhibit
                                           25, 2004, payable to FKA Distributing    99.10 to the Registrant's Form 8-K
                                           Co., d/b/a HoMedics, Inc., a Michigan    filed on November 12, 2004
                                           corporation, in the principal amount
                                           of $925,000

10.59                                      Amended and Restated Warrant No. 1,      Incorporated by reference to Exhibit
                                           dated October 25, 2004, issued to FKA    99.11 to the Registrant's Form 8-K
                                           Distributing Co. d/b/a HoMedics, Inc.    filed on November 12, 2004

10.60                                      Amended and Restated Warrant No. 2,      Incorporated by reference to Exhibit
                                           dated October 25, 2004, issued to FKA    99.12 to the Registrant's Form 8-K
                                           Distributing Co. d/b/a HoMedics, Inc.    filed on November 12, 2004

                                      II-7


10.61                                      Warrant No. 3, dated October 25, 2004,   Incorporated by reference to Exhibit
                                           issued to FKA Distributing Co. d/b/a     99.13 to the Registrant's Form 8-K
                                           HoMedics, Inc.                           filed on November 12, 2004

10.62                                      Amended and Restated Registration        Incorporated by reference to Exhibit
                                           Rights Agreement, dated October 25,
                                           99.14 to the Registrant's Form 8-K
                                           2004, by and between Kronos Advanced
                                           filed on November 12, 2004
                                           Technologies, Inc., a Nevada
                                           corporation and FKA Distributing Co.
                                           d/b/a HoMedics, a Michigan corporation

23.1                                       Consent of Sherb & Co., LLP              Provided herein

23.2                                       Consent of Burton Bartlett and Glocovac  (Included in Exhibit 5.1)


Undertakings

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i)      Include any prospectus required by Sections
10(a)(3) of the Securities Act of 1933 (the "Act");

                           (ii) Reflect in the prospectus any facts or events
arising after the effective date of the Registration
Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) Include any additional or changed material
information on the plan of distribution;

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, on December 15, 2004.

                                      Kronos Advanced Technologies, Inc.

                                       /s/Daniel R. Dwight
                                      By: --------------------------------
                                    Name: Daniel R. Dwight
                                   Title: Chief Executive Officer, President,
                                          Acting Chief Financial Officer,
                                          Acting Principal Accounting Officer,
                                          and Director


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                    TITLE                            DATE


    -----------------
    Spencer I. Browne        Director                         December 15, 2004

/s/ Daniel R. Dwight
    -----------------
    Daniel R. Dwight         Director, President,             December 15, 2004
                             Chief Executive
                             Officer, Acting
                             Chief Financial
                             Officer and Acting Principal
                             Accounting Officer

/s/ James P. McDermott
    ------------------
    James P. McDermott       Director                         December 15, 2004

/s/ M. J. Segal
    ------------------
    M. J. Segal              Director                         December 15, 2004

/s/ Richard F. Tusing
    ------------------
    Richard F. Tusing        Director and Chief               December 15, 2004
                             Operating Officer